                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:


[ ]      Preliminary Proxy Statement              [ ]   Confidential, for Use of
                                                        the Commission Only (as
                                                        permitted by Rule
                                                        14a-6(e)(2))
[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to
         Rule 14a-12

                              ENERGY PARTNERS, LTD.
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.


[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.


         (1) Title of each class of securities to which transaction applies:

                  o Energy Partners, Ltd. common stock, par value $.01 per share ("Common Stock");

                  o Warrants to purchase Common Stock at an exercise price of $9 per share ("$9 Warrants");

                  o Warrants to purchase Common Stock at an exercise price of $11 per share ("$11 Warrants");

                  o Energy Partners, Ltd. Series D exchangeable convertible preferred stock ("Series D Preferred Stock"); and

                  o Energy Partners, Ltd. 11% senior subordinated notes due 2009 ("11% Notes").

         (2)      Aggregate number of securities to which transaction applies:

                  o 574,931 shares of Common Stock (not including any shares of Common Stock issuable under the earnout agreement described herein);

                  o        1,000,000 $9 Warrants;

                  o        3,000,000 $11 Warrants;

                  o $38,370,662.31 in liquidation preference of Series D Preferred Stock;

                  o        $38,370,662.31 in principal amount of 11% Notes; and

                  o Up to $50 million in cash or Common Stock issuable under the earnout agreement described herein.

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  o Common Stock: $4,656,941 in the aggregate, or $8.10 per share, the average of the high and low prices of the Common Stock on April 22, 2002 on the New York Stock Exchange;

                  o $9 Warrants and $11 Warrants: $2,900,000 in the aggregate, the combined book value of the $9 Warrants and $11 Warrants on April 26, 2002;

                  o Series D Preferred Stock: $34,909,790 in the aggregate, the book value of the Series D Preferred Stock on April 26, 2002; and

                  o 11% Notes: $38,370,662 in the aggregate, the book value of the 11% Notes on April 26, 2002.

         (4) Proposed maximum aggregate value of transaction, including cash of $5.1 million paid as consideration in the transaction:

                  o        $135,937,393.

         (5)      Total fee paid:

                  o        $12,506.24.


[X]      Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:


         (2)      Form, Schedule or Registration Statement No.:


         (3)      Filing Party:


         (4)      Date Filed:

                          [ENERGY PARTNERS, LTD. LOGO]
                             201 ST. CHARLES AVENUE
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170


                                                                    May 23, 2002


Dear Energy Partners Stockholder:


     You are cordially invited to attend a special meeting of stockholders of Energy Partners, Ltd. to be held on Tuesday, June 25, 2002 at 9:00 A.M., central daylight saving time, at Energy Partners' principal executive offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. At the special meeting you will be asked to vote upon a proposal to approve the merger of Hall-Houston Oil Company with one of our subsidiaries and related transactions. The merger and related transactions have already been completed and Hall-Houston became our wholly-owned subsidiary on January 15, 2002.


     As part of the acquisition of Hall-Houston, we issued our common stock, two classes of warrants, a series of our preferred stock and a class of our senior subordinated notes, and paid cash, in exchange for the outstanding common and preferred stock and debt, as well as for overriding royalty interests in specified oil and gas properties owned by some Hall-Houston affiliates. We also agreed to pay up to $50 million, a minimum of 20% in cash and the remainder at our option in cash or in shares of our common stock, to holders of earnout interests in the future, depending on the net present value of proved reserves above a specified threshold discovered through 2005 with respect to unproved leases owned, in general, by Hall-Houston at the time of the merger. In total, we issued 574,931 shares of our common stock, warrants exercisable for 4,000,000 shares of our common stock, $38,370,662.31 in liquidation preference of our Series D preferred stock and $38,370,662.31 in principal amount of our 11% notes due 2009 and we paid approximately $5.1 million in cash in connection with the transactions, exclusive of the assumption of Hall-Houston's working capital deficit and payments which may be required under the earnout agreement.

     The holders of a majority of our common stock casting votes at the special meeting must vote in favor of the proposal for it to be approved. Stockholders holding 59.8% of the outstanding shares of our common stock have already agreed to vote in favor of the proposal. Assuming these stockholders vote as they have agreed, the necessary vote for approving the proposal is assured.

     The merger with Hall-Houston and related transactions have already been completed. Failure of our stockholders to approve the merger agreement and related transactions will not have any effect on the validity of the merger. The only consequence of a lack of stockholder approval is that the warrants issued in the merger and related transactions will not be exercisable and we must pay cash for amounts, if any, becoming due under the earnout agreement.

     OUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THE PROPOSAL AND HAS DETERMINED THAT IT IS IN THE BEST INTERESTS OF ENERGY PARTNERS AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE PROPOSAL AND RECOMMENDS THAT YOU VOTE IN FAVOR OF IT.

     A Notice of Special Meeting of Stockholders, Proxy Statement and proxy card are included with this letter. The matter to be voted on is more fully described in these documents. Please read them carefully.

     Your participation in the special meeting, in person or by proxy, is very important. Whether or not you plan to attend the special meeting in person, on behalf of Energy Partners and your fellow stockholders, I urge you to complete, date, sign and promptly return the enclosed proxy card in the postage-paid return envelope to ensure that your shares will be represented at the special meeting.

     The board of directors and management look forward to seeing you at the special meeting.

                                          Sincerely,

                                          /s/ RICHARD A. BACHMANN
                                          RICHARD A. BACHMANN
                                          Chairman, President and
                                          Chief Executive Officer

                          [ENERGY PARTNERS, LTD. LOGO]
                             201 ST. CHARLES AVENUE
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 25, 2002



     Notice is hereby given that a special meeting of stockholders of Energy Partners, Ltd., a Delaware corporation, will be held at Energy Partners' principal executive offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 on Tuesday, June 25, 2002, at 9:00 A.M., central daylight saving time, for the following purposes:


          (1) To consider and vote upon the merger of a subsidiary of Energy Partners with Hall-Houston Oil Company, upon the exchange or repayment of Hall-Houston's outstanding long-term debt and upon the purchase of overriding royalty interests in specified oil and gas properties owned by some affiliates of Hall-Houston.


          (2) To consider and take action upon any other matter which may properly come before the meeting and any adjournment or postponement thereof.



     Only stockholders of record at the close of business on May 20, 2002 are entitled to notice of, and to vote at, the special meeting, or any adjournment thereof, notwithstanding the transfer of any stock on the books of Energy Partners after the record date. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the special meeting for a period of ten (10) days prior to the meeting at Energy Partners' principal executive offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.


                                          By Order of the Board of Directors,

                                          /s/ JOHN H. PEPER

                                          JOHN H. PEPER
                                          Executive Vice President,
                                          General Counsel and Corporate
                                          Secretary

New Orleans, Louisiana

May 23, 2002


PLEASE FORWARD THE ENCLOSED PROXY CARD TODAY, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                             ENERGY PARTNERS, LTD.
                             201 ST. CHARLES AVENUE
                                   SUITE 3400
                          NEW ORLEANS, LOUISIANA 70170

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 25, 2002



     This proxy statement is furnished to the stockholders of Energy Partners, Ltd. in connection with the solicitation of proxies by the board of directors of Energy Partners for use at the special meeting of stockholders of Energy Partners to be held at its principal executive offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 on Tuesday, June 25, 2002 at 9:00 A.M., central daylight saving time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of special meeting of stockholders.


                           ABOUT THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING


     At the special meeting, holders of our common stock will consider and vote upon the proposal to approve the merger and related transactions between us and Hall-Houston and certain Hall-Houston affiliates. The merger and related transactions were already approved by our board of directors and were completed on January 15, 2002. We are required to seek shareholder approval for the transactions by the rules of the New York Stock Exchange because, in the transactions, the number of shares of common stock issued, together with the number of shares of common stock underlying the warrants and Series D preferred stock issued, is more than 20% of the number of shares of common stock outstanding prior to the transactions. A failure to adopt the proposal will not affect the validity of the merger or other related transactions in any way. The only consequence if this proposal is not adopted is that the warrants issued in the merger will not be exercisable and that we may not issue any common stock, and must pay cash, for amounts, if any, becoming due under the earnout agreement described in "Terms of the Merger and Related Transactions -- Other Agreements Relating to the Merger -- Earnout Agreement."


VOTING PROCEDURES


     Stockholders of record at the close of business on May 20, 2002 will be entitled to vote at the special meeting. On the record date, there were outstanding and entitled to vote 27,452,854 shares of our common stock. The holders of a majority of the common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. The person(s) whom we appoint to act as inspector(s) of election will treat all common stock represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the special meeting. The common stock present at the special meeting, in person or by proxy, that abstained from voting will be counted as present for determining the existence of a quorum.


     The board of directors is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on all matters to come before the special meeting, whether or not you attend in person. If you properly execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted FOR both proposals, in accordance with the recommendations of the board. If you submit a proxy card, you may subsequently revoke it by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the special meeting in person and vote in person by ballot, which would cancel any proxy you previously gave.

VOTE REQUIRED; STOCKHOLDERS REPRESENTING MORE THAN A MAJORITY OF OUTSTANDING STOCK HAVE AGREED TO VOTE FOR THE PROPOSAL

     The proposal must be approved by a vote of holders, other than the holders who received our common stock in the merger and related transactions, representing a majority of the common stock present in person or represented by proxy and entitled to vote at the special meeting. If the entities holding the 574,931 shares of common stock received in the transactions related to the merger do not vote or vote against the proposal, a simple majority of the common stock is sufficient. If such entities vote in favor, then the required vote is a simple majority plus the amount voted in favor by such entities. An abstention is counted as a vote against a matter to be presented at the special meeting. A broker non-vote will not be counted for determining whether a quorum is present or the number of votes cast and therefore will not affect the outcome on any proposal in this proxy statement. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and the broker has not received voting instructions from the beneficial owner. Holders of 59.8% of our outstanding common stock, including Richard A. Bachmann, our chairman, president and chief executive officer, have agreed to vote their shares in favor of the proposal. These stockholders have sufficient voting power to create a quorum at the special meeting, and, assuming that they vote their shares at the special meeting as they have agreed, the necessary votes for the approval of the proposal by our stockholders is assured. See "Other Matters Relating to the Merger -- Energy Partners Principal Shareholder Voting Agreement."

PROXY SOLICITATION

     The enclosed proxy is being solicited by and on behalf of our board of directors. The expense of preparing, printing and mailing proxy solicitation materials will be borne by us. In addition to solicitation of proxies by mail, certain directors, officers, our representatives and employees may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from us for solicitation of proxies, but may be reimbursed by us for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by us, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Rooms at the following locations:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.               233 Broadway                   Citicorp Center
           Room 1024                  Woolworth Building            500 West Madison Street
     Washington, DC 20549             New York, NY 10279                  Suite 1400
                                                                    Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and can also be found at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

     In addition, our filings can be inspected at the offices of the New York Stock Exchange.

     You can request a free copy of all or any of the documents described in this proxy statement relating to the merger and related transactions by writing or calling our corporate secretary at: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, telephone: (504) 569-1875.

     We also maintain a web site at www.eplweb.com which contains information about us. Our web site and the information contained in it and connected to it shall not be deemed incorporated by reference into this proxy statement.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Proposal....................    1
Summary.....................................................    2
Comparative Per Share Data..................................    6
Selected Historical Financial Data of Hall-Houston..........    7
Selected Historical Financial Data of Energy Partners.......    8
Selected Unaudited Pro Forma Financial Data of Energy
  Partners..................................................    9
Terms of the Merger and Related Transactions................   10
Other Matters Relating to the Merger........................   19
Terms of the Energy Partners Securities Issued in the Merger
  and Related Transactions..................................   30
Hall-Houston's Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   34
The Companies...............................................   41
Unaudited Pro Forma Condensed Consolidated Financial
  Statements of Energy Partners.............................   42
Audited Consolidated Financial Statements of Hall-Houston
  Oil Company and Subsidiaries..............................  F-1
Annex A: Fairness Opinion of Merrill Lynch..................  A-1

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

Q: WHAT DO I NEED TO DO NOW?


A: We urge you to read this proxy statement carefully and to consider how the proposal may affect you as a stockholder. This proxy statement and accompanying annexes, which was mailed to all holders of record as of May 20, 2002, contains important information regarding the transactions, as well as information about us and Hall-Houston. You may also want to review the documents referenced under "Where You Can Find More Information" on page ii. For information about where to call to get answers to questions, see "What if I have questions?" below.


Q: ON WHAT AM I VOTING?

A: You are being asked to approve the merger and related transactions, which include the acquisition of Hall-Houston and the purchase of overriding royalty interests in specified oil and gas properties owned by some Hall-Houston affiliates.

Q: WHAT HAPPENS IF THE PROPOSAL FAILS?

A: The merger and related transactions were completed on January 15, 2002. If the proposal fails, the validity of the merger and related transactions will not be affected in any way. The validity of the common and Series D preferred stock and the 11% notes issued in the merger will also not be affected. The only consequence of a failure to approve the proposal is to prevent exercisability of the warrants issued in the merger and related transactions and to prohibit us from issuing our common stock in payment of amounts, if any, becoming due under the earnout agreement described under "Terms of the Merger and Related Transactions -- Other Agreements Relating to the
   Merger -- Earnout Agreement."

Q: HOW DO I VOTE?


A: Just mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your stock may be represented at the special stockholders' meeting to vote on the proposal. You may also attend the special meeting and vote your stock in person. The special meeting will be held on Tuesday, June 25, 2002 at 9:00 A.M., central daylight saving time, at our principal executive offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. Even if you plan to attend the special meeting, we recommend that you complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. Our board of directors unanimously recommends that stockholders vote in favor of the proposal.


Q: WHEN MUST I VOTE?

A: In order for your vote to be counted, we must receive your proxy at or prior to the special meeting or you must attend the special meeting.

Q: IF MY SHARES ARE HELD BY MY BROKER, HOW DO I VOTE?

A: You should contact your broker for instructions. Your broker can tell you if your shares are held in street name and, if they are, how you can instruct him or her to vote your shares. Your broker may vote your shares only if you provide instructions on how to vote your shares. Please tell you broker how to vote your shares.

Q: WHAT IF I HAVE QUESTIONS?

A: If you have questions about the proposal or if you would like additional copies of this proxy statement or a new proxy card, you should contact our corporate secretary at: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, telephone: (504) 569-1875.

                                    SUMMARY

     This summary highlights material information from this proxy statement regarding the merger agreement and related transactions. You should read carefully this entire proxy statement and not only this summary.

          YOUR DECISION REGARDING THE MERGER AND RELATED TRANSACTIONS

     You are being asked to approve the merger of one of our subsidiaries with Hall-Houston and related transactions. Our board of directors has already approved the merger and related transactions and, on January 15, 2002, one of our subsidiaries was merged with Hall-Houston, whereby Hall-Houston became our wholly-owned subsidiary. If the proposal fails, the warrants issued in the merger and related transactions will not be exercisable and we will be prohibited from issuing our common stock in payment of amounts, if any, becoming due under the earnout agreement and will be required to make payment of any such amounts in cash.

                                  THE PARTIES

ENERGY PARTNERS, LTD.
201 St. Charles Avenue
Suite 3400
New Orleans, LA 70170
(504) 569-1875

     We are an independent oil and natural gas exploration and production company concentrated in the shallow to moderate depth waters of the central region of the Gulf of Mexico Shelf. We have grown through a combination of multi-year, multi-well drill-to-earn programs and strategic acquisitions. Under our drill-to-earn programs, we use our personnel and capital to identify and pursue additional drilling opportunities on properties previously developed by our drill-to-earn partners and recover our investment through sharing revenue from the new production we establish. After successful drilling of wells, we earn an interest in the reserves we find and develop. We generally operate the properties during the drilling phase of these programs and seek to reduce costs and improve reservoir recovery efficiencies through our geophysical, technical and operational expertise.

HALL-HOUSTON OIL COMPANY
700 Louisiana
Suite 2100
Houston, TX 77002
(713) 228-0711

     Hall-Houston was a privately owned Houston-based oil and natural gas exploration and production company which began actively drilling in the shallow waters of the Gulf of Mexico Shelf in 1985. Since that time, Hall-Houston's primary focus has been on the acquisition, exploration and development of oil and natural gas prospects located off the coasts of Louisiana and Texas. Hall-Houston is now our wholly-owned subsidiary.

                  TERMS OF THE MERGER AND RELATED TRANSACTIONS
                               (SEE PAGES 10-18)

THE MERGER AGREEMENT (SEE PAGES 10-12)

     Hall-Houston common and preferred shareholders received the following consideration from us:

     - Common Stock: Hall-Houston's common shareholders received, in the aggregate, warrants to purchase 250,000 shares of our common stock at $9 per share and 750,000 shares at $11 per share and $150,000 in cash.

     - Redeemable Preferred Stock: Holders of Hall-Houston's redeemable preferred stock received, in the aggregate, warrants to purchase 375,000 shares of our common stock at $9 per share and 1,125,000 shares at $11 per share, $225,000 in cash and the right to participate in 75% of the earnout provided for in the earnout agreement described under "Terms of Merger and Related Transactions -- Other Agreements Relating to the Merger -- Earnout Agreement."

     - 2002 Preferred Stock: Holders of Hall-Houston's 2002 preferred stock received, in the aggregate, warrants to purchase 125,000 shares of our common stock at $9 per share and 375,000 shares at $11 per share and the right to participate in 25% of the earnout provided for in the earnout agreement described under "Terms of Merger and Related
       Transactions -- Other Agreements Relating to the Merger -- Earnout Agreement."

DEBT EXCHANGE AGREEMENT (SEE PAGES 12-13)

     Holders of Hall-Houston's outstanding long-term debt (approximately $80,200,000 outstanding in the aggregate) received the following from us:

     - Holders of approximately $76,800,000 in principal amount of Hall-Houston debt exchanged their debt pursuant to the debt exchange agreement for our Series D preferred stock and our 11% notes due 2009, each with liquidation preference or principal amount, as the case may be, equal to one-half of the outstanding principal amount of the Hall-Houston debt exchanged. The holders of the remaining approximately $3,400,000 in principal amount of Hall-Houston debt elected not to participate in the debt exchange and their debt was redeemed for cash equal to the principal amount of the debt.

     - All holders of Hall-Houston long-term debt, regardless of whether they participated in the debt exchange, also received cash from us in payment of accrued interest on their debt (approximately $2,800,000 in the aggregate). Holders of classes of debt with "nominal overriding royalty interests" in Hall-Houston's oil and gas properties also received cash from us of approximately $1,000,000 in the aggregate in payment of fees due in connection with the early payment of the relevant Hall-Houston debt.

AFFILIATE INTEREST PURCHASE AND SALE AGREEMENTS (SEE PAGES 13-17)

     Before the merger, some affiliates of Hall-Houston owned "overriding royalty interests" in oil and gas properties. We purchased substantially all of these interests in connection with the merger.

     - Overriding Royalty Interest Purchase and Sale Agreement. Under this agreement, holders of overriding royalty interests, which were trusts holding these overriding royalty interests for the benefit of some of the classes of Hall-Houston's outstanding and previously retired debt, agreed to sell these interests to us for 574,931 shares of our common stock and approximately $1,100,000 in cash.

     - Employee Royalty Trust Purchase and Sale and Debt Exchange
       Agreement. Under this agreement, Hall-Houston's employee royalty trust, which pays discretionary bonuses to Hall-Houston's employees, agreed to sell overriding royalty interests and exchange approximately $5,800,000 in principal of Hall-Houston debt held by it and accrued interest thereon for warrants to purchase 250,000 shares of our common stock at $9 per share and 750,000 shares at $11 per share and $250,000 in cash.

OTHER AGREEMENTS RELATING TO THE MERGER (SEE PAGES 17-18)

     - Earnout Agreement. We are obligated under this agreement to pay anywhere from zero to $50 million, a minimum of 20% payable in cash and the remainder payable at our option in cash or in shares of our common stock. Under the merger agreement, as amended, 75% is to be distributed to former Hall-Houston redeemable preferred shareholders and 25% is to be distributed to former Hall-Houston 2002 preferred shareholders. The amount of the earnout payment we are required to make is dependent on the net present value of proved reserves above a specified threshold discovered through 2005 with respect to the unproved leasehold interests owned, in general, by Hall-Houston at the time of the merger.

     - Registration Rights Agreement. Under this agreement, we are obligated to file with the Securities and Exchange Commission and use reasonable efforts to keep effective a shelf registration statement covering all of our common stock issued or issuable in the merger and related transactions, including common stock issuable upon exercise of the warrants and conversion of our Series D preferred stock issued in the merger.

     - Hall-Houston Principal Shareholder Agreement. In this agreement, all of Hall-Houston's senior management and entities controlled by certain of them and some of its directors and principal shareholders committed to vote in favor of and tender their Hall-Houston securities in the merger and related transactions. Some of Hall-Houston's senior management and entities controlled by certain of them also undertook in this agreement to indemnify us for breaches of representations, warranties and covenants in the merger agreement and other documents.

         OTHER MATTERS RELATING TO THE MERGER AND RELATED TRANSACTIONS
                               (SEE PAGES 19-30)

BACKGROUND OF THE MERGER AND RELATED TRANSACTIONS (SEE PAGES 19-21)

     Our board of directors carefully reviewed the terms of the merger and related transactions, including the exchange of Hall-Houston's debt and the purchase of overriding royalty interests and, based upon its conclusion that the merger and related transactions are fair to and in the best interests of our stockholders, unanimously recommends that our stockholders vote in favor of the proposal.

REASONS FOR THE MERGER AND RELATED TRANSACTIONS (SEE PAGES 21-22)

     Our board considered both material factors in favor of, and risks related to, the merger and related transactions and concluded that the potential benefits outweighed the risks. The following are some of the material factors weighing in favor of the merger and related transactions:

     - Hall-Houston's inventory of exploratory prospects;

     - Hall-Houston's exploration expertise;

     - the experience of Hall-Houston's management;

     - the concentration of Hall-Houston's reserves in natural gas;

     - the location of Hall-Houston's properties and prospects in the Gulf of Mexico Shelf;

     - Hall-Houston's flexibility in structuring the merger and related transactions; and

     - the financial presentations and fairness opinion of Merrill Lynch & Co.

OPINION OF MERRILL LYNCH (SEE PAGES 22-27)

     In connection with the merger and related transactions, our board of directors received a fairness opinion from Merrill Lynch, our financial advisor, as to the fairness, from a financial point of view, of the merger and related transactions to our stockholders. In arriving at its opinion, Merrill Lynch reviewed various financial and business information about us, Hall-Houston, and certain other relevant companies. Merrill Lynch also conducted discussions with both us and Hall-Houston and relied on other additional information that it deemed necessary, including general economic, market and monetary conditions.

ENERGY PARTNERS PRINCIPAL SHAREHOLDER VOTING AGREEMENT (SEE PAGE 27)

     Richard A. Bachmann, our chairman, president and chief executive officer, Energy Income Fund, L.P. and Evercore Capital Partners L.P. and affiliated entities, collectively owning 59.8% of our outstanding common stock, have agreed to vote in favor of the merger and related transactions. Assuming that they vote as they have agreed, approval of the proposal is assured.

INTERESTS OF DIRECTORS AND OFFICERS OF ENERGY PARTNERS AND HALL-HOUSTON IN THE MERGER AND RELATED TRANSACTIONS (SEE PAGES 28-30)

     Under the merger agreement and our liability insurance policies, our directors and officers will be indemnified if the transactions give rise to liabilities. We also agreed to pay Evercore Partners L.P., an affiliate of Evercore Capital Partners L.P. and of two of our directors, a fee for advisory services in connection with the transactions. Directors and officers of Hall-Houston have the following interests in the merger and related transactions:

     - Hall-Houston directors, officers, their family members, entities affiliated with them and trusts controlled by them have received substantial consideration from us in exchange for Hall-Houston common stock, redeemable preferred stock, 2002 preferred stock, debt and overriding royalty interests held by them, either directly or beneficially.

     - Three of Hall-Houston's senior officers continued employment as our officers and have entered into employment agreements with us.

    TERMS OF THE ENERGY PARTNERS SECURITIES ISSUED IN THE MERGER AND RELATED
                                  TRANSACTIONS
                               (SEE PAGES 30-33)

COMMON STOCK
(SEE PAGE 30)

     Holders of our common stock are entitled to one vote per share with respect to each matter on which common stockholders are entitled to vote and are entitled to receive dividends as may be declared from time to time, subject to prior rights of holders of preferred stock. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to receive such assets available for distribution after amounts have been paid or set aside to satisfy any preferential rights of holders of our preferred stock.

$9 WARRANTS AND $11 WARRANTS
(SEE PAGES 30-31)

     The $9 warrants are exercisable at a price of $9 per share and the $11 warrants are exercisable at a price of $11 per share. The warrants are not exercisable until the later of January 15, 2003 or the date that our stockholders approve the merger and related transactions. The warrants expire in 2007.

SERIES D EXCHANGEABLE CONVERTIBLE PREFERRED STOCK
(SEE PAGES 31-32)

     The Series D preferred stock:

     - pays semi-annual dividends at annual rates increasing over time from 7% to 10%;


     - pays dividends in cash from the issue date until December 31, 2005, in cash or in additional shares of Series D preferred stock (at our option) after December 31, 2005 and on or before December 31, 2008, and in cash again from December 31, 2008 forward;

     - is convertible into our common stock at a conversion price of $8.54 per share;

     - is redeemable at our option beginning in 2005;

     - is exchangeable (at our option) for convertible subordinated debt securities with similar economic terms and a seven year maturity in an aggregate principal amount equal to the liquidation preference of such preferred stock; and

     - is not mandatorily redeemable.

11% SENIOR SUBORDINATED NOTES DUE 2009
(SEE PAGES 32-33)

     The 11% notes:

     - pay interest semi-annually at an annual rate of 11%;

     - mature in 2009; and

     - are subordinated to outstanding debt under our senior credit facility.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth our unaudited historical consolidated per share data, our audited historical consolidated per share data, our unaudited pro forma per share data giving effect to the merger with Hall-Houston, as set forth in our unaudited pro forma condensed consolidated financial statements, and the audited historical consolidated per share data of Hall-Houston, in each case as of and for the year ended December 31, 2001 except for the unaudited historical data which is as of and for the three months ended March 31, 2002. The data should be read in conjunction with our consolidated financial statements and accompanying notes thereto contained in our Form 10-K for the year ended December 31, 2001 and our unaudited consolidated financial statements and accompanying notes thereto for the three months ended March 31, 2002 contained in our Form 10-Q, both on file with the SEC, our unaudited pro forma condensed consolidated financial statements and notes thereto and Hall-Houston's audited consolidated financial statements and notes thereto, both included elsewhere in this proxy statement. The unaudited pro forma financial data is not necessarily indicative of the results that would have been achieved had the transactions been in effect at the beginning of the period presented and should not be considered indicative of future results.



                                                                               AS OF AND
                                                          AS OF AND FOR THE   FOR THE YEAR
                                                            THREE MONTHS         ENDED
                                                                ENDED         DECEMBER 31,
                                                          MARCH 31, 2002(1)       2001
                                                          -----------------   ------------
HISTORICAL ENERGY PARTNERS PER SHARE
  Earnings (loss).......................................       $(0.24)          $  0.44
  Cash dividends........................................           --                --
  Book value............................................       $ 7.14           $  6.12
HISTORICAL HALL-HOUSTON PER SHARE
  Loss.....................................................................     $ (5.47)
  Cash dividends...........................................................          --
  Book (deficit)...........................................................     $(14.07)
UNAUDITED PRO FORMA ENERGY PARTNERS PER SHARE
  Loss.....................................................................     $ (0.24)
  Cash dividends...........................................................          --
  Book value...............................................................     $  7.50


---------------


     (1)Hall-Houston's financial data has been included in Energy Partners' financial data since January 15, 2002, the date of Energy Partners' acquisition of Hall-Houston. Accordingly, no pro forma or Hall-Houston per share data as of and for the three months ended March 31, 2002 has been set forth.


                         HALL-HOUSTON DIVIDEND HISTORY

     Hall-Houston has never declared or paid any cash dividends on its common stock.

               SELECTED HISTORICAL FINANCIAL DATA OF HALL-HOUSTON

     The following table sets forth Hall-Houston's selected consolidated historical financial data as of and for each of the periods indicated, which were derived from Hall-Houston's audited consolidated financial statements. The following information should be read in conjunction with "Hall-Houston's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Hall-Houston's audited consolidated financial statements and accompanying notes thereto included elsewhere in this proxy statement.

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Revenue...............................  $ 36,011   $ 47,477   $ 27,877   $ 46,461   $ 23,007
                                          --------   --------   --------   --------   --------
  Costs and expenses:
     Lease operating....................     8,760      6,023      7,160      9,480      7,826
     Exploration expenditures and dry
       hole costs.......................    14,283      3,070     11,999      7,721      8,981
     Impairment of oil and natural gas
       properties.......................     7,312        957      6,224      7,230      8,757
     Depreciation, depletion and
       amortization.....................    18,064      7,452      6,283      9,030      7,130
     General and administrative.........     3,247      4,202      4,423      4,237      3,890
     Merger-related costs...............       427         --         --         --         --
     Other..............................       600        825      4,326        665        128
                                          --------   --------   --------   --------   --------
       Total costs and expenses.........    52,693     22,529     40,415     38,363     36,712
                                          --------   --------   --------   --------   --------
  Income (loss) from operations.........   (16,682)    24,948    (12,538)     8,098    (13,705)
                                          --------   --------   --------   --------   --------
  Interest income.......................       329        308        294        381        481
  Interest expense......................    (9,406)    (5,001)    (4,054)    (2,883)    (1,885)
                                          --------   --------   --------   --------   --------
  Income (loss) before income taxes.....   (25,759)    20,255    (16,298)     5,596    (15,109)
  Income tax benefit (expense)..........    10,535      1,742        122       (253)       (59)
                                          --------   --------   --------   --------   --------
  Net income (loss).....................  $(15,224)  $ 21,997   $(16,176)  $  5,343   $(15,168)
                                          ========   ========   ========   ========   ========
  Net income (loss) available to common
     shareholders(1)....................  $(17,362)  $ 20,084   $(18,426)  $  3,543   $(16,973)
                                          ========   ========   ========   ========   ========
  Basic earnings (loss) per share.......  $  (5.47)  $   6.32   $  (5.80)  $   1.12   $  (5.35)
                                          ========   ========   ========   ========   ========
  Diluted earnings (loss) per share.....  $  (5.47)  $   3.65   $  (5.80)  $   0.89   $  (5.35)
                                          ========   ========   ========   ========   ========

                                                           AS OF DECEMBER 31,
                                          ----------------------------------------------------
                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
Balance Sheet Data:
  Total assets..........................  $110,540   $ 70,324   $ 64,358   $ 22,110   $ 60,895
  Long-term debt, excluding current
     maturities.........................    80,156     36,000     48,497      9,591     16,400
  Mandatorily redeemable preferred
     stock..............................    18,004     18,004     18,004     18,004     18,004
  Stockholders' deficit.................   (44,657)   (27,295)   (29,375)   (10,949)   (14,492)

---------------

(1) Earnings (loss) available to common shareholders is computed by subtracting preferred stock dividends for the years ended December 31, 2001, 2000, 1999, 1998, and 1997 of $2.1 million, $1.9 million, $2.3 million, $1.8 million and $1.8 million, respectively.

             SELECTED HISTORICAL FINANCIAL DATA OF ENERGY PARTNERS


     The following table sets forth our selected historical financial data as of and for each of the periods indicated. The consolidated statement of operations data for the period January 29, 1998 (inception) to December 31, 1998 and the three years ended December 31, 2001 and the consolidated balance sheet data as of December 31 of each year were derived from our audited consolidated financial statements. The historical consolidated statement of operations data for the three-month periods ended March 31, 2002 and 2001 and the consolidated balance sheet data as of March 31, 2002 were derived from our unaudited consolidated financial statements. The following information should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and accompanying notes, in each case, contained in our Form 10-K for the year ended December 31, 2001 on file with the SEC and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements and accompanying notes, in each case, contained in our Form 10-Q for the three months ended March 31, 2002 on file with the SEC.



                                           THREE MONTHS                                       JANUARY 29,
                                               ENDED                                              1998
                                             MARCH 31,          YEAR ENDED DECEMBER 31,      (INCEPTION) TO
                                         -----------------   -----------------------------    DECEMBER 31,
                                          2002      2001       2001       2000      1999          1998
                                         -------   -------   --------   --------   -------   --------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Revenue..............................  $29,078   $49,930   $145,927   $103,072   $ 9,509       $1,966
                                         -------   -------   --------   --------   -------       ------
  Costs and expenses:
    Lease operating....................    8,753     8,992     36,269     24,077     1,640          359
    Taxes, other than on earnings......    1,550     1,808      7,190      6,327        --           --
    Exploration expenditures and dry
       hole costs......................    2,322     1,368     15,141      1,703     1,570           --
    Depreciation, depletion and
       amortization....................   16,383    10,746     46,870     25,595     4,525        1,303
    General and administrative(1)......    7,591     4,704     19,833     54,091     2,609          615
                                         -------   -------   --------   --------   -------       ------
       Total costs and expenses........   36,599    27,618    125,303    111,793    10,344        2,277
                                         -------   -------   --------   --------   -------       ------
  Income (loss) from operations........   (7,521)   22,312     20,624     (8,721)     (835)        (311)
                                         -------   -------   --------   --------   -------       ------
  Interest income......................       22       128        329        596       312           49
  Interest expense.....................   (1,601)     (429)    (1,916)    (7,438)   (2,947)        (802)
  Gain on sale of oil and natural gas
    properties.........................       --        41         39      7,781        --           --
                                         -------   -------   --------   --------   -------       ------
  Income (loss) before income taxes....   (9,100)   22,052     19,076     (7,782)   (3,470)      (1,064)
  Income taxes.........................    3,286    (8,015)    (7,102)   (10,902)    1,186          359
                                         -------   -------   --------   --------   -------       ------
  Net income (loss)....................  $(5,814)  $14,037   $ 11,974   $(18,684)  $(2,284)      $ (705)
                                         =======   =======   ========   ========   =======       ======
  Net income (loss) available to common
    stockholders(2)....................  $(6,538)  $14,037   $ 11,974   $(25,387)  $(3,120)      $ (705)
                                         =======   =======   ========   ========   =======       ======
  Basic earnings (loss) per share......  $ (0.24)  $  0.52   $   0.45   $  (2.27)  $ (0.22)      $(0.09)
                                         =======   =======   ========   ========   =======       ======
  Diluted earnings (loss) per share....  $ (0.24)  $  0.52   $   0.44   $  (2.27)  $ (0.22)      $(0.09)
                                         =======   =======   ========   ========   =======       ======



                                                     AS OF               AS OF DECEMBER 31,
                                                   MARCH 31,   ---------------------------------------
                                                     2002        2001       2000      1999      1998
                                                   ---------   --------   --------   -------   -------
Balance Sheet Data:
  Total assets...................................  $370,542    $242,777   $208,149   $69,276   $40,015
  Long-term debt, excluding current maturities...    98,757      25,408        100    10,150    20,000
  Redeemable preferred stock.....................        --          --         --    56,475        --
  Stockholders' equity...........................   195,432     164,867    150,591    (3,815)     (694)


---------------

(1) In 2000, general and administrative expense includes a one time non-cash stock compensation charge for shares released from escrow to management and director stockholders of $38.2 million and a non-cash charge of $2.1 million for bonus shares awarded to employees at the time of the initial public offering. The after-tax amount of these charges totaled $39.5 million. Although these charges reduced our net income they increased paid-in-capital, and thus did not result in a net reduction of total stockholders' equity.

(2) Earnings (loss) available to common stockholders is computed by subtracting preferred stock dividends and accretion of issuance costs for the years ended December 31, 2001, 2000, 1999 and 1998 of $0, $6.7 million, $0.8 million and $0, respectively and by subtracting preferred stock dividends and accretion of the discount for the three months ended March 31, 2002 and 2001 of $0.7 million and $0, respectively.

         SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF ENERGY PARTNERS

     The following table sets forth our selected unaudited pro forma financial data as of and for the year ended December 31, 2001, pro forma for the merger with Hall-Houston and related transactions. The pro forma adjustments are described in the notes accompanying our unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement and are based on preliminary estimates and certain assumptions that management of the companies believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is for comparative purposes only and does not purport to be indicative of the results which would actually have been obtained had the merger occurred on January 1, 2001, or of results which may be obtained in the future. The unaudited pro forma condensed consolidated financial information in management's opinion reflects all adjustments necessary to present fairly the data for the period presented. The following information should be read in conjunction with our unaudited pro forma condensed consolidated financial statements and accompanying notes and Hall-Houston's audited consolidated financial statements and accompanying notes, each included elsewhere in this proxy statement, as well as our audited consolidated financial statements and accompanying notes contained in our Form 10-K for the year ended December 31, 2001, as filed with the SEC.

                                                                  PRO FORMA
                                                                 YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              -----------------
Statement of Operations Data:
  Revenue...................................................      $175,481
                                                                  --------
  Costs and expenses:
     Lease operating........................................        43,081
     Taxes, other than on earnings..........................         7,190
     Exploration expenditures and dry hole costs............        29,424
     Impairment of oil and natural gas properties...........         7,312
     Depreciation, depletion and amortization...............        67,960
     General and administrative.............................        26,055
                                                                  --------
          Total costs and expenses..........................       181,022
                                                                  --------
  Loss from operations......................................        (5,541)
                                                                  --------
  Interest income...........................................           658
  Interest expense..........................................        (6,525)
  Gain on sale of oil and natural gas properties............         6,496
                                                                  --------
  Loss before income taxes..................................        (4,912)
  Income taxes..............................................         1,768
                                                                  --------
  Net loss..................................................      $ (3,144)
                                                                  ========
  Net loss available to common stockholders.................      $ (6,619)
                                                                  ========
  Basic loss per share......................................      $  (0.24)
                                                                  ========
  Diluted loss per share....................................      $  (0.24)
                                                                  ========

                                                                  PRO FORMA
                                                                    AS OF
                                                              DECEMBER 31, 2001
                                                              ------------------
Balance Sheet Data:
  Total assets..............................................       $377,893
  Long-term debt, excluding current maturities..............         75,217
  Stockholders' equity......................................        205,853

                  TERMS OF THE MERGER AND RELATED TRANSACTIONS

     The following is a summary of the agreements relating to the merger and related transactions. To request a definitive copy of any of the agreements, please contact our corporate secretary at: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, telephone: (504) 569-1875. These agreements are also all exhibits to filings we have made with the SEC and you may obtain copies of such filings as described in "Where You Can Find More Information."

MERGER AGREEMENT

  GENERAL

     On December 16, 2001, we, Hall-Houston and Saints Acquisition Subsidiary, Inc., our subsidiary newly formed for the purpose of effecting the merger, entered into the agreement and plan of merger, also referred to as the merger agreement. On January 15, 2002, Saints Acquisition was merged with and into Hall-Houston, with Hall-Houston being the surviving corporation. As a result of the merger, Hall-Houston became our wholly-owned subsidiary.

  CONVERSION OF STOCK

     At the closing of the merger, all shares of Hall-Houston's outstanding series A common stock, redeemable preferred stock and 2002 preferred stock were converted into the merger consideration described below. These were the only Hall-Houston equity securities outstanding at the time of the merger.

  MERGER CONSIDERATION

     In the merger, Hall-Houston shareholders received the following consideration from us:

     - Common Stock: Hall-Houston's common shareholders received in the merger, in the aggregate, warrants to purchase 250,000 shares of our common stock at $9 per share and 750,000 shares at $11 per share and $150,000 in cash.

     - Redeemable Preferred Stock: Holders of Hall-Houston's redeemable preferred stock received in the merger, in the aggregate, warrants to purchase 375,000 shares of our common stock at $9 per share and 1,125,000 shares at $11 per share, $225,000 in cash and the right to participate in 75% of the earnout provided for in the earnout agreement described in "-- Other Agreements Relating to the Merger -- Earnout Agreement." The holders of redeemable preferred stock relinquished their rights to receive dividends in arrears and redemption payments in excess of the consideration received in the merger.

     - 2002 Preferred Stock: Holders of Hall-Houston's 2002 preferred stock received in the merger, in the aggregate, warrants to purchase 125,000 shares of our common stock at $9 per share and 375,000 shares at $11 per share and the right to participate in 25% of the earnout provided for in the earnout agreement described in "-- Other Agreements Relating to the Merger -- Earnout Agreement."

  REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations from each of Hall-Houston, Saints Acquisition and us regarding matters related to capacity to enter into and legality of the transactions. Additionally, Hall-Houston made representations to us and Saints Acquisition regarding the condition of its business, including, but not limited to, regarding:

     - compliance with laws and agreements;

     - accuracy of financial statements;

     - lack of changes to business;

     - environmental compliance;

     - outstanding litigation;

     - condition of oil and natural gas and other properties;

     - disclosure of agreements;

     - possession of permits;

     - absence of undisclosed liabilities; and

     - payments to affiliates.

     To the extent that Hall-Houston's representations are materially inaccurate, we may have an indemnifiable claim against some members of pre-merger senior management of Hall-Houston, as described under "-- Other Agreements Relating to the Merger -- Hall-Houston Principal Shareholder Agreement."

  COVENANTS

     The merger agreement contains customary covenants regarding, among other things, cooperation among the parties, delivery of financial and other information, conduct of Hall-Houston's business before the closing and employee benefits matters. All of the material obligations under the covenants expired with the closing of the merger.

  CONDITIONS TO THE MERGER

     The conditions to the merger were all met and the merger was completed on January 15, 2002. Some of the conditions to both Hall-Houston's and our obligation to complete the merger were:

     - that the representations and warranties of the other party to the merger agreement are true and correct as of the date of the merger agreement and the closing date of the merger;

     - that the other party shall have performed or complied with, in all material respects, all covenants and agreements contemplated by the merger agreement;

     - that requisite consents for the merger and related transactions shall have been obtained and there shall not have been any injunction preventing those transactions; and

     - that the other party shall not have experienced any changes which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on that party.

     Our obligations to complete the transactions contemplated by the merger agreement were subject to the following additional conditions, among others:

     - holders of at least 80% of the Hall-Houston long-term debt proposed to be exchanged pursuant to the debt exchange agreement shall have entered into that agreement and accepted the consideration provided in that agreement in exchange for their debt;

     - holders of no more than 10% of the Hall-Houston redeemable preferred stock shall have indicated an intention to exercise appraisal rights under Texas law instead of accepting the merger consideration;

     - each of Gary L. Hall, Bruce R. Sidner and John H. Peper, Hall-Houston's pre-merger chairman and chief executive officer, vice president, exploration and senior vice president and general counsel, respectively, shall have entered into an employment agreement with us on terms previously agreed to between us and that person;

     - we shall have entered into a new or amended credit facility providing for a borrowing base of at least $100 million on the basis of all the proved reserves of us and Hall-Houston after giving effect to the merger and related transactions; and

     - each of the other documents described in "Terms of the Merger and Related Transactions" shall be in full force and effect.

     The obligation of Hall-Houston to consummate the transactions contemplated by the merger agreement was subject to the following additional conditions, among others:

     - our stockholder agreement shall have been amended to provide for the right of specified pre-merger Hall-Houston directors to nominate one member of our board of directors, as described under "Other Matters Relating to the Merger -- Interests of Directors and Officers of Energy Partners and Hall-Houston in the Merger and Related Transactions"; and

     - holders of a majority of our common stock shall have executed an agreement committing themselves to vote in favor of the merger and related transactions at any meeting of our stockholders.

     All of these conditions were satisfied by the closing date.

  TERMINATION

     The merger agreement could have been terminated:

     - by mutual written consent of us, Saints Acquisition and Hall-Houston;

     - by us and Saints Acquisition, if all conditions to closing in their favor were not met by January 31, 2002; or

     - by Hall-Houston, if all conditions to closing in its favor were not met by January 31, 2002.

     All of the other transactions related to the merger were conditioned on consummation of the merger, so termination of the merger agreement would have terminated all rights and obligations under the other related agreements.

  TERMINATION FEE

     In anticipation of the merger with Hall-Houston, we purchased an option to acquire a swap of natural gas prices (called a "swaption," which is a financially settled transaction which effectively provided us with a fixed price for natural gas) for approximately $2.4 million. The put swaption provided us with a financially settled natural gas swap at $2.95 on 30,000 million btu, or MMbtu, per day of our production for the period of February 2002 through January 2003 and the option to cancel the contract on January 15, 2002. We exercised this swaption on January 15, 2002. If the merger had not closed, Hall-Houston would have had to repay us up to one-half of our cost relating to this swaption (if not exercised), and such agreement was secured by our right to purchase specified amounts of natural gas production from Hall-Houston.

DEBT EXCHANGE AGREEMENT

     By way of the debt exchange agreement, we offered to exchange for the consideration described below the following series of Hall-Houston long-term debt (approximately $80.2 million outstanding in the aggregate):

     - 2000 12% Senior Exploration and Development Facility Notes due 2004 ($30.6 million outstanding principal amount);

     - South Timbalier Block 185 12% Senior Secured Term Loan Facility Notes due 2003 (approximately $14.6 million outstanding principal amount);

     - East Cameron Block 161 12% Senior Secured Term Loan Facility Notes due 2003 (approximately $13.8 million outstanding principal amount);

     - East Cameron Block 263 12% Senior Secured Term Loan Facility Notes due 2004 (approximately $10.9 million outstanding principal amount); and

     - West Cameron Block 431 12% Senior Secured Term Loan Facility Notes due 2004 ($10.2 million outstanding principal amount).

     This represented substantially all of Hall-Houston's long-term debt. Holders of approximately $76.7 million of Hall-Houston's long-term debt agreed to tender their debt pursuant to the debt exchange agreement.

  DEBT CONSIDERATION

     Holders of Hall-Houston long-term debt received the following:

     - debtholders who agreed to tender all or a portion of their debt, pursuant to the debt exchange agreement, received for each $1,000 principal amount of exchanged debt $500 liquidation preference of our Series D preferred stock and $500 principal amount of our 11% notes due 2009;

     - debtholders who did not agree to tender all of their debt pursuant to the debt exchange agreement (approximately $3.4 million in principal amount) had their debt not tendered redeemed by us for cash equal to the principal amount of the debt;

     - all debtholders, regardless of whether they participated in the debt exchange agreement, received cash in an amount equal to all accrued interest on the debt securities to the closing date (approximately $2.8 million); and

     - all debtholders except the holders of 2000 Senior Exploration and Development Facility Notes received cash (approximately $1.0 million) in payment of fees due in conjunction with their "nominal overriding royalty interests" (holders of 2000 Senior Exploration and Development Facility Notes had overriding royalty interests held by a trust for their benefit, which were purchased by us as described under "-- Affiliate Interest Purchase and Sale Agreements -- Overriding Royalty Interest Purchase and Sale Agreement").

  REPRESENTATIONS AND WARRANTIES

     The debt exchange agreement contains customary representations and warranties from the debtholders regarding such matters as title to the debt being exchanged and qualification for accepting the securities offered by us in exchange in a private placement under the federal and state securities laws. We made the same representations to the debtholders as we made to Hall-Houston in the merger agreement.

  COVENANTS

     The debt exchange agreement contains customary covenants.

  CONDITIONS TO THE DEBT EXCHANGE

     The only condition to closing of the debt exchange was the contemporaneous closing of the merger.

AFFILIATE INTEREST PURCHASE AND SALE AGREEMENTS

  WORKING INTEREST PURCHASE AND SALE AGREEMENT

     On January 15, 2002, Mr. Sidner, Wayne P. Hall, Mr. Peper and several entities controlled by Gary L. Hall agreed to contribute to Hall-Houston working interests in specified federal offshore oil and gas leases in which Hall-Houston separately owned a working interest and served as operator. The working interests were contributed to Hall-Houston in exchange for shares of a class of newly issued Hall-Houston 2002 preferred stock. Working interests entitle the owners to a share of oil and natural gas production under the terms of the relevant leases and obligate the owners thereof to bear a pro rata share of expenses incurred in discovering, developing, producing and marketing oil or natural gas. The purchase and sale agreement dated December 16, 2001 originally provided for direct purchase by us of the working interests from the holders, and upon amendment of the purchase and sale agreement to provide for the exchange of the working interests for Hall-Houston 2002 preferred stock, we assigned all our rights under the purchase and sale agreement to Hall-Houston. Accordingly, the merger agreement was also amended on January 15, 2002 to provide for the exchange of Hall-Houston 2002 preferred stock, received for contributing the working interests to Hall-Houston, for merger consideration. As a result, in the merger, the holders of this new class of preferred stock received the consideration described in "-- Merger Agreement -- Merger Consideration." The purchase and sale agreement contains customary representations, warranties, covenants and indemnities, including but not limited to, the following:

     Representations and warranties by sellers:

     - title to the interests being sold;

     - capacity to enter into the agreement;

     - legality of the transactions subject to the agreement;

     - condition of the oil and gas leases;

     - liabilities associated with the oil and gas leases; and

     - suitability of each seller to acquire the consideration being provided by the purchaser in a transaction not registered under federal or state securities laws.

     Representations and warranties by us or Hall-Houston:

     - capacity to enter into the agreement;

     - legality of the transactions subject to the agreement;

     - capitalization of the purchaser;

     - certain matters associated with the consideration to be provided to the sellers; and

     - financial condition of the purchaser.

     Covenants of sellers:

     - operation of oil and gas leases prior to closing; and

     - incurring of obligations prior to closing.

     Indemnity by sellers against:

     - breach of the sellers' representations and warranties, other than as to environmental matters and abandonment and clean-up liabilities; and

     - liabilities arising from operation of the oil and gas leases prior to closing, excluding environmental and abandonment and clean-up liabilities.

     Indemnity by purchaser against:

     - breach of the purchaser's representations and warranties;

     - liabilities arising from operation of the oil and gas leases following closing; and

     - environmental and abandonment and clean-up liabilities arising from operation of the oil and gas leases prior to closing.

     The individuals and entities party to the working interest purchase agreement as sellers were all officers of Hall-Houston or entities controlled by an officer of Hall-Houston and each bore its working interest share of the cost of establishing oil and/or natural gas production from the relevant oil and gas leases.

     Following the closing under the working interest purchase agreement and the closing of the merger, our wholly owned subsidiary, Hall-Houston, owns the working interests and is entitled to the benefits and subject to the obligations associated with such ownership.

  OVERRIDING ROYALTY INTEREST PURCHASE AND SALE AGREEMENT

     By way of the purchase and sale agreement dated December 16, 2001, referred to as the override purchase agreement, the Hall-Houston 1996 Exploration and Development Facility Overriding Royalty Trust, referred to as the 1996 override trust, and the Hall-Houston Oil Company 2000 Exploration and Development

Facility Overriding Royalty Trust, referred to as the 2000 override trust, agreed to sell to us interests (overriding royalty interests) in oil and natural gas production under the terms of certain federal offshore oil and gas leases. Overriding royalty interests entitle the owners thereof to a share of oil and natural gas production under the terms of the relevant leases or proceeds from the sale of such production without obligation to bear any expenses incurred in discovering, developing, producing or marketing such oil and natural gas. The aggregate consideration paid and issued by us pursuant to the override purchase agreement was approximately $1.1 million in cash and 574,931 shares of our common stock. The agreement contains customary representations, warranties, covenants and indemnities, including, but not limited to, the following:

     Representations and warranties by sellers:

     - title to the interests being sold;

     - capacity to enter into the agreement;

     - legality of the transactions subject to the agreement; and

     - suitability of each seller to acquire the consideration being provided by the purchaser in a transaction not registered under federal or state securities laws.

     Representations and warranties by us:

     - capacity to enter into the agreement;

     - legality of the transactions subject to the agreement;

     - capitalization of the purchaser;

     - certain matters associated with the consideration to be provided to the seller; and

     - financial condition of the purchaser.

     Covenants of seller:

     - actions prior to closing with respect to the interests being sold; and

     - obtaining releases of existing encumbrances against interests being sold.

     Indemnity by sellers against:

     - breach of the seller's representations and warranties; and

     - liabilities arising from ownership of the interests being sold prior to closing.

     Indemnity by purchaser against:

     - breach of the purchaser's representations and warranties; and

     - liabilities arising from ownership of the interests being sold following closing.

     The 1996 override trust is a trust established under Texas law to hold overriding royalty interests conveyed to it by Hall-Houston pursuant to the Note Purchase and Sale Agreement dated November 1, 1996 governing the Hall-Houston credit facility pursuant to which Hall-Houston issued its 1996 12% Senior Secured Exploration and Development Facility Notes, all of which were repaid in full in June 2000. The beneficiaries of the 1996 override trust are those parties formerly holding those notes or their respective successors or assigns. Gary L. Hall and Wayne P. Hall serve as the trustees of the 1996 override trust.

     The 2000 override trust is a trust established under Texas law to hold overriding royalty interest conveyed to it by Hall-Houston pursuant to the Note Purchase and Sale Agreement dated September 1, 2000 governing the Hall-Houston credit facility pursuant to which Hall-Houston issued its 2000 12% Senior Exploration and Development Facility Notes. The beneficiaries of the 2000 override trust are those parties holding those notes. Gary L. Hall and Wayne P. Hall serve as the trustees of the 2000 override trust. The holders of those notes were asked to exchange the notes held by them pursuant to the debt exchange agreement discussed above.

     We now own the overriding royalty interests subject to the override purchase agreement and are entitled to the rights of such ownership. The 1996 override trust and the 2000 override trust have made cash distributions to their respective beneficiaries and will hold, for the benefit of their respective beneficiaries, the shares of our common stock received in the sale of the overriding royalty interests which will be distributed to the respective beneficiaries at a date that has yet to be determined.

  EMPLOYEE ROYALTY TRUST PURCHASE AND SALE AND DEBT EXCHANGE AGREEMENT

     By way of the purchase and sale and debt exchange agreement dated December 16, 2001, referred to as the employee royalty trust purchase agreement, the Hall-Houston Oil Company employee royalty trust, referred to as the employee royalty trust, agreed to sell to us overriding royalty interests in oil and natural gas production under the terms of certain federal offshore oil and gas leases and agreed to exchange three promissory notes payable by Hall-Houston to the employee royalty trust with an aggregate outstanding principal balance, as of December 16, 2001, of $5.8 million. The consideration paid and issued by us pursuant to the employee royalty trust purchase agreement was 750,000 $11 warrants, 250,000 $9 warrants and $250,000 in cash. The agreement contains customary representations, warranties, covenants and indemnities, including, but not limited to, the following:

     Representations and warranties by seller:

     - title to the interests being sold;

     - capacity to enter into the agreement;

     - legality of the transactions subject to the agreement; and

     - suitability of the seller to acquire the consideration provided by the purchaser in a transaction not registered under federal or state securities laws.

     Representations and warranties by us:

     - capacity to enter into the agreement;

     - legality of the transactions subject to the agreement;

     - capitalization of the purchaser;

     - certain matters associated with the consideration to be provided to the sellers; and

     - financial condition of the purchaser.

     Covenants of sellers:

     - actions prior to closing with respect to the interests being sold; and

     - obtaining releases of existing encumbrances against interests being sold.

     Indemnity by sellers against:

     - breach of the seller's representations and warranties; and

     - liabilities arising from ownership of the interests being sold prior to closing.

     Indemnity by purchaser against:

     - breach of the purchaser's representations and warranties; and

     - liabilities arising from ownership of the interests being sold following closing.

     The employee royalty trust is a trust established under Texas law and its beneficiaries are those employees of Hall-Houston as may be designated from time to time in connection with trust distributions. Gary L. Hall and Wayne P. Hall serve as the trustees of the employee royalty trust. For federal income tax and financial reporting purposes, the assets, liabilities and results of operations of the employee royalty trust are consolidated with those of Hall-Houston.

     We now own the overriding royalty interests subject to the employee royalty trust purchase agreement and are entitled to the rights of such ownership. The notes owned by the employee royalty trust have been canceled and the amount owing thereunder now represents a portion of the equity investment by us in Hall-Houston. In February 2002, the employee royalty trust distributed the $9 warrants, the $11 warrants and the cash it received in the merger and related transactions to its beneficiaries, as well as the cash it received as a beneficiary of the 1996 override trust. Upon receipt of shares of our common stock held for its benefit by the 1996 override trust, the employee royalty trust will distribute our common stock, or the proceeds from the sale of our common stock, to its beneficiaries.

OTHER AGREEMENTS RELATING TO THE MERGER

  EARNOUT AGREEMENT

     In connection with the closing of the merger, we and Hall-Houston entered into an earnout agreement. Hall-Houston entered into the earnout agreement for the benefit of the former holders of its redeemable preferred stock and 2002 preferred stock.

     The earnout agreement is intended to allow the earnout participants to participate in the value, in general, of Hall-Houston's inventory of undrilled prospects owned as of the closing of the merger once such value is established through drilling subsequent to the consummation of the merger and through 2005. We are committed to spend $13 million for the drilling of four identified Hall-Houston prospects. After satisfying such commitment, further capital expenditures with respect to the relevant Hall-Houston prospects will be determined by our investment advisory committee which is now required to include one of our employees to be designated by Gary L. Hall.

     Calculations of the reserves valuation (reserves valuation) under the earnout agreement are to be made each March 1 (or the first business day thereafter) of each year commencing in 2003 through 2007 (the earnout calculation date). Each reserves valuation is to be determined using the earnout reserves as defined in the earnout agreement during the period from January 1, 2002 through December 31 of the calendar year immediately preceding the respective earnout calculation date and the pre tax income attributable to such reserves from January 1, 2002 forward to be estimated by an independent reservoir engineering firm using, except as otherwise provided in the agreement, the same criteria and methodology as are used in preparing such reserve estimates for SEC reporting purposes combined with price and cost escalations as specified in the earnout agreement. The portion of the earn out reserves attributable to each well included in the reserves valuation will be discounted back to January 1 of the year in which the initial capital expenditures for such well were recorded in our accounting records. The before tax net present value attributable to each such well will be calculated using mid-year discounting and a 30% per annum discount rate. All historical revenue and expense information attributable to such properties through December 31 of the calendar year preceding the earnout calculation date, as recorded in our accounting records, will be used in the respective year's reserves valuation.

     Earnout payments will be made 10 business days following each earnout calculation date based on the percentages below, applied only to the amount by which the before tax net present value on the calculation date exceeds the net present value discounted at 30%. This amount will then be paid less amounts, if any, of all prior earnout payments made.

                          EARNOUT
                        CALCULATION                            EARNOUT
                            DATE                              PERCENTAGE
------------------------------------------------------------  ----------
March 3, 2003...............................................     20%
March 1, 2004...............................................     30%
March 1, 2005...............................................     35%
March 1, 2006...............................................     40%
March 1, 2007...............................................     50%

     The potential maximum amount payable to the earnout participants under the earnout agreement is $50 million in cash or our common stock, at our option, subject to a minimum of 20% payable in cash (75% of which is allocable to former Hall-Houston redeemable preferred shareholders and 25% to the former Hall-Houston 2002 preferred shareholders); however, if there are not sufficient net proved reserves discovered through 2005, the earnout participants will receive less than the potential maximum amount and there can be no assurance that the earnout participants will become entitled to any payments under the earnout agreement. Any common stock we issue under the earnout agreement will be registered with the SEC upon issuance. Our obligation to make cash payments under the earnout agreement is subject to any limitations on such payments imposed under the terms of our senior credit facility.

  REGISTRATION RIGHTS AGREEMENT

     On December 16, 2001, we and Hall-Houston entered into a registration rights agreement for the benefit of holders of registrable securities under such agreement, which securities are all of our common stock issued or issuable in the merger and related transactions, including common stock issuable upon conversion of our Series D preferred stock and upon exercise of the $9 warrants and the $11 warrants. We have agreed that, as soon as practicable, we will file and use reasonable efforts to keep effective a shelf registration statement under the Securities Act covering resales of the registrable securities. We may delay, suspend or withdraw the registration of the registrable securities for up to 120 days during any twelve month period if we determine in good faith that the registration would require us to include disclosure that would reasonably be expected to have a material impact on the negotiation of any acquisition, disposition or other material transaction. We are also required to use reasonable efforts to continue to file reports under the Exchange Act so that holders of registrable securities may sell in private transactions under Rule 144 under the Securities Act. We have agreed to indemnify each holder who sells under the shelf registration statement for any liabilities such holder may face as a consequence of material misstatements or omissions contained in the shelf registration statement, except where such misstatements or omissions are based upon information provided by such holder. Our obligation to keep the shelf registration statement effective terminates on January 15, 2004, or earlier if we determine all of the registrable securities may be publicly sold by the holders without the registration statement.

  HALL-HOUSTON PRINCIPAL SHAREHOLDER AGREEMENT

     On December 16, 2001, we entered into the principal shareholder agreement with certain of the senior officers of Hall-Houston and entities controlled by them and some of its directors and substantial security holders. The agreement committed these persons and entities to accept the consideration being offered by us for their Hall-Houston common stock, preferred stock, debt securities and interests in oil and gas properties and otherwise to cooperate in the consummation of the merger and related transactions. These persons held 95% of the outstanding Hall-Houston common stock, 69% of the preferred stock and 38% of the debt subject to the exchange offer. Hall-Houston shareholders approved the merger, by written consent of the holders party to the principal shareholder agreement, on December 14, 2001.

     The principal shareholder agreement also obligates Gary L. Hall (together with an entity controlled by him), Wayne P. Hall (together with an entity controlled by him) and Mr. Sidner, severally and not jointly, to indemnify us for damages arising out of breaches by Hall-Houston of representations, warranties and covenants in the merger agreement and arising out of other matters relating to the merger and other transactions. None of these persons is obligated to pay any indemnity until our aggregate damages exceed $1 million and the indemnity for each person or entity is capped at the imputed value of the merger consideration being paid and issued to that person and entities controlled by such person, with indemnity claims against the value of the earnout being paid by withholding future earnout payments. Some indemnifiable claims are not subject to the cap.

                      OTHER MATTERS RELATING TO THE MERGER

BACKGROUND OF THE MERGER AND RELATED TRANSACTIONS

     In May 2001, in view of anticipated market conditions for the sale of predominantly natural gas interests, Hall-Houston decided to solicit offers from parties who might be interested in acquiring selected oil and gas interests owned by it and some of its affiliates through an auction process and retained RBC/Dain Rauscher Wessels to act as its investment banking advisor.

     On June 5, 2001, RBC distributed an informational brochure to prospective purchasers, including us. On or about that date, a representative of RBC contacted Richard A. Bachmann, our chairman, president and chief executive officer, regarding the proposed sale. Mr. Bachmann informed the representative of RBC that we would only be interested in pursuing a transaction involving the acquisition of Hall-Houston and the related interests, and not a purchase of selected assets. Mr. Bachmann and the representative of RBC agreed to set up an introductory meeting between Hall-Houston and us to consider an acquisition transaction. On June 12, 2001, we executed a confidentiality agreement with Hall-Houston and, on June 14, an RBC representative met with Mr. Bachmann in New Orleans to deliver a confidential information memorandum relating to Hall-Houston.

     Our management and that of Hall-Houston met on June 19, June 25, and July 6, 2001 to describe the respective companies and discuss a possible acquisition transaction. Among those in attendance for us were Mr. Bachmann, Suzanne V. Baer, executive vice president and chief financial officer, and our former general counsel. William O. Hiltz, one of our directors and the senior managing director of Evercore Capital Partners L.P. and Evercore Partners L.P., was also in attendance at the July 6 meeting. Hall-Houston executives in attendance included Gary L. Hall, chairman and chief executive officer, Wayne P. Hall, president, Bruce R. Sidner, vice president, exploration, John H. Peper, senior vice president and general counsel, and Bennett A. Thomas, executive vice president and chief financial officer. Representatives of RBC were also in attendance. Hall-Houston executives indicated a willingness to continue discussions regarding an acquisition transaction, but also stated that they would proceed with the asset sale process.

     From June 25, 2001 through the last week of July, Hall-Houston conducted data room presentations and other due diligence exercises in connection with an asset sale transaction. During July, our personnel and those of Hall-Houston, respectively, conducted due diligence regarding the other in connection with an acquisition transaction. Prior to the commencement of these efforts, Hall-Houston signed a confidentiality agreement in favor of us and both parties signed a mutual confidentiality agreement regarding an acquisition transaction.

     On July 26, 2001, our board met. At that meeting, Mr. Hiltz presented a financial analysis setting forth the pro forma effects of an acquisition transaction with Hall-Houston. Mr. Bachmann indicated to the board that, subject to their approval that day, we had retained Evercore Partners L.P. to act as a financial advisor to us in connection with this transaction. He also indicated that we intended to retain Merrill Lynch to render a fairness opinion on the transaction if we came to an agreement with Hall-Houston. The board authorized our management to discuss further an acquisition transaction with Hall-Houston and to retain Evercore Partners L.P. and Merrill Lynch as financial advisors on the transaction.

     On August 1, 2001, by conference call, our management, including Mr. Bachmann and Mr. Hiltz, presented a proposed transaction structure and enterprise value to Hall-Houston management, including Gary L. Hall and Mr. Peper. On August 2, 2001, by conference call, Hall-Houston management, including Gary L. Hall, Wayne P. Hall, Mr. Peper, Mr. Sidner and Mr. Thomas, suggested a higher enterprise value to our management, including Mr. Bachmann and Clinton W. Coldren, executive vice president and chief operating officer, and Ms. Baer. The parties discussed the differing enterprise values by telephone at various times through August 9, 2001, at which time Mr. Bachmann informed Gary L. Hall and Mr. Peper that the differences in value were too significant and the parties agreed to terminate discussions. The discrepancy between valuations was caused primarily by the differing estimates of Hall-Houston's potential oil and gas reserves as well as differing estimates of future natural gas prices.

     On August 13, 2001, Wayne P. Hall contacted Ms. Baer and proposed the use of some kind of contingent payment arrangement based on Hall-Houston's future additions to proved reserves to help resolve the difference of opinion over valuation. The parties continued to discuss the possible structures for this contingent payment and other aspects of the transaction throughout August. During this period, natural gas futures prices for the near term month remained extremely volatile, declining from $3.47/MMbtu on August 15 to $2.38/ MMbtu on August 31.

     In mid-August 2001, Hall-Houston stopped the asset sale process and started investigating other financing and recapitalization alternatives, including the sale of one or more individual properties, while continuing discussions with us.

     On September 7 and 10, 2001, our management and that of Hall-Houston met to further discuss the transaction structure and valuation, as well as governance, social, legal, tax, accounting and other structural issues. Those in attendance for us included Mr. Bachmann, Ms. Baer and our former general counsel. Those in attendance for Hall-Houston included Gary L. Hall, Wayne P. Hall, Mr. Peper, Mr. Sidner and Mr. Thomas. Representatives of RBC attended both meetings, and Mr. Hiltz, other representatives from Evercore Partners L.P., representatives of Merrill Lynch and the parties' respective outside legal counsel attended the meeting on September 10, 2001. At these meetings, a term sheet describing the general structure of the transaction was agreed upon, although many issues, including purchase price, the amount of cash to be paid and the allocation of value to the equity and debtholders of Hall-Houston, were not resolved.

     On September 17 and 19, 2001, our board of directors met telephonically, and Mr. Bachmann updated the board on the status of the negotiations with Hall-Houston. During late September 2001, negotiations continued and our management started discussing an increase in the commitments under our credit agreement with our bank group. One of our consultants commenced discussions with Hall-Houston executives regarding our post-acquisition organizational structure, including the senior management structure. Volatile natural gas prices continued to impact the pace and nature of the discussions. By September 26, 2001, the futures price for natural gas for the near term month had declined to $1.83/MMbtu.

     In the third week of September 2001, a representative of RBC contacted Ms. Baer and proposed that an investor purchase preferred stock in us to provide additional cash that we could use as consideration. We had one discussion regarding such an investment with this investor. Later in September, executives of Hall-Houston met with this same investor, at which time it proposed making an investment directly in Hall-Houston. These discussions continued through the end of October, when the parties mutually agreed not to pursue such an investment.

     Volatility continued in the natural gas markets during October. By October 31, the natural gas futures price for the near term month had risen to $3.29/MMbtu. On November 13 and 16, 2001, Ms. Baer met with Hall-Houston management, including Gary L. Hall, Mr. Sidner and Mr. Peper, to discuss the issues still remaining from the September meetings. Further details of the transaction were discussed on November 20, 2001 between Ms. Baer and Mr. Sidner, Mr. Peper and Mr. Thomas. During the meetings, the parties agreed that the consideration for the transaction would consist of cash, common stock, preferred stock, senior subordinated notes and an earnout based upon the value of future proved reserve additions on Hall-Houston unproved properties, although the amounts to be given to the various Hall-Houston common, preferred and debtholders and the holders of working and overriding royalty interests were not agreed. The parties instructed their respective legal counsel to begin drafting transaction documents.

     On November 29, 2001, our board of directors met. Our management described the proposed structure in detail and representatives of Merrill Lynch made a presentation to the board. The board authorized management to continue negotiations. Management of both companies continued negotiations telephonically.

     On December 11, 2001, our board of directors met. Representatives of Merrill Lynch stated that they had analyzed us and Hall-Houston as a combined company, had reviewed the terms of the proposed transactions, concluded that they were fair to us and our stockholders, and were prepared to give a written opinion to that effect. The board approved the terms of the transactions and authorized our management to execute the transaction documents, subject to the condition that our banks shall have agreed to a $100 million borrowing base supporting the combined companies' credit facility. To reduce the risk of natural gas price volatility, the board also considered and approved entering into the "swaption" described under "Terms of the Merger and Related Transactions -- Merger Agreement -- Termination Fee."

     On December 14, 2001, Hall-Houston's board of directors met and approved the transactions and authorized Hall-Houston executives to enter into the transaction documents.

     On December 16, 2001, the merger agreement and related documents were executed and the executive officers and directors of Hall-Houston executed agreements to vote in favor of the merger and related transactions and exchange their Hall-Houston debt for the consideration being offered.

     Following the signing of the merger agreement, we commenced an offer to the Hall-Houston debtholders as described under "Terms of the Merger and Related Transactions -- Debt Exchange Agreement." We also negotiated employment agreements with Gary L. Hall, Mr. Peper and Mr. Sidner to become executive officers of our company. In addition, at our request, Hall-Houston agreed with the holders of the working interests to exchange their working interests, as described under "Terms of the Merger Agreement and Related
Transactions -- Affiliate Interest Purchase and Sale Agreements-Working Interest Purchase and Sale Agreement" for shares of Hall-Houston 2002 preferred stock, which, in turn, would be exchanged for the consideration offered by us.

     On January 15, 2002, the merger and related transactions were closed and we amended our credit facility to provide for a $100 million borrowing base. On January 17, 2002 Gary L. Hall, Mr. Peper and Mr. Sidner were elected to serve as our vice chairman; executive vice president, law and business development and corporate secretary; and executive vice president of exploration, respectively.

REASONS FOR THE MERGER AND RELATED TRANSACTIONS

     At a meeting held on December 11, 2001, our board unanimously approved the merger and related transactions and recommended that our stockholders vote to approve these transactions.

     Our board viewed all of the factors below under "-- Material Factors in Favor of the Merger and Related Transactions" as favorable to its approval and recommendation of the transactions. Although our board recognized the matters considered under "-- Material Risks Related to the Merger and Related Transactions" in its evaluation of the transactions, it concluded that the potential benefits outweighed the risks.

  MATERIAL FACTORS IN FAVOR OF THE MERGER AND RELATED TRANSACTIONS

     Set forth below are the material factors weighing in favor of the merger and related transactions that our board considered in reaching its decision to approve them and to recommend that you vote in favor of them:

     - Hall-Houston's inventory of exploratory prospects provide a significant enhancement to our exploration portfolio;

     - its exploration expertise complements our exploitation and development skills;

     - the experience of Hall-Houston's management team, particularly Gary L. Hall, Mr. Sidner and Mr. Peper, and the similarities in culture of our two organizations;

     - the concentration of approximately 97% of Hall-Houston's proved reserves in natural gas, which diversifies our portfolio predominantly consisting of crude oil reserves;

     - the location of all Hall-Houston's properties and prospects in the Gulf of Mexico Shelf, where all of our properties and prospects are located, which reduces our concentration without leaving our core focus area;

     - Hall-Houston's flexibility in structuring the merger and related transactions, allowing for a minimum of cash consideration; and

     - the financial presentations of Merrill Lynch to our board of directors and its opinion as to the fairness, from a financial point of view, of the merger and related transactions to us and our stockholders, described below under "-- Opinion of Merrill Lynch."

  MATERIAL RISKS RELATED TO THE MERGER AND RELATED TRANSACTIONS

     Set forth below are the material risks considered by our board in reaching its decision to approve the merger and related transactions and to recommend that you vote in favor of them:

     - risks in integration of the two companies and management teams;

     - financing of the Hall-Houston working capital deficit in addition to the cash portion of the merger consideration would utilize a substantial portion of our unused borrowing capacity therefore increasing our leverage and financial risk;

     - interests of the beneficiaries of the earnout agreement, including present members of our management, might conflict with ours with respect to future capital allocation, however, this is mitigated by the minimum return threshold contemplated by the earnout agreement;

     - uncertainty that at least 80% of Hall-Houston debtholders and 90% of its preferred shareholders would voluntarily elect to receive the noncash consideration offered by us instead of redemption for cash, as required by the terms of the merger agreement; and

     - that the value of Hall-Houston's reserves would fluctuate with natural gas prices, which we mitigated by purchasing the "swaption" described under "Terms of the Merger and Related Transactions -- Merger Agreement -- Termination Fee," in order to hedge price fluctuations on our natural gas between signing of the merger agreement and closing.

     Because of the variety of factors considered in connection with its evaluation of the merger and related transactions, our board did not find it practicable to, and it did not, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Individual members of our board may have assigned different weights to different factors or may have considered additional factors not listed above.

     While our board did not specifically adopt the conclusions set forth on the opinion of Merrill Lynch based on its financial analysis of the merger and related transactions, our board did take into account, and placed reliance on, the analyses performed, and the opinion rendered, by Merrill Lynch.

     Our board weighed both the material factors in favor of and risks relating to the merger and related transactions and determined that the material factors in favor outweighed the risks. Consequently, it was our board's judgment that the merger and related transactions are in the best interests of our stockholders.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER AND RELATED TRANSACTIONS.

OPINION OF MERRILL LYNCH

     We retained Merrill Lynch to act as one of our financial advisors in connection with the merger of our wholly-owned subsidiary with Hall-Houston and related transactions. On December 11, 2001, Merrill Lynch rendered its oral opinion to our board of directors, later confirmed in writing in the Merrill Lynch fairness opinion, that, as of that date, based upon and subject to the factors and assumptions set forth in the Merrill Lynch fairness opinion, the consideration in the merger and related transactions was fair from a financial point of view to our stockholders.

     THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS

ANNEX A TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. OUR STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE MERRILL LYNCH FAIRNESS OPINION WAS PROVIDED TO OUR BOARD OF DIRECTORS FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS TO US FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION IN THE MERGER AND RELATED TRANSACTIONS AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION TO ENGAGE IN THE MERGER AND RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO OUR STOCKHOLDERS AS TO HOW THE STOCKHOLDERS SHOULD VOTE ON THE APPROVAL OF THE ISSUANCE OF SHARES IN THE MERGER OR ANY MATTER RELATED TO THE MERGER. MERRILL LYNCH DID NOT EXPRESS ANY OPINION AS TO THE PRICES AT WHICH OUR COMMON STOCK WILL TRADE FOLLOWING THE CONSUMMATION OF THE MERGER AND THE RELATED TRANSACTIONS.

     Merrill Lynch has consented to the use of Annex A, containing the Merrill Lynch fairness opinion, in this proxy statement, and to the references to Merrill Lynch under the headings "Summary" and "Other Matters Relating to the Merger" in this proxy statement. In giving its consent, Merrill Lynch does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch fairness opinion or the presentation made by Merrill Lynch to our board of directors. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch fairness opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Hall-Houston or us. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or capital securities do not purport to be appraisals or to reflect the prices at which the businesses or capital securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In addition, the delivery of the Merrill Lynch fairness opinion was among several factors taken into consideration by our board of directors in making its determination to approve the merger and related transactions. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of our board of directors or our management with respect to the fairness of the consideration in the merger and related transactions or the value of Hall-Houston.

     In arriving at its opinion, Merrill Lynch, among other things:

          (1) Reviewed Hall-Houston's audited consolidated financial statements for the fiscal years ended December 31, 2000 and 1999 and Hall-Houston's unaudited consolidated financial statements for the ten months ended October 31, 2001 provided to us by Hall-Houston;

          (2) Reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Hall-Houston and us furnished to Merrill Lynch by Hall-Houston and us;

          (4) Reviewed the report prepared by Ryder Scott Company, L.P. and furnished by us in connection with certain proved reserve data of Hall-Houston as well as information relating to potential future drilling sites and the probable, possible and potential exploration reserves therefrom;

          (5) Conducted discussions with members of senior management and representatives of Hall-Houston and us concerning the matters described in clauses 1, 2, 3 and 4 above, as well as the businesses and prospects of both Hall-Houston and us before and after giving effect to the merger and related transactions;

          (6) Reviewed our results of operations and those of Hall-Houston and compared them with those of certain companies which Merrill Lynch deemed to be relevant;

          (7) Compared the proposed financial terms of the merger and related transactions with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

          (8) Participated in certain discussions and negotiations among our representatives, those of Hall-Houston and their and our financial and legal advisors;

          (9) Considered the pro forma effect of the merger and related transactions on our capitalization ratios and earnings, cash flow and book value per share;

          (10) Reviewed a draft of the merger agreement dated December 16, 2001; and

          (11) Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Hall-Houston and us, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of any of our assets or liabilities or those of Hall-Houston nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities or those of Hall-Houston. With respect to the production and financial forecast information furnished to or discussed with Merrill Lynch by Hall-Houston or us, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Hall-Houston's or our management as to our expected future financial performance or that of Hall-Houston, as the case may be, and their respective petroleum engineers as to their respective reserves, their future hydrocarbon production volumes and associated costs. Merrill Lynch made no independent investigation of any legal matters or accounting advice given to such parties and their respective boards of directors, including advice as to the accounting and tax consequences of the merger and the related transactions. Merrill Lynch also assumed that the terms and provisions contained in the form of the merger agreement and the ancillary agreements it reviewed would not differ from the last drafts reviewed by it in any matter material to its opinion.

     Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger and related transactions, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have a material adverse effect on the contemplated benefits of the merger and related transactions.

     The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch fairness opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

  FINANCIAL AND PRODUCTION FORECASTS

     We provided Merrill Lynch with our own and Hall-Houston's forecasted financial and reserve performance based upon a uniform commodity price scenario. The price scenario was based on the strip prices of oil and natural gas as of December 7, 2001. The oil price forecasts were based on the price per barrel, or Bbl, for West Texas Intermediate crude, and the natural gas price forecasts were based on NYMEX (Henry Hub, Louisiana delivery) natural gas prices per MMbtu. Natural gas pricing assumed a standard heating value of one MMbtu per 1,000 cubic feet, or Mcf, of natural gas. We made adjustments to both the crude oil and natural gas price forecasts to reflect location and quality differentials. The following table lists the assumed unadjusted crude oil and natural gas prices we provided to Merrill Lynch.

                                                                OIL     NATURAL GAS
YEAR                                                          ($/BBL)    ($/MMBTU)
----                                                          -------   -----------
2002........................................................  $20.38       $2.84
2003........................................................   21.02        3.19
2004........................................................   21.04        3.28
2005........................................................   20.99        3.37
2006........................................................   20.94        3.46
2007........................................................   20.94        3.52
Thereafter..................................................   20.94        3.57

     We supplied production forecasts and associated production costs, in conjunction with Hall-Houston, for proved, probable, possible and exploratory reserves. Operating expenses and maintenance capital expenditures necessary to lift and produce the proved, probable and possible reserves estimated in the reserve reports were based on our estimates. All reserves pre-sold under volumetric production payments were removed from reserve and production forecasts.

  COMPARABLE COMPANY TRADING ANALYSIS

     Merrill Lynch reviewed and compared certain financial and operational information and ratios of Hall-Houston to corresponding financial and operational information and ratios for certain publicly traded corporations in the oil and gas exploration and production industry. The selected companies were chosen because they are publicly traded companies with financial and operating characteristics that Merrill Lynch deemed to be similar to those of Hall-Houston, including, among other things, reserve levels and offshore Gulf of Mexico focus.

     Merrill Lynch calculated various financial ratios for the selected companies and compared them to those calculated for Hall-Houston. The ratios for the selected companies were based on publicly available information, including estimates provided by Merrill Lynch research and other equity research. Merrill Lynch calculated the following financial ratios as multiples of enterprise value (defined as market value of common equity plus book value of debt and any preferred equity or minority interests less unrestricted cash): (i) estimated 2001 EBITDE (defined as earnings before interest, taxes, depreciation, amortization and exploration expense), (ii) estimated 2002 EBITDE, (iii) estimated current proved reserves, and (iv) estimated current daily production.

     Based upon the comparable company trading analysis performed by Merrill Lynch, a composite net enterprise value range for Hall-Houston of $89.5 to $104.4 million was determined.

     None of the selected companies are identical to Hall-Houston. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the comparable companies or company to which it is being compared.

  COMPARABLE TRANSACTION ANALYSIS

     Merrill Lynch reviewed publicly available information relating to comparable merger and acquisition transactions in respect to companies with primarily exploration and production operations. Merrill Lynch particularly focused on those transactions involving companies with operations based in the Gulf of Mexico. With respect to Hall-Houston, Merrill Lynch examined multiples of the consideration paid for the equity and indebtedness assumed in each transaction to, among other measures, the acquired companies' last twelve months EBITDE, estimated current level of proved reserves and estimated daily production.

     The comparable transactions in the exploration and production industry that Merrill Lynch reviewed included mergers and acquisitions involving U.S. independent exploration and production companies with transaction values in excess of $100 million from January 2000 through October 2001.

     Based upon the comparable transaction analysis performed by Merrill Lynch, a composite net enterprise value range for Hall-Houston of $89.8 to $102.5 million was determined. The face value of the consideration to be delivered to Hall-Houston was approximately $93.6 million at the time of the analysis.

     None of the selected transactions are identical to our merger with Hall-Houston. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning the differences in our merger with Hall-Houston and the other selected transactions.

  NET ASSET VALUE ANALYSIS

     Merrill Lynch also performed a net asset value calculation. Using a discounted cash flow analysis, Merrill Lynch calculated the present value of the pre-tax future cash flows that Hall-Houston could be expected to generate from its existing base of proved reserves and risk-adjusted probable, possible and exploratory reserves after December 31, 2001 based on our projection. These pre-tax cash flows were discounted at 10% and at 12%. Merrill Lynch estimated Hall-Houston's net asset value by adding (i) the risk-adjusted discounted pre-tax cash flows generated by these reserves as estimated by our management to
(ii) an amount determined by our management for undeveloped acreage. Additionally, a separate discounted cash flow analysis was performed using an independent reserve and production report from Ryder Scott Company, L.P. on only the proved, probable and possible reserves in order to validate the original analysis.

     Each of the separate reserve classes were risked according to guidance from our management. From these classes, net cash flow was forecast by us through December 2013 and discounted back to January 2002. This net cash flow includes the effects of any pre-sold volumes of reserves pursuant to any volumetric production payments, as well as all taxes, capital expenditures and abandonment costs associated with the produced reserves.

     Based upon the net asset value analysis performed by Merrill Lynch, a composite net enterprise value range for Hall-Houston of $91.5 to $123.8 million was determined. The face value of the consideration to be delivered to Hall-Houston was approximately $93.6 million at the time of the analysis.

  MERGER CONSEQUENCES

     In addition to analyzing the value of the consideration delivered to Hall-Houston, as well as the value of Hall-Houston itself, Merrill Lynch reviewed the financial consequences of the merger and related transactions to our earnings per share and cash flow per share. The analysis focused on the absolute increase or decrease of our projected earnings per share and cash flow per share for the years 2002 and 2003. The stand-alone forecasts for both companies, as well as any merger related adjustments were provided by our management. The merger consequences analysis performed by Merrill Lynch indicated that the merger and related transactions would be accretive to us on an earning per share and a cash flow per share basis for the years 2002 and 2003.

  VALUATION OF CONSIDERATION

     In connection with the merger and related transactions, Merrill Lynch performed an analysis of the consideration to be delivered to the holders of Hall-Houston's securities and affiliated interests of Hall-Houston. The values obtained by Merrill Lynch's analysis of the consideration are only indicative of the theoretical value of such consideration should that consideration have been issued into a liquid market at the time of the analysis. Due to several considerations, including our equity market capitalization, the size of each of the components of the consideration and the lack of a credit rating for us by a nationally recognized credit rating agency, Merrill Lynch did not believe that a liquid market for any of the securities issued as part of the consideration existed at the time of the analysis. As is the case with the valuation of Hall-Houston, Merrill Lynch's view of the value of the proposed consideration is based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of its opinion.

     We provided Merrill Lynch with the proposed terms of the consideration to be delivered to Hall-Houston security holders and holders of affiliate interests. Based upon those proposed terms, Merrill Lynch's analysis of the consideration indicated that the value of the consideration was not materially different from the face value of the securities to be delivered at the time of the analysis.

  MERRILL LYNCH FINANCIAL ADVISOR FEE


     Pursuant to an engagement letter dated November 1, 2001, we retained Merrill Lynch to act as our financial advisor in connection with the merger and related transactions. Pursuant to the engagement letter, we have agreed to pay Merrill Lynch a fee of $1,000,000, for services rendered in connection with the merger and related transactions. We also have agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in entering into and performing services by it in connection with its engagement (including reasonable counsel fees) and to indemnify Merrill Lynch and its affiliates and their respective officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services performed in connection with its engagement, including liabilities under federal securities laws.


     We retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and/or financing services to us, including lead managing our initial public offering of common stock in November 2000, and may continue to do so and has received, and may receive, fees for the rendering of these services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade our equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

ENERGY PARTNERS PRINCIPAL SHAREHOLDER VOTING AGREEMENT

     The principal shareholder voting agreement was entered on January 15, 2002 between Hall-Houston and Mr. Bachmann (holding 9.1% of our common stock), Evercore Capital Partners L.P. and affiliated entities (holding 33.9%) and Energy Income Fund, L.P. (holding 16.8%). In this agreement, these stockholders agreed to vote in favor of the merger and all transactions contemplated by the merger agreement at any meeting of our stockholders or by written consent. The agreement contains customary representations and warranties from the stockholders regarding ownership of our common stock and capacity to enter into the agreement. The agreement terminates upon approval of the transactions contemplated by the merger, and would have terminated if the merger agreement had been terminated.

INTERESTS OF DIRECTORS AND OFFICERS OF ENERGY PARTNERS AND HALL-HOUSTON IN THE MERGER AND RELATED TRANSACTIONS

  INTERESTS OF DIRECTORS AND OFFICERS OF ENERGY PARTNERS IN THE MERGER

     Evercore Partners L.P., an affiliate of two of our directors and of Evercore Capital Partners L.P., which, together with its affiliates, owns 33.9% of our outstanding common stock and has the right under our stockholders agreement to appoint four of our nine directors, acted as one of our financial advisors in connection with the merger and related transactions. We have agreed to pay Evercore Partners L.P. $400,000 for their advisory services after the closing of the merger and related transactions.

     Under our directors and officers liability insurance policy, we will indemnify our directors and officers for claims arising out of alleged breaches of fiduciary duty that may have arisen out of their negotiation and approval of the merger and related transactions. Under the Hall-Houston principal shareholder agreement described under "Terms of the Merger and Related Transactions -- Other Agreements Relating to the Merger -- Hall-Houston Principal Shareholder Agreement," our directors and officers enjoy the same indemnity we do with regard to Hall-Houston's breaches of representations and warranties in the merger agreement and related documents.

  INTERESTS OF DIRECTORS AND OFFICERS OF HALL-HOUSTON IN THE MERGER

     Many of Hall-Houston's directors, officers and affiliates received consideration in the merger and related transactions in exchange for their common stock, preferred stock, debt and/or overriding royalty interests. The table below sets forth the amount and type of consideration received by these individuals on January 15, 2002 and thereafter as a result of distributions from the 1996 override trust, 2000 override trust and employee royalty trust and amounts which remain beneficially owned in such trusts.

                                                                                      LIQUIDATION
                                             SHARES OF                               PREFERENCE OF
                                               COMMON         $11          $9          SERIES D       FACE AMOUNT OF    EARNOUT
STAKEHOLDER                      CASH          STOCK       WARRANTS     WARRANTS    PREFERRED STOCK     11% NOTES      PERCENTAGE
-----------                  -------------   ----------   -----------   ---------   ---------------   --------------   ----------
Gary L. Hall(1)............  $  396,179.79    43,635.60   1,039,304.5   346,435.4   $ 1,742,347.44    $ 1,742,347.44    28.9949%
  Chairman and Chief
    Executive
  Officer
Wayne P. Hall(2)...........  $   82,070.19    10,727.30     258,839.7    86,279.9   $   153,000.00    $   153,000.00     7.4073%
  President
John H. Peper(3)...........  $   34,101.55     5,034.29      87,534.8    29,178.3   $   102,000.00    $   102,000.00     2.7662%
  Senior Vice President and
  General Counsel
Bennett A. Thomas(4).......  $   24,453.71       901.14      76,145.0    25,381.3               --                --     1.1073%
  Executive Vice President
    and
  Chief Financial Officer
Bruce R. Sidner(5).........  $   77,774.67     7,268.91     233,940.4    77,979.8   $   196,729.12    $   196,729.12     5.3769%
  Vice President,
    Exploration
Paul B. Candies(6).........  $1,581,468.50   158,360.57     445,312.3   148,437.4   $12,301,857.57    $12,301,857.57    29.6873%
  Director
W.P. Dillard(7)............  $   83,040.14     6,367.77      23,620.0     7,873.3   $   680,393.42    $   680,393.42     1.5747%
  Director

---------------

(1) Includes consideration received by Gary L. Hall jointly with Ollabelle D. Hall, spouse, by Ollabelle D. Hall, by Preston R. Hall, son, and by various entities which Gary L. Hall, together with his family in certain instances, control and includes consideration received by the 2000 and 1996 override trusts, some of which has been distributed, for the benefit of such persons. Excludes consideration held for all other persons by the 2000 and 1996 override trusts, of which Gary L. Hall is trustee with shared voting power of the common stock held by the trusts. Excludes consideration received by Patrick R. Hall, son, and Wayne

    P. Hall, Gary L. Hall's brother. Includes consideration received and to be received from the employee royalty trust in the merger and related transactions including cash and common stock attributable to the employee royalty trust as a beneficiary of the 1996 override trust.

(2) Includes consideration received by Valerie A. Hall, spouse, and by Sarah E. Hall, daughter, along with consideration received for the benefit of Wayne
    P. Hall by the Hall-Houston Oil Company 401K Profit Sharing Plan and Trust and includes consideration received by the 2000 and 1996 override trusts, some of which has been distributed, for the benefit of such persons. Excludes consideration held for all other persons by the 2000 and 1996 override trusts, of which Wayne P. Hall is trustee with shared voting power of the common stock held by the trusts. Excludes consideration received by Barrett D. Hall, son, and Gary L. Hall, Wayne P. Hall's brother. Includes consideration received and to be received from the employee royalty trust in the merger and related transactions including cash and common stock attributable to the employee royalty trust as a beneficiary of the 1996 override trust.

(3) Includes consideration received for the benefit of Mr. Peper by the Hall-Houston Oil Company 401K Profit Sharing Plan and Trust. Includes consideration received by the 2000 and 1996 override trusts, some of which has been distributed, for the benefit of Mr. Peper. Includes consideration received and to be received from the employee royalty trust in the merger and related transactions including cash and common stock attributable to the employee royalty trust as a beneficiary of the 1996 override trust.

(4) Consists of consideration received for the benefit of Mr. Thomas by the Hall-Houston Oil Company 401K Profit Sharing Plan and Trust. Includes consideration received and to be received from the employee royalty trust in the merger and related transactions including cash and common stock attributable to the employee royalty trust as a beneficiary of the 1996 override trust.

(5) Includes consideration received by trusts associated with Mr. Sidner's minor children along with consideration received for the benefit of Mr. Sidner by the Hall-Houston Oil Company 401K Profit Sharing Plan and Trust. Includes consideration received, some of which has been distributed, by the 2000 and 1996 override trusts for the benefit of Mr. Sidner and trusts associated with his minor children. Includes consideration received and to be received from the employee royalty trust in the merger and related transactions including cash and common stock attributable to the employee royalty trust as a beneficiary of the 1996 override trust.

(6) Consists of consideration received by Candies Family Investments, LLC and by Otto Candies, LLC, both of which Mr. Candies serves as the president. Includes consideration received, some of which has been distributed, by the 2000 and 1996 override trusts for the benefit of Candies Family Investments, LLC and Otto Candies, LLC. Excludes consideration received by the 1996 override trust for the benefit of Kevin S. Candies Children's Trust II, Otto
    B. Candies Children's Trust and Paul B. Candies Children's Trust.

(7) Includes consideration received, some of which has been distributed, by the 2000 and 1996 override trusts for the benefit of Mr. Dillard.

     Upon completion of the merger and related transactions, three officers and directors of pre-merger Hall-Houston were employed by us, and their present titles are as follows: Gary L. Hall (vice chairman), Mr. Sidner (executive vice president of exploration) and Mr. Peper (executive vice president, general counsel and corporate secretary). Each entered into an employment agreement with us which expires on January 15, 2005. Under the agreements, Gary L. Hall, Mr. Sidner and Mr. Peper will receive annual salaries of at least $300,000, $225,000 and $174,000, respectively, and received options to purchase 200,000, 100,000 and 75,000 shares of common stock, respectively, at an exercise price equal to $7.98 per share, the market price of our common stock on the option grant date. These options will vest over three years and any unvested options will be forfeited in the case of termination for cause or voluntary termination by the executive officer. Each of these persons must exercise each option within 10 years from the date of the agreement or the option will lapse. These executives may not be involuntarily terminated without cause, except in connection with a change of control, in which case our compensation obligations under the agreements would cease after a 90-day notice period. Upon our change of control, these executive officers' options and other incentive awards as to which there are no conditions for vesting other than continued employment will become fully vested and become fully exercisable. In addition, each of these persons is prohibited from soliciting or otherwise attempting to induce our other employees to discontinue their relationship with us and from interfering with our third-party contractual relationships for a period ending two years following his employment with us.

     In connection with the merger, we amended our stockholders agreement to provide that Gary L. Hall, Wayne P. Hall, Mr. Candies, Mr. Dillard, Mr. Sidner and Mr. Peper shall collectively have the right to nominate one of our nine directors so long as these persons and their affiliates collectively hold 10% of our voting securities outstanding or issuable upon the exercise of warrants or options or upon conversion of convertible stock. That board designee is currently Gary L. Hall.

                 TERMS OF THE ENERGY PARTNERS SECURITIES ISSUED
                     IN THE MERGER AND RELATED TRANSACTIONS

TERMS OF THE COMMON STOCK

     Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation Law or as may otherwise be required by law or our certificate of incorporation, the common stock is our only capital stock entitled to vote in the election of directors and on all other matters presented to our stockholders; provided that, except as required by law or our certificate of incorporation, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the terms of the common stock if the holders of preferred stock are entitled to vote thereon. The common stock does not have cumulative voting rights.

     Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

TERMS OF THE WARRANTS

  UNDERLYING SECURITIES

     There are 1,000,000 shares of common stock underlying the $9 warrants and 3,000,000 shares of common stock underlying the $11 warrants.

  EXERCISE PERIOD AND PRICE

     The $9 warrants and the $11 warrants are exercisable beginning on the later of (i) the date that the issuance of the common stock underlying the warrant is approved by our stockholders and (ii) January 15, 2003. The warrants expire on January 15, 2007. The $9 warrants are exercisable for $9.00 per share and the $11 warrants are exercisable for $11.00 per share.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price may be adjusted under the following circumstances:

     - if we subdivide our outstanding shares of common stock into a larger number of shares of common stock;

     - if we combine our outstanding shares of common stock into a smaller number of shares of common stock;

     - if we declare a dividend or make a distribution on the common stock payable in shares of our capital stock (other than common stock) or capital stock of any subsidiary or any other assets (other than cash); and

     - if we merge or consolidate into another corporation, or sell, transfer or otherwise dispose of all or substantially all of our property, assets or business to another corporation.

TERMS OF THE PREFERRED STOCK

     Set forth below is a summary of the terms of our Series D preferred stock.

  RANKING

     The Series D preferred stock shall in all respects rank senior in right and priority to our common stock and equal in right and priority to other preferred stock with respect to the right to receive dividends or other distributions on our liquidation, dissolution or winding-up.

  LIQUIDATION PREFERENCE

     In the event of our complete liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of shares of Series D preferred stock shall each be entitled to receive out of our assets legally available for distribution to our stockholders, before any distribution shall be made to the holders of our common stock, an amount equal to the liquidation preference value plus accrued and unpaid dividends to the date of payment. If, upon any liquidation, dissolution or winding up, our assets, or the proceeds thereof, shall be insufficient to pay in full the preferential amounts as to which the Series D preferred stock and any other series of preferred stock would be entitled, then such assets or the proceeds thereof shall be distributed among holders of Series D preferred stock and the holders of any other preferred stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

  DIVIDENDS


     Dividends will be paid semiannually in arrears on June 30 and December 31 of each year. The dividend rate will be 7% until December 31, 2004, then 8% until December 31, 2005, then 9% until December 31, 2006 and 10% thereafter. Dividends are payable in cash only until December 31, 2005. After such date until December 31, 2008, dividends may be paid either in cash or additional shares of Series D preferred stock, at our option, after which dividends must be paid in cash.


  CONVERSION RIGHTS

     Provided that full cumulative dividends on the Series D preferred stock have been or contemporaneously are declared and paid to the date of conversion, Series D preferred stock shall be convertible, at the option of the record holder thereof at any time prior to the close of business on the date prior to the optional redemption date for such share, into the number of shares of fully paid and nonassessable shares of common stock determined by dividing the liquidation preference amount by the conversion price in effect at the time of conversion.

     The certificate of designations provides that the conversion price is $8.54 per share, but may be adjusted under the following circumstances:

     - if we subdivide our outstanding shares of common stock into a larger number of shares of common stock, then the conversion price shall be proportionately decreased;

     - if we combine our outstanding shares of common stock into a smaller number of shares of common stock, then the conversion price shall be proportionately increased;

     - if we declare a dividend or make a distribution on the common stock payable in shares of our capital stock (other than common stock) or capital stock of any subsidiary or any other assets (other than cash), then we will make appropriate adjustments; and

     - if we merge or consolidate into another corporation, or sell, transfer or otherwise dispose of all or substantially all of our property, assets or business to another corporation, then each holder shall have the right to convert their shares into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such transaction by a holder of common stock.

  OPTIONAL REDEMPTION

     We may, at our option on or after January 15, 2005, redeem shares of Series D preferred stock, in whole but not in part, at any time, at a redemption price per share equal to the liquidation preference amount plus accrued and unpaid dividends to the date of redemption.

  VOTING

     General Voting Rights. Holders of Series D preferred stock shall not be entitled to any voting rights except as may be required by Delaware law, other than voting rights in certain circumstances where we have failed to pay dividends.

     Vote of Series Required. So long as any shares of Series D preferred stock are outstanding, the affirmative vote of the holders of a majority of the shares of Series D preferred stock outstanding at the time shall be necessary to permit, effect or validate:

     - the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock senior to the Series D preferred stock; and

     - the amendment, alteration or repeal of any of the provisions of the restated certificate of incorporation which would adversely affect the voting powers, designations, preferences, redemption rights, and relative participating, optional or other rights and the qualifications, limitations or restrictions of the Series D preferred stock.

  EXCHANGE

     We may, at our option, on any scheduled dividend payment date, exchange the Series D preferred stock, in whole but not in part, together with any accrued and unpaid dividends, for a principal amount of debt securities maturing on January 15, 2009 with similar terms to the Series D preferred stock equal to the liquidation preference amount of the Series D preferred stock; provided that on the date of such exchange there is no contractual impediment to such exchange.

TERMS OF THE 11% SENIOR SUBORDINATED NOTES DUE 2009

     Set forth below is a summary of the terms of our 11% notes.

  MATURITY AND INTEREST

     The 11% notes mature on January 15, 2009 at face value plus any accrued and unpaid interest and bear interest at an annual rate of 11%, payable semiannually on January 15 and July 15 of each year.

  RANKING

     The 11% notes rank equally with all of our other debt, except they are expressly subordinated to our senior credit facility and are subordinated to our secured debt to the extent of the security therefor. We are prohibited from incurring any debt which is expressly senior to the 11% notes but junior to our senior credit facility.

  PREPAYMENTS

     The 11% notes are prepayable at any time, at our option. Additionally, if we complete a public or Rule 144A offering of debt securities, to the extent permitted by our senior credit facility, we must use all net proceeds to prepay the 11% notes. All prepayments are at face value plus any accrued interest.

  EVENTS OF DEFAULT

     The following are events of default with respect to the 11% notes:

     - nonpayment of principal when due;

     - nonpayment of interest when due that is not cured after 15 days;

     - any other breach of any covenant or condition of the notes that has not been cured within 30 days of notice by holders of at least 25% of the 11% notes then outstanding;

     - the entering of an involuntary bankruptcy decree which has not been stayed within 60 days; and

     - the commencement of a voluntary bankruptcy.

     Upon the occurrence of any event of default, holders of 25% of the 11% notes may accelerate and declare all amounts outstanding under the 11% notes due and payable.

              HALL-HOUSTON'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion is intended to assist in an understanding of Hall-Houston's historical consolidated financial position and results of operations for each year in the three-year period ended December 31, 2001. Hall-Houston's historical consolidated financial statements and notes thereto included elsewhere in this proxy statement contain detailed information that should be referred to in conjunction with the following discussion. The following discussion includes forward-looking statements that reflect Hall-Houston's plans, estimates and beliefs. Hall-Houston's actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this proxy statement.

OVERVIEW

     Hall-Houston was a privately owned Houston-based oil and natural gas exploration and production company that was incorporated in 1983 and began actively drilling in the shallow to moderate depth waters of the Gulf of Mexico in 1985. Since that time, Hall-Houston's primary focus has been the acquisition, exploration, exploitation and development of oil and natural gas prospects and fields off the coasts of Louisiana and Texas which Hall-Houston believes is a well established oil and natural gas producing basin with a substantial history of exploration and development activity. As of December 31, 2001, Hall-Houston had estimated proved reserves of approximately 54.9 Bcf of natural gas and 297 Mbbls of oil, or an aggregate of approximately 56.7 Bcfe, with a present value of estimated pre-tax future cash flows of $79.3 million (based upon year-end 2001 prices and a discount rate of 10%).

RESULTS OF OPERATIONS

  YEAR ENDED DECEMBER 31, 2001

     Revenues.  Revenues decreased $11.5 million to $36.0 million in 2001.

     - Oil and Natural Gas Revenues. Hall-Houston's oil and natural gas revenues increased $8.6 million to $27.9 million in 2001. Natural gas revenues increased $9.3 million to $27.0 million in 2001. Higher natural gas production volumes associated with East Cameron Blocks 161 and 263 and High Island Block A-327 accounted for $9.1 million of the increase coupled with a $0.2 million increase associated with increased average natural gas prices. Oil revenues decreased $0.7 million to $0.9 million in 2001. Lower oil production volumes associated with High Island Block A-442 (which was sold during 2000) accounted for $0.6 million of the decrease coupled with a $0.1 million decrease associated with decreased average oil prices. The vast majority of oil production in 2001 was derived from associated condensate from natural gas production.

     - Gain on Sale of Oil and Natural Gas Properties. Gain on sale of oil and natural gas properties decreased $21.3 million to $6.5 million in 2001. One property, East Cameron Block 76, was sold in 2001 resulting in a gain of $6.3 million compared with the sale of four properties in 2000. Adjustments to prior year sales resulted in a gain of $0.2 million.

     - Other Income. Other income increased $1.2 million to $1.7 million in 2001. Other income of $1.6 million was recognized in 2001 associated with the cash settlement of natural gas put option contracts. There were no such transactions in 2000. Sales of purchased gas decreased $0.4 million to less than $0.1 million in 2001.

     Lease Operating Expense. Lease operating expense increased $2.7 million to $8.8 million in 2001. Increased operating costs resulted from increased natural gas production along with costs attributable to an unsuccessful workover on the South Timbalier Block 185 C-1 well.

     Exploration Expenditures and Dry Hole Costs. Exploration expenditures and dry hole costs increased $11.2 million to $14.3 million in 2001. Dry hole costs of $12.1 million were recognized in 2001, which included $6.7 million associated with High Island Block A-288 and $5.7 million associated with Vermilion Block
348. Seismic, geological and geophysical expenditures of $2.2 million were expensed in 2001.

     Impairment of Oil and Natural Gas Properties. Impairment increased $6.4 million to $7.3 million in 2001. Impairments recognized in 2001 included $0.2 million associated with an unproved leasehold interest in East Cameron Block 246 and $7.1 million associated with East Cameron Block 196 and West Cameron Blocks 149 and 427 as the carrying value of these properties exceeded their estimated discounted future net cash flows.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization (DD&A) increased $10.6 million to $18.1 million in 2001 primarily due to increased natural gas production and an increase in the depreciable asset base resulting from exploration and development activities. Included in DD&A is a $1.5 million provision associated with estimated costs of dismantling and abandoning offshore oil and natural gas properties in the future.

     General and Administrative Expense. General and administrative expense decreased $1.0 million to $3.2 million in 2001. Contributing to the decrease was a reduction of $0.3 million in contributions associated with Hall-Houston's 401(k) plan, reductions in professional fees of $0.2 million and an increase of $0.6 million in the amount of general and administrative expense reimbursed by working interest owners of properties for which Hall-Houston serves as operator. Offsetting such reductions was a $0.1 million increase in office expense.

     Merger-Related Costs. Merger-related costs of $0.4 million were recognized in 2001. There were no such costs in 2000.

     Other Expense. Other expense decreased $0.2 million to $0.6 million in 2001. Hall-Houston established an allowance for doubtful accounts of $0.4 million in 2001, the majority of which was associated with the sale of natural gas production to ENA Upstream Company LLC, a subsidiary of Enron Corporation. ENA Upstream Company LLC filed for bankruptcy protection in January 2002. Offsetting this increase was a reduction in natural gas purchases of $0.6 million.

     Interest Expense. Interest expense increased $4.4 million to $9.4 million in 2001. Additional borrowings of $51.0 million in 2001 associated with credit facilities, established in 2001 and 2000, coupled with loans from Hall-Houston's employee royalty trust resulted in a $7.1 million increase in interest expense. The increase was offset by a $2.7 million reduction in interest expense following the June 2000 repayment of credit facilities established in 1999 and prior. Hall-Houston's average monthly long-term debt outstanding increased to $66.8 million in 2001 from $35.8 million in 2000 with an average interest rate of 12% in 2001.

     Income Tax Benefit. Income tax benefit increased $8.8 million to $10.5 million in 2001. The increase is associated with the merger of Hall-Houston and Energy Partners. The merger is subject to an election under IRC Section 338 of the Internal Revenue Code which treats the sale of Hall-Houston as a sale of its assets at which time Hall-Houston will recognize a gain and will use the majority of its net operating losses. Therefore, Hall-Houston recorded a benefit for a portion of its deferred tax assets.

     Net Income. As a result of the conditions noted above, Hall-Houston recognized a net loss of $15.2 million in 2001 compared to net income of $22.0 million in 2000.

  YEAR ENDED DECEMBER 31, 2000

     Revenues.  Revenues increased $19.6 million to $47.5 million in 2000.

     - Oil and Natural Gas Revenues. Hall-Houston's oil and natural gas revenues increased $9.6 million to $19.3 million in 2000. Natural gas revenues increased $9.4 million to $17.7 million in 2000. Sharply increased average natural gas prices accounted for $6.7 million of the increase coupled with a $2.7 million increase associated with increased natural gas production volumes from East Cameron Blocks 88, 89 and 160 and South Timbalier Block 185 offset by decreased natural gas production volumes from Vermilion Blocks 320 and 325. Oil revenues increased $0.2 million to $1.6 million in 2000. Increased average oil prices accounted for $0.6 million of the increase offset by a $0.4 million decrease resulting from decreased oil production. The vast majority of oil production in 2000 was derived from associated condensate from natural gas production.

     - Gain on Sale of Oil and Natural Gas Properties. Gain on sale of oil and natural gas properties increased $10.3 million to $27.7 million in 2000. A property sale, which included South Pelto Block 17, East Cameron Blocks 88 and 89 and High Island Block A-442, resulted in an aggregate gain of $27.7 million.

     - Other Income. Other income decreased $0.2 million to $0.5 million in 2000. Sales of purchased gas decreased $0.3 million to $0.4 million in 2000. Miscellaneous income increased to $0.1 million in 2000.

     Lease Operating Expense. Lease operating expense decreased $1.1 million to $6.0 million in 2000. The decrease resulted from an increased percentage of production coming from certain properties that have lower operating costs.

     Exploration Expenditures and Dry Hole Costs. Exploration expenditures and dry hole costs decreased $8.9 million to $3.1 million in 2000. Dry hole costs of $0.3 million were recognized in 2000. Seismic, geological and geophysical expenditures of $2.8 million were expensed in 2000.

     Impairment of Oil and Natural Gas Properties. Impairment of oil and natural gas properties decreased $5.3 million to $1.0 million in 2000. Impairments recognized in 2000 included the leasehold interests in various onshore properties which were impaired $0.7 million and West Cameron Block 149 which was impaired $0.3 million as the carrying value of the property exceeded its estimated discounted future net cash flows.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased $1.2 million to $7.5 million in 2000 primarily due to increased natural gas production volumes. This expense includes a provision of $0.6 million associated with estimated costs of dismantling and abandoning offshore oil and natural gas properties in the future.

     General and Administrative Expense. General and administrative expenses decreased $0.2 million to $4.2 million in 2000 primarily due to a $0.2 million decrease in personnel costs.

     Other Expense. Other expense decreased $3.5 million to $0.8 million in 2000. During 1999, Hall-Houston reached an out of court settlement with various parties to a lawsuit and a $3.5 million charge against income was recognized. There was no such transaction in 2000. Natural gas purchases decreased $0.2 million to $0.7 million in 2000. This decrease was offset by a $0.2 million increase in miscellaneous expense associated with a nonrecurring credit of $0.2 million recognized in 1999. There was no such item in 2000.

     Interest Expense. Interest expense increased $0.9 million to $5.0 million in 2000. Additional borrowings of $36.0 million during 2000 associated with Hall-Houston's 2000 Exploration and Development Facility and South Timbalier Block 185 Facility accounted for $2.1 million of the increase in interest expense offset by a decrease of $1.0 million following the repayment of Hall-Houston's 1996 Exploration and Development Facility in June 2000. Hall-Houston's average monthly long-term debt outstanding increased to $35.8 million in 2000 from $28.1 million in 1999 with an average interest rate of 12% in 2000.

     Net Income. As a result of the conditions noted above, Hall-Houston recognized net income of $22.0 million in 2000 compared to a net loss of $16.2 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Hall-Houston's growth has been financed in part by incurring a significant amount of debt and entering into prepaid natural gas delivery obligations. These liabilities and other obligations resulted in a highly leveraged balance sheet. Hall-Houston's growth has, at times, also resulted in working capital deficits and short-term liquidity problems. In certain instances, Hall-Houston has from time to time though a variety of means monetized the reserves it has proved. Such monetization provided Hall-Houston with working capital and alleviated short-term liquidity problems. Hall-Houston's focus on the acquisition and drilling of prospects places a significant demand on its managerial, operational and financial resources.

     Hall-Houston had a working capital deficit of $28.6 million as of December 31, 2001 compared to a deficit of $1.8 million as of December 31, 2000. During 2001, Hall-Houston borrowed an additional $51.0 million to fund acquisition, exploration and development activities and to fund general working capital requirements. Borrowings in 2001 included $15.0 million under its 2000 Exploration and Development Facility, $15.0 million under its East Cameron Block 161 Facility, $11.0 million under its East Cameron Block 263 Facility and $10.0 million under its West Cameron Block 431 Facility.

     Hall-Houston had been in arrears in the payment of cash dividends on its redeemable preferred stock since July 30, 2001 and as of December 31, 2001 accrued dividends in arrears were $1.7 million. In addition, Hall-Houston was statutorily unable to redeem one-third of its outstanding redeemable preferred stock on August 15, 2001 as provided by its terms. These securities were converted in the merger into the consideration offered by Energy Partners.

     Net cash of $64.8 million used in investing activities for the twelve months ended December 31, 2001 included exploration and development expenditures of $74.0 million, oil and natural gas property acquisitions of $1.6 million offset by proceeds from the sale of oil and natural gas properties of $10.8 million. Exploration expenditures incurred are excluded from operating cash flows and included in investing activities. Cash and cash equivalents at December 31, 2001 were $1.2 million.

     Hall-Houston has experienced substantial working capital requirements, primarily due to Hall-Houston's active capital expenditure program.

LONG-TERM DEBT AND LEASE OBLIGATIONS

     The following table summarizes Hall-Houston's obligations under operating leases as of December 31, 2001. Hall-Houston's long-term debt obligations, $80.2 million as of December 31, 2001, have been excluded from the table as the long-term debt was either converted into Energy Partners securities under the debt exchange agreement or was redeemed by Energy Partners on January 15, 2002.

                                                         PAYMENTS DUE BY PERIOD
                                           --------------------------------------------------
                                           TOTAL    1 YEAR   2-3 YEAR   4-5 YEAR   THEREAFTER
                                           ------   ------   --------   --------   ----------
                                                             (IN THOUSANDS)
Operating Leases.........................  $5,261    $611     $1,418     $1,465      $1,767

DERIVATIVE INSTRUMENTS

     During 2001, Hall-Houston entered into a number of commodity options to reduce exposure to fluctuations in the price of natural gas. The transactions consisted of financially settled natural gas put options. The natural gas put options were financially settled based on the average of the reported settlement price for the last three scheduled trading days of the NYMEX Henry Hub Natural Gas Futures Contracts for the applicable settlement period. The counterparty was required to make a payment to Hall-Houston if the settlement price for any settlement period was below the target price specified in the put option contract. Premiums associated with entering into such transactions were $1.4 million and Hall-Houston recognized gains of $3.0 million as a result of the settlement price being below the target price specified in the applicable contract. The gains and expenses related to these transactions were recognized and recorded in other income.

CRITICAL ACCOUNTING POLICIES

     In preparing Hall-Houston's financial statements in accordance with accounting principles generally accepted in the United States, management must make a number of estimates and assumptions related to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Application of certain of Hall-Houston's accounting policies requires a significant number of estimates. These accounting policies are described below.

     - Depreciation, depletion and amortization. Hall-Houston utilizes the successful efforts method to account for exploration and development expenditures. Successful exploratory drilling costs and all development capital expenditures are capitalized and systematically charged to expense using the units of production method based on proved developed oil and natural gas reserves as estimated by internal engineers and an independent petroleum engineer. Hall-Houston also uses proved developed reserves to recognize expense for future estimated dismantlement and abandonment costs. Although the engineers are knowledgeable of and follow the guidelines for reserves as established by the U.S. Securities and Exchange Commission, the estimation of reserves requires the engineers to make a significant number of assumptions based on professional judgment. Estimated reserves are, therefore, often subject to future revision, certain of which could be substantial, based on the availability of additional information, including: reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes and other economic factors. Changes in oil and natural gas prices can lead to a decision to start-up or shut-in production, which can lead to revisions to reserve quantities. Reserve revisions inherently lead to adjustments of depreciation rates utilized by Hall-Houston. Hall-Houston cannot predict the types of reserve revisions that will be required in future periods.

     - Impairment of properties. Hall-Houston continually monitors its long-lived assets recorded in property and equipment in its consolidated balance sheet to make sure that they are fairly presented. Hall-Houston must evaluate its properties for potential impairment when circumstances indicate that the carrying value of an asset could exceed its fair value. A significant amount of judgment is involved in performing these evaluations since the results are based on estimated future events. Such events include a projection of future oil and natural gas prices, an estimate of the ultimate amount of recoverable oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. The need to test a property for impairment can be based on several factors, including a significant reduction in prices for oil and/or natural gas, unfavorable adjustments to reserves, or other changes to contracts, environmental regulations or tax laws. All of these factors must be considered when testing a property's carrying value for impairment. Hall-Houston cannot predict the need for, nor estimate the amount of, impairment charges that may be recorded in the future.

     - Income taxes. As part of the process of preparing the consolidated financial statements, Hall-Houston is required to estimate the income taxes in each of the jurisdictions in which it operates. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation, amortization and certain accrued liabilities, for tax and accounting purposes. These differences and the net operating loss carryforwards result in deferred tax assets and liabilities, which are included within Hall-Houston's consolidated balance sheet. Hall-Houston must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent it believes that recovery is not likely, it must establish a valuation allowance. To the extent Hall-Houston establishes a valuation allowance or increases or decreases this allowance in a period, Hall-Houston must include an expense or reduction of expense within the tax provision in the consolidated statement of operations. Deferred income tax assets and liabilities are recorded whenever underlying transactions result in temporary differences between financial accounting and what will be included in Hall-Houston's tax returns. Permanent differences are taken into account in determining Hall-Houston's effective tax rate. The intent of recording deferred taxes is to cause financial income tax expense to be consistent with the underlying tax rates. To the extent deferred tax estimation does not correctly predict how transactions are later reflected in tax returns, adjustments will be required.

NEW ACCOUNTING POLICIES

     In 2001, the Financial Accounting Standards Board issued four new pronouncements:

     - Statement 141, Business Combinations, requires the purchase method of accounting for all business combinations and applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

     - Statement 142, Goodwill and Other Intangible Assets, requires that goodwill as well as other intangible assets be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001.

     - Statement 143, Accounting for Asset Retirement Obligations, requires entities to record the fair values of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2002.

     - Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations, and broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. This statement is effective for fiscal years beginning after December 15, 2001.

     Statements 141 and 142 will not apply to Hall-Houston at this time. We are currently assessing the impact of Statements 143 and 144 on our future financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE RISK

     Hall-Houston is exposed to changes in interest rates. Changes in interest rates affect the interest earned on Hall-Houston's cash and cash equivalents. Hall-Houston does not use interest rate derivative instruments to manage exposure to interest rate changes. Hall-Houston's long-term credit facilities had fixed interest rates of 12% at December 31, 2001.

  COMMODITY PRICE RISK

     Hall-Houston's revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and its ability to borrow and raise additional capital. Lower prices may also reduce the amount of oil and natural gas that Hall-Houston can produce economically.

     Hall-Houston established a volumetric production payment in September 1994 and subsequently amended it several times. This production payment and subsequent production payments provided Hall-Houston with net proceeds aggregating $125.6 million. These proceeds were received in exchange for an obligation to deliver 73.1 million MMbtu of natural gas from Hall-Houston's interest in the properties committed to the production payments. The aggregate volumes of natural gas to be delivered under the one remaining production payment totaled 2.5 million MMbtu as of December 31, 2001 which is scheduled to be delivered in 2002. Natural gas production volumes from the properties committed to the production payment in excess of the volumes used to satisfy the delivery obligations are being sold under a contract that allows Hall-Houston to select from among several different market sensitive pricing mechanisms.

     Hall-Houston markets substantially all of the oil and natural gas production volumes from the properties it operates, other than from properties that are committed to the production payment, for both its account and the account of other working interest owners in these properties. Hall-Houston's oil, condensate and natural gas production is sold to a variety of purchasers, typically under short-term (less than 12 months) contracts or

30-day spot gas purchase contracts. Hall-Houston is currently party to one long-term purchase contract covering production volumes from its East Cameron Block 160. Hall-Houston is not dependent upon, or confined to, any one purchaser or small group of purchasers. Currently, most of Hall-Houston's natural gas production volumes are sold to KCS Energy Services, Inc. and Duke Energy Corporation. Hall-Houston's purchasers of oil and condensate include Plains Marketing, L.P. and Texon Energy Corporation. Hall-Houston believes that the prices for oil, condensate, liquids and natural gas it receives are comparable to market prices in the areas where Hall-Houston has production. Hall-Houston also has a natural gas processing agreement with Dynegy Midstream Services associated with production at its East Cameron Block 160.

                                 THE COMPANIES

DESCRIPTION OF BUSINESS OF HALL-HOUSTON

     Prior to the merger, Hall-Houston was a privately owned Houston-based oil and natural gas exploration and production company that was incorporated in 1983 and began actively drilling in the shallow to moderate depth waters of the Gulf of Mexico in 1985. Since that time, Hall-Houston's primary focus has been the acquisition, exploration and development of oil and natural gas prospects off the coasts of Louisiana and Texas which Hall-Houston believes is a well established oil and natural gas producing basin with a substantial history of exploration and development activity. As of December 31, 2001, Hall-Houston had estimated proved reserves of approximately 54.9 Bcf of natural gas and 297 Mbbls of oil, or an aggregate of approximately 56.7 Bcfe, with a present value of estimated pre-tax future cash flows of $79.3 million (based upon year-end 2001 prices and a discount rate of 10%).

     Hall-Houston's exploration strategy is to acquire oil and natural gas prospects in the Gulf of Mexico on which it believes reserves can be found that can be developed and placed on production relatively quickly and inexpensively. Hall-Houston typically avoids higher risk exploration prospects, focusing instead on prospects which it believes have moderate exploration risk and which tend also to have moderate reserve potential. Hall-Houston evaluates and generates drilling prospects using a regional and integrated approach with a seismic database as a platform.

DESCRIPTION OF BUSINESS OF ENERGY PARTNERS

     We are an independent oil and natural gas exploration and production company concentrated in the shallow to moderate depth waters of the central region of the Gulf of Mexico Shelf. We have focused on the Central Gulf of Mexico Shelf area because that area provides us with favorable geologic and economic conditions, including multiple reservoir formations, regional economies of scale, extensive infrastructure and comprehensive geologic databases. We believe that the large, established fields in this region offer a balanced and ample inventory of existing and prospective exploitation and development opportunities, as well as the long-term potential for reserve additions and production increases from deeper geologic formations. Most of our properties are located in the Terrebonne Trough area of this region. As of December 31, 2001, we had estimated proved reserves of approximately 61.8 Bcf of natural gas and 25,462 Mbbls of oil, or an aggregate of approximately 35.8 million Boe, with a present value of estimated pre-tax future net cash flows of $129.1 million (based upon year-end 2001 prices and a discount rate of 10%).

     We were incorporated in January 1998 by Richard A. Bachmann, our founder, chairman, president and chief executive officer. Mr. Bachmann, the former president and chief operating officer of The Louisiana Land and Exploration Company, assembled a team of geoscientists and management professionals with considerable region-specific geological, geophysical, technical and operational experience to form the foundation of our company. The industry relationships of Mr. Bachmann and the rest of our team provides us with access to the operators of the Gulf of Mexico Shelf fields that we target for redevelopment.

     We have grown through a combination of multi-year, multi-well drill-to-earn programs and strategic acquisitions. Under our drill-to-earn programs, we use our personnel and capital to identify and pursue additional drilling opportunities on properties previously developed by our drill-to-earn partners and recover our investment through sharing revenue from the new production we establish. After successful drilling of wells, we earn an interest in the reserves we find and develop. We generally operate the properties during the drilling phase of these programs and seek to reduce costs and improve reservoir recovery efficiencies through our geophysical, technical and operational expertise.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS OF ENERGY PARTNERS

     On January 15, 2002, we acquired Hall-Houston and affiliated interests. Consideration consisting of $5.1 million of cash, 574,931 shares of our common stock $0.01 par value per share, $38.4 million, face amount, of our Series D preferred stock, $1.00 par value, $38.4 million in our 11% notes due 2009, 1 million warrants to purchase our common stock at $9.00 per share and 3 million warrants to purchase our common stock at $11.00 per share. In addition we assumed Hall-Houston's working capital deficit. All of the purchase price was allocated to the net assets acquired.

     The following unaudited pro forma condensed consolidated financial information has been prepared by management utilizing our historical financial statements and those of Hall-Houston for the year ended December 31, 2001. Adjustments have been made to reflect the financial impact of purchase accounting and other items had the acquisition taken place on January 1, 2001 with respect to operating data and December 31, 2001 with respect to the balance sheet data. The pro forma adjustments are described in the accompanying notes and are based upon preliminary estimates and certain assumptions that management of the companies believes reasonable under the circumstances.

     The unaudited pro forma condensed consolidated financial information is presented for comparative purposes only and does not purport to be indicative of the results which would actually have been obtained had the acquisition been effected on the pro forma date, nor is it indicative of the results which may be obtained in the future. The unaudited pro forma condensed consolidated financial information in the opinion of management reflects all adjustments necessary to present fairly the data for such periods.

                              ENERGY PARTNERS, LTD

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2001
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                 HISTORICAL    HISTORICAL
                                                    EPL       HALL-HOUSTON   ADJUSTMENTS   PRO FORMA
                                                 ----------   ------------   -----------   ---------
Current assets:
  Cash and cash equivalents....................   $     --      $  1,178                   $  1,178
  Trade and other accounts receivable..........     13,753         6,283                     20,036
  Fair value of commodity derivative
     instruments...............................      2,047            --                      2,047
  Prepaid expenses and other...................      1,459         3,568                      5,027
                                                  --------      --------                   --------
     Total current assets......................     17,259        11,029                     28,288
Property and equipment -- net..................    223,862        84,968     (a)  38,191    347,021
Other assets...................................        363           928                      1,291
Deferred financing costs.......................      1,293         1,168     (a)  (1,168)     1,293
                                                  --------      --------                   --------
                                                  $242,777      $ 98,093                   $377,893
                                                  ========      ========                   ========
Current liabilities:
  Accounts payable and accrued expenses........   $ 21,389      $ 32,250     (a)  (4,132)  $ 49,507
  Current maturities of long-term debt and
     notes payable.............................         85         7,365                      7,450
                                                  --------      --------                   --------
     Total current liabilities.................     21,474        39,615                     56,957

Long-term debt.................................     25,408        86,739     (a) (86,739)    75,217
                                                                             (a)  11,438
                                                                             (a)  38,371
Deferred revenue...............................         --         4,055                      4,055
Deferred income taxes..........................     16,782       (12,447)    (a)  12,447     16,782
Other..........................................     14,246         6,784     (a)  (2,001)    19,029

Redeemable preferred stock.....................         --        18,004     (a) (18,004)        --
Stockholders' equity:
  Preferred stock..............................         --            --     (a)  34,746     34,746
  Common stock.................................        269            32     (a)     (32)       275
                                                                             (a)       6
  Additional paid-in-capital...................    180,995            82     (a)     (82)   187,229
                                                                             (a)   6,234
  Accumulated other comprehensive income.......        981            --                        981
  Accumulated deficit..........................    (17,378)      (44,771)    (a)  44,771    (17,378)
                                                  --------      --------                   --------
     Total stockholders' equity................    164,867       (44,657)                   205,853
                                                  --------      --------                   --------
                                                  $242,777      $ 98,093                   $377,893
                                                  ========      ========                   ========

                              ENERGY PARTNERS, LTD

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                 HISTORICAL    HISTORICAL
                                                    EPL       HALL-HOUSTON   ADJUSTMENTS    PRO FORMA
                                                 ----------   ------------   ------------   ---------
Revenue:
  Oil and gas..................................   $143,870      $ 27,904                    $171,774
  Other........................................      2,057         1,650                       3,707
                                                  --------      --------                    --------
                                                   145,927        29,554                     175,481
                                                  --------      --------                    --------
Costs and expenses:
  Lease operating..............................     36,269         8,760     (b)  (1,948)     43,081
  Taxes, other than on earnings................      7,190            --                       7,190
  Exploration expenditures and dry holes.......     15,141        14,283                      29,424
  Impairment of oil and gas properties.........         --         7,312                       7,312
  Depreciation, depletion and amortization.....     46,870        18,064     (c)   3,026      67,960
  General and administrative
       Stock-based compensation................      1,651            --                       1,651
       Other general and administrative........     18,182         4,274     (b)   1,948      24,404
                                                  --------      --------                    --------
          Total costs and expenses.............    125,303        52,693                     181,022
                                                  --------      --------                    --------
Income (loss) from operations..................     20,624       (23,139)                     (5,541)
                                                  --------      --------                    --------
Other income (expense):
     Interest income...........................        329           329                         658
     Interest expense..........................     (1,916)       (9,406)    (d)   4,797      (6,525)
     Gain on sale of oil and gas assets........         39         6,457                       6,496
                                                  --------      --------                    --------
                                                    (1,548)       (2,620)                        629
                                                  --------      --------                    --------
          Income (loss) before income taxes....     19,076       (25,759)                     (4,912)
Income taxes...................................     (7,102)       10,535     (e)  (1,665)      1,768
                                                  --------      --------                    --------
          Net income (loss)....................   $ 11,974      $(15,224)                   $ (3,144)
                                                  ========      ========                    ========
Basic earnings (loss) per share................   $   0.45                              (f) $  (0.24)
                                                  ========                                  ========
Basic weighted average shares outstanding......     26,865                                    27,440
                                                  ========                                  ========
Diluted earnings (loss) per share..............   $   0.44                              (f) $  (0.24)
                                                  ========                                  ========
Diluted weighted average shares outstanding....     26,920                                    27,440
                                                  ========                                  ========

                             ENERGY PARTNERS, LTD.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1) ENTRIES

(a) EPL acquired Hall-Houston and affiliated interests for aggregate consideration consisting of $5.1 million of cash, 574,931 shares of EPL's common stock valued at $5.81 per share, $38.4 million, face amount, of Series D Exchangeable Convertible Preferred Stock (Preferred Stock) which has a conversion price of $8.54 per share, $38.4 million in 11% Senior Subordinated Notes (Senior Subordinated Notes) and warrants with a Black Scholes value of $2.9 million which will convert into 1 million shares of EPL common stock at a strike price of $9.00 and 3 million shares of EPL common stock at a strike price of $11.00. EPL also paid interest accruing through the closing date and assumed Hall-Houston's working capital deficit as of January 15, 2002. This entry adjusts the historical book values of Hall-Houston's assets and liabilities to their estimated fair values as of December 31, 2001. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown below (in thousands, except share data):

        Calculation and preliminary allocation of purchase price:

    Shares of EPL common stock issued...........................    574,931
    Average EPL stock price.....................................   $   5.81
                                                                   --------
    Fair value of common stock issued...........................   $  3,340
    Fair value of EPL warrants issued...........................      2,900
    Cash paid...................................................      1,725
                                                                   --------
    Fair value of common stock, warrants and cash...............   $  7,965
    Fair value of EPL Preferred Stock issued to Hall-Houston
      debtholders...............................................     34,746
    Fair value of EPL Senior Subordinated Notes issued to
      Hall-Houston debtholders..................................     38,371
    Cash paid to Hall-Houston debtholders not accepting debt
      exchange consideration....................................      3,414
    Cash paid to Hall-Houston debtholders for accrued interest
      and nominal overriding royalty interests..................      3,429
    Plus estimated merger costs to be incurred..................      2,870
                                                                   --------
         Total purchase price...................................   $ 90,795
    Plus fair value of liabilities assumed by EPL:
    Current liabilities(1)......................................   $ 35,483
    Deferred income taxes.......................................         --
    Other non current liabilities, excluding abandonment
      liability of $2.0 million.................................      8,838
                                                                   --------
         Total purchase price plus liabilities assumed..........   $135,116
                                                                   --------
    Fair value of assets acquired by EPL:
    Current assets..............................................   $ 11,029
    Proved oil and gas properties...............................    117,927
    Unproved oil and gas properties.............................      4,893
    Other property and equipment................................        339
    Other assets................................................        928
                                                                   --------
         Fair value of assets acquired..........................   $135,116
                                                                   --------

     ---------------

     (1) excludes $1.7 million of accrued Hall-Houston dividends as the rights to such were relinquished in connection with the merger and $2.4 million of accrued interest paid at closing.

                             ENERGY PARTNERS, LTD.

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     The entire purchase price has been allocated to the net assets acquired. Deferred financing costs of $1.2 million for Hall-Houston debt which was redeemed or converted has been given no value in the purchase accounting and abandonment liabilities of $2.0 million accrued on Hall-Houston producing leases have been adjusted out of other liabilities in the purchase accounting as the abandonment will be accrued by EPL over the producing lives of the leases acquired.

     Due to the taxable nature of the transaction, EPL will make an election under Section 338 of the Internal Revenue Service Code. This election will restate the tax basis of Hall-Houston's assets to fair market value resulting in no difference between the book and tax basis of the assets and liabilities acquired. All Hall-Houston deferred tax assets have been eliminated in the purchase accounting entries.

     The purchase price allocation is preliminary and is subject to change due to several factors, including changes in the fair values of Hall-Houston's assets and liabilities as of the closing date of the merger and the actual merger costs incurred.

     Payment of up to an additional $50 million for the acquisition is contingent upon the attainment of certain objectives. Annually beginning March 1, 2003 through 2007, additional consideration, if any, will be paid in stock or cash at our option (with a minimum of 20% in cash), based upon a percentage of the amount by which the before tax net present value related, in general, to exploratory prospect acreage acquired exceeds a net present value discounted at 30%. Due to the uncertainty inherent in estimating the value of the contingent consideration, total final consideration will not be determined until March 1, 2007. Any amounts paid will be capitalized as additional purchase price when paid and have not been included in the pro forma calculations.

(b) To reclassify Hall-Houston insurance expense from lease operating to general and administrative to be consistent with the classification in EPL's historical statement of operations.

(c) This adjustment reflects the change in depreciation, depletion and amortization amounts recorded on a historical basis to amounts that would have been included in the financial statements effective January 1, 2001.

(d)  To record the net change in interest expense from:

     - $38.4 million of Senior Subordinated Notes at the current interest rate of 11%

     - Interest expense on $11.4 million of additional borrowings under EPL's bank credit facility at EPL's then outstanding borrowing rate of 3.4%

     - The reduction in interest expense due to the redemption or conversion of all Hall-Houston long-term debt.

    Senior Subordinated Notes issued in exchange for
      Hall-Houston debt.........................................   $ 4,221
    Increased borrowing under EPL bank facility using current
      rate......................................................       388
    Redemption of Hall-Houston debt.............................    (9,406)
                                                                   -------
    Adjustment needed...........................................   $(4,797)
                                                                   -------

(e) To record the provision for federal and state income taxes at a corporate statutory rate of 36%.

                             ENERGY PARTNERS, LTD.

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

(f) To reflect pro forma net earnings (loss) per basic share. Pro forma diluted earnings per share has not been presented below as any common stock equivalents would be antidilutive. Loss available to common stockholders is derived as follows (in thousands, except per share amounts):

                                                     INCOME         SHARES       PER-SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
    Net loss.....................................    $(3,144)
    Preferred stock dividends....................     (3,475)
                                                     -------
    Basic loss per share:
    Loss available to common stockholders........    $(6,619)       27,440        $(0.24)
                                                     -------                      ------

(2) SUPPLEMENTAL PRO FORMA INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

     The following pro forma supplemental information regarding oil and gas operations is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

     The following table reflects the costs incurred in oil and gas property acquisitions, exploration and development activities of EPL and Hall-Houston and the combined company on a pro forma basis, for the year ended December 31, 2001 (in thousands):

                                                                               COMBINED
                                                       EPL      HALL-HOUSTON   COMPANY
                                                     --------   ------------   --------
    Oil and gas property acquisitions..............  $  2,516     $ 3,146      $  5,662
    Exploration....................................    45,592      53,606        99,198
    Development....................................    55,882      23,289        79,171
                                                     --------     -------      --------
         Total costs incurred......................  $103,990     $80,041      $184,031
                                                     ========     =======      ========

     The following tables set forth the changes in the net quantities of oil and gas reserves of EPL, Hall-Houston and the combined company on a pro forma basis, for the year ended December 31, 2001:

                                                                 HALL-HOUSTON   COMBINED
                                                         EPL      OIL-MBBLS     COMPANY
                                                        ------   ------------   --------
    Proved developed and undeveloped reserves:
      December 31, 2000...............................  27,521        394        27,915
         Purchases of reserves in place...............     117         --           117
         Sale of reserves.............................      --       (302)         (302)
         Extensions, discoveries and other
           additions..................................   2,797        311         3,108
         Revisions....................................  (1,192)       (73)       (1,265)
         Production...................................  (3,781)       (33)       (3,814)
                                                        ------       ----        ------
      December 31, 2001...............................  25,462        297        25,759
                                                        ======       ====        ======
    Proved developed reserves as of:
      December 31, 2000...............................  25,024        352        25,376
      December 31, 2001...............................  22,176        297        22,473

                             ENERGY PARTNERS, LTD.

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

                                                                 HALL-HOUSTON   COMBINED
                                                         EPL       GAS-MMCF     COMPANY
                                                       -------   ------------   --------
    Proved developed and undeveloped reserves:
      December 31, 2000..............................   49,150      40,998       90,148
         Purchases of reserves in place..............      301          --          301
         Sale of reserves............................       --      (5,273)      (5,273)
         Extensions, discoveries and other
           additions.................................   28,383      18,554       46,937
         Revisions...................................   (3,422)      6,765        3,343
         Production..................................  (12,615)     (6,170)     (18,785)
                                                       -------      ------      -------
      December 31, 2001..............................   61,797      54,874      116,671
                                                       =======      ======      =======
    Proved developed reserves as of:
      December 31, 2000..............................   39,522      23,268       62,790
      December 31, 2001..............................   38,099      38,082       76,181

     Subsequent to December 31, 2001, Hall-Houston acquired additional working interests in several of its properties from affiliates. In addition, EPL acquired overriding royalty interests directly from affiliates of Hall-Houston. These transactions combined increased proved reserves by approximately 5.8 Bcfe or 5%, as compared to the proved reserve quantities of the combined company as of December 31, 2001 that are disclosed in the previous tables and underlie the standardized measure data which follows.

     The following table sets forth the standardized measure of discounted future net cash flows relating to proved oil and gas reserves for EPL, Hall-Houston and the combined company on a pro forma basis, as of December 31, 2001 (in thousands):

                                                                                 COMBINED
                                         EPL      HALL-HOUSTON   ADJUSTMENT(1)    COMPANY
                                      ---------   ------------   -------------   ---------
    Future cash inflows.............  $ 630,941     $148,609                     $ 779,550
      Future production costs.......   (293,945)     (21,312)                     (315,257)
      Future development and
         abandonment costs..........   (168,989)     (27,852)                     (196,841)
      Future income tax expense.....     (4,688)          --        (35,800)       (40,488)
                                      ---------     --------                     ---------
    Future net cash flows after
      income taxes..................    163,319       99,445                       226,964
    10% annual discount for
      estimated timing of cash
      flows.........................    (39,942)     (20,161)         8,340        (51,763)
                                      ---------     --------                     ---------
    Standardized measure of
      discounted future net cash
      flows.........................  $ 123,377     $ 79,284                     $ 175,201
                                      =========     ========                     =========

     ---------------

     (1) Hall-Houston's historical financial information includes net operating loss carryforwards sufficient to offset future taxable income. This entry adjusts the combined company future income taxes and related discount to reflect the pro forma future tax expense as the net operating losses will not be brought forward to the combined company.

     The computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves at December 31, 2001 was based on period end spot prices adjusted for lease quality, transportation fees and price differentials. The December 31, 2001 computation for EPL was based on period end prices of approximately $2.71 per Mcf for natural gas and $18.21 per barrel for crude oil while

                             ENERGY PARTNERS, LTD.

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     Hall-Houston's computation was based on period end prices of approximately $2.65 per Mcf and $20.14 per barrel for crude oil.

     The following table includes the components of the changes in the standardized measure of discounted future net cash flows of EPL, Hall-Houston and the combined company on a pro forma basis, for the year ended December 31, 2001 (in thousands):

                                                                                 COMBINED
                                         EPL      HALL-HOUSTON   ADJUSTMENT(1)    COMPANY
                                      ---------   ------------   -------------   ---------
    Beginning of the period.........  $ 348,102    $ 187,500                     $ 535,602
    Sales and transfers of oil and
      gas produced net of production
      costs.........................   (100,411)     (14,386)                     (114,797)
    Net changes in prices and
      production costs..............   (349,126)    (202,112)                     (551,238)
    Extensions, discoveries and
      improved recoveries, net of
      future production costs.......     49,217       32,469                        81,686
    Revisions of quantity
      estimates.....................    (12,619)      11,904                          (715)
    Previously estimated development
      costs incurred during the
      period........................     10,861       23,289                        34,150
    Purchases and sales of reserves
      in place......................        637      (16,006)                      (15,369)
    Changes in estimated future
      development costs.............    (20,014)      (1,321)                      (21,335)
    Changes in production rates
      (timing) and other............     11,638      (41,265)                      (29,627)
    Accretion of discount...........     48,995       26,065                        75,060
    Net change in income taxes......    136,097       73,147        (27,460)       181,784
                                      ---------    ---------                     ---------
    Net decrease....................   (224,725)    (108,216)                     (360,401)
                                      ---------    ---------                     ---------
    End of period...................  $ 123,377    $  79,284                     $ 175,201
                                      =========    =========                     =========

     ---------------

     (1) Hall-Houston's historical financial information includes net operating loss carryforwards sufficient to offset future taxable income. This entry adjusts the combined company discounted future income taxes to reflect the change in the pro forma future tax expense as the net operating losses will not be brought forward to the combined company.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 2001 and
  2000......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 2001, 2000 and 1999..........................   F-4
Consolidated Statements of Stockholders' Deficit for the
  years ended December 31, 2001, 2000 and 1999..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001, 2000 and 1999..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Hall-Houston Oil Company:

     We have audited the accompanying consolidated balance sheets of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As described in note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments in 2001.

                                                         KPMG LLP

Houston, Texas
March 19, 2002

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                2001       2000
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $    606   $  4,608
  Cash collateral account, restricted.......................       572      2,545
  Accounts receivable:
    Trade, net of allowance of $1,192 and $592 at December
     31, 2001 and 2000, respectively........................     5,403      9,936
    Insurance recovery......................................        --      1,152
    Employees and affiliates................................         7         20
    Other...................................................        42         69
  Taxes receivable..........................................       831         --
  Inventories...............................................     1,200      1,015
  Prepaid expense...........................................     2,310        992
  Other current assets......................................        58         49
                                                              --------   --------
         Total current assets...............................    11,029     20,386
                                                              --------   --------
Oil and natural gas properties, at cost, using the
  successful-efforts method of accounting...................   149,391     86,375
Less accumulated depreciation, depletion, impairment, and
  amortization..............................................   (64,762)   (41,242)
                                                              --------   --------
         Net oil and natural gas properties.................    84,629     45,133
Other property and equipment, net of accumulated
  depreciation..............................................       339        403
Deferred income taxes, net..................................    12,447      2,791
Deferred financing costs, net of accumulated amortization of
  $552 in 2001 and $111 in 2000.............................     1,168        889
Other assets................................................       928        722
                                                              --------   --------
                                                              $110,540   $ 70,324
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes payable.............................................  $  7,365   $     --
  Accounts payable and accrued liabilities..................    32,174     22,137
  Gas imbalances payable....................................        76         76
                                                              --------   --------
         Total current liabilities..........................    39,615     22,213
                                                              --------   --------
Long-term debt..............................................    80,156     36,000
Employee royalty trust obligation...........................     6,583      5,654
Accrued dismantlement and abandonment costs.................     6,398      3,078
Other long-term liabilities.................................       386        367
Deferred revenue............................................     4,055     12,303
                                                              --------   --------
         Total liabilities..................................   137,193     79,615
                                                              --------   --------
Mandatory redeemable preferred stock, $0.01 par value.
  Authorized 5,000,000 shares; $100 liquidation preference
  per share; issued and outstanding 180,038 shares..........    18,004     18,004
Stockholders' deficit:
  Common stock, $0.01 par value. Authorized 19,000,000
    Series A and 6,000,000
    Series B Nonvoting shares; issued and outstanding
     3,175,489 Series A shares..............................        32         32
Additional paid-in capital..................................        82         82
Accumulated deficit.........................................   (44,771)   (27,409)
                                                              --------   --------
         Total stockholders' deficit........................   (44,657)   (27,295)

Contingencies (note 16)
                                                              --------   --------
                                                              $110,540   $ 70,324
                                                              ========   ========

See accompanying notes to consolidated financial statements.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                2001      2000       1999
                                                              --------   -------   --------
Revenue:
  Oil and natural gas revenues..............................  $ 27,904   $19,254   $  9,679
  Gain on sale of oil and natural gas properties............     6,457    27,734     17,482
  Other.....................................................     1,650       489        716
                                                              --------   -------   --------
                                                                36,011    47,477     27,877
                                                              --------   -------   --------
Costs and expenses:
  Lease operating...........................................     8,760     6,023      7,160
  Exploration expenditures and dry hole costs...............    14,283     3,070     11,999
  Impairment of oil and natural gas properties..............     7,312       957      6,224
  Depreciation, depletion and amortization..................    18,064     7,452      6,283
  General and administrative................................     3,247     4,202      4,423
  Merger-related costs......................................       427        --         --
  Other.....................................................       600       825      4,326
                                                              --------   -------   --------
                                                                52,693    22,529     40,415
                                                              --------   -------   --------
          Income (loss) from operations.....................   (16,682)   24,948    (12,538)
Other income (expense):
  Interest income...........................................       329       308        294
  Interest expense..........................................    (9,406)   (5,001)    (4,054)
                                                              --------   -------   --------
                                                                (9,077)   (4,693)    (3,760)
                                                              --------   -------   --------
          Income (loss) before income taxes.................   (25,759)   20,255    (16,298)
Income tax benefit..........................................    10,535     1,742        122
                                                              --------   -------   --------
          Net income (loss).................................   (15,224)   21,997    (16,176)
Preferred stock dividends...................................    (2,138)   (1,913)    (2,250)
                                                              --------   -------   --------
          Net income (loss) attributed to common
            stockholders....................................  $(17,362)  $20,084   $(18,426)
                                                              ========   =======   ========
Net income (loss) per share attributed to common
  stockholders:
  Basic.....................................................  $  (5.47)  $  6.32   $  (5.80)
                                                              ========   =======   ========
  Diluted...................................................  $  (5.47)  $  3.65   $  (5.80)
                                                              ========   =======   ========
Weighted average number of common shares outstanding used in computing net income (loss) per share:
  Basic.....................................................     3,175     3,175      3,175
                                                              ========   =======   ========
  Diluted...................................................     3,175     6,033      3,175
                                                              ========   =======   ========

See accompanying notes to consolidated financial statements.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                            ADDITIONAL                     TOTAL
                                                   COMMON    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                                   STOCK     CAPITAL       DEFICIT        DEFICIT
                                                   ------   ----------   -----------   -------------
Balances as of December 31, 1998.................   $32        $82        $(29,067)      $(28,953)
Accrued dividends in arrears on mandatory
  redeemable preferred stock.....................    --         --          (2,250)        (2,250)
Net loss.........................................    --         --         (16,176)       (16,176)
                                                    ---        ---        --------       --------
Balances as of December 31,1999..................    32         82         (47,493)       (47,379)
Dividends on mandatory redeemable preferred
  stock..........................................    --         --          (1,913)        (1,913)
Net income.......................................    --         --          21,997         21,997
                                                    ---        ---        --------       --------
Balances as of December 31, 2000.................    32         82         (27,409)       (27,295)
Accrued dividends in arrears on mandatory
  redeemable preferred stock.....................    --         --          (1,688)        (1,688)
Dividends on mandatory redeemable preferred
  stock..........................................    --         --            (450)          (450)
Net loss.........................................    --         --         (15,224)       (15,224)
                                                    ---        ---        --------       --------
Balances as of December 31, 2001.................   $32        $82        $(44,771)      $(44,657)
                                                    ===        ===        ========       ========

See accompanying notes to consolidated financial statements.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                2001       2000       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................  $(15,224)  $ 21,997   $(16,176)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Gain on sale of oil and gas assets......................    (6,457)   (27,734)   (17,482)
    Depreciation, depletion, and amortization...............    18,064      7,452      6,283
    Amortization of deferred revenue........................    (8,248)    (7,441)    (7,985)
    Dry hole and impairment costs...........................    19,443      1,262     14,888
    Deferred income taxes...................................    (9,656)    (2,791)        --
    Change in assets and liabilities affecting operating
      activities:
      Decrease (increase) in accounts receivable............     5,725     (7,420)    (3,298)
      Decrease (increase) in taxes receivable...............      (831)        --        926
      Decrease (increase) in materials and supplies
         inventory..........................................      (185)       369       (875)
      Decrease (increase) in other assets...................    (1,092)        15        341
      Increase in accounts payable and accrued
         liabilities........................................     9,127      1,962      7,560
      Increase in deferred revenue..........................        --      5,710     17,765
      Increase (decrease) in other liabilities..............       929       (473)     2,707
      Other.................................................       (94)       (90)      (225)
                                                              --------   --------   --------
         Total adjustments..................................    26,725    (29,179)    20,605
                                                              --------   --------   --------
         Net cash provided by (used in) operating
           activities.......................................    11,501     (7,182)     4,429
                                                              --------   --------   --------
Cash flows from investing activities:
  Property acquisitions.....................................    (1,650)    (3,064)      (180)
  Exploration and development expenditures..................   (73,957)   (30,675)   (47,319)
  Other property and equipment additions....................       (57)       (80)      (198)
  Proceeds from sales of oil and gas assets.................    10,817     56,468     20,774
                                                              --------   --------   --------
         Net cash provided by (used in) investing
           activities.......................................   (64,847)    22,649    (26,923)
                                                              --------   --------   --------
Cash flows from financing activities:
  Borrowings under short-term debt..........................     7,661         --         --
  Borrowings under long-term debt...........................    48,388     32,525     32,399
  Principal payments under long-term debt and notes
    payable.................................................    (7,860)   (48,497)      (137)
  Cash dividends on mandatory redeemable preferred stock....      (900)    (3,713)      (450)
  Deposits to cash collateral account.......................   (12,388)   (12,525)   (33,470)
  Fundings from cash collateral account.....................    45,630     29,682     55,038
  Refunding obligations to cash collateral account..........   (31,187)   (15,469)   (25,296)
                                                              --------   --------   --------
         Net cash provided by (used in) financing
           activities.......................................    49,344    (17,997)    28,084
                                                              --------   --------   --------
         Net increase (decrease) in cash and cash
           equivalents......................................    (4,002)    (2,530)     5,590
Cash and cash equivalents, beginning of year................     4,608      7,138      1,548
                                                              --------   --------   --------
Cash and cash equivalents, end of year......................  $    606   $  4,608   $  7,138
                                                              ========   ========   ========
Supplemental cash flow information:
  Interest paid.............................................  $  7,247   $  5,171   $  2,138
                                                              ========   ========   ========
  Income taxes paid.........................................  $  1,000   $     --   $     --
                                                              ========   ========   ========
Non cash transactions:
  Vendor offset received relating to the Company's 2000
    Exploration and Development Facility (see note 5).......  $  2,612   $  2,475   $     --
                                                              ========   ========   ========
  Vendor offset received relating to the Company's 1996
    Exploration and Development Facility (see note 5).......  $     --   $     --   $  6,511
                                                              ========   ========   ========
  Facility fees associated with long-term debt (see note
    5)......................................................  $    720   $  1,000   $     --
                                                              ========   ========   ========
  Property acquisition -- assumption of abandonment
    liability...............................................  $  1,325   $     --   $     --
                                                              ========   ========   ========
  Accrued preferred dividends in arrears....................  $  1,688   $     --   $  2,250
                                                              ========   ========   ========

See accompanying notes to consolidated financial statements.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999

(1) ORGANIZATION

     BACKGROUND AND BUSINESS

     Hall-Houston Oil Company (the Company), a Texas corporation, was incorporated in 1982 and commenced operations in November 1983. The Company is an independent energy company engaged in oil and natural gas exploration, development, and production operations primarily in the shallow to moderate depth waters of the Gulf of Mexico off the coasts of Louisiana and Texas.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     The consolidated financial statements of the Company include its wholly owned subsidiaries, Hall-Houston Operating Company and Hall-Houston Malaysia Ltd., which were formed during 1990 and the net assets of the Hall-Houston Employee Royalty Trust (see note 11). All significant intercompany accounts and transactions are eliminated in consolidation. Hall-Houston Malaysia Ltd. was formed to engage in oil and natural gas exploration, development, and production operations offshore of Malaysia and has been inactive since 1999.

     CASH COLLATERAL ACCOUNT, RESTRICTED

     The Company's restricted cash was invested in short-term, highly-liquid investments. The carrying value approximated fair value because of the short-term maturity of these investments. As of December 31, 2001 and 2000, the amount disclosed as restricted cash is available to the Company in accordance with the terms of the Company's 2000 Exploration and Development Facility (see note 5).

     INVENTORIES

     Materials and supplies are carried at the lower of average cost or market value. There was no reduction of average cost to market value during 2001 or 2000.

     REVENUE RECOGNITION

     The Company records revenue in accordance with the entitlement method of accounting for production imbalances in which any amount of production volumes received in excess of the Company's net revenue interest in the property is recorded as a liability. If less than the Company's entitlement is received, the underproduction is recorded as a receivable. Production imbalances are recorded at the lower of the sales price in effect at the time of production or current market value. Substantially all of such amounts are anticipated to be settled with production in future periods. The Company's imbalance position was not significant in terms of units or value at December 31, 2001 or 2000.

     OTHER PROPERTY AND EQUIPMENT

     Other property and equipment is carried at cost. Depreciation of other property and equipment is provided for on a straight-line basis over the estimated useful lives of the assets ranging from three to five years.

     OIL AND NATURAL GAS PROPERTIES

     The Company uses the successful efforts method of accounting for its oil and natural gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves and geological and geophysical costs are expensed. Capitalized costs of producing oil and natural gas properties are depleted on a units-of-production basis over the estimated life of the related proved reserves. Oil is converted to equivalent cubic feet of natural gas on an energy content basis of one barrel to 6 thousand cubic feet (Mcf). Depreciation and depletion of capitalized costs is provided on a property-by-property basis. Costs associated with unproved properties and costs associated with properties that have yet to commence production of approximately $19,857,000 and $18,325,000 as of December 31, 2001 and 2000, respectively, have been excluded from depreciation and depletion.

     Unproved leasehold costs are assessed periodically on a property-by-property basis and impairments in value are recognized to the extent, if any, that the cost of the property has been impaired. Costs of oil and natural gas properties surrendered are charged against the valuation allowance. The Company recorded unproved leasehold impairment of approximately $237,000, $718,000, and $1,761,000 in 2001, 2000, and 1999, respectively.

     The estimated costs of dismantling and abandoning offshore oil and natural gas properties are provided for currently using the units-of-production basis over the estimated life of the related proved reserves. Such provision is included in depreciation, depletion, and amortization in the accompanying statements of operations. As of December 31, 2001, estimated costs of dismantling and abandoning offshore oil and natural gas properties, net of salvage value, were approximately $9,466,000. To date, approximately $6,398,000 has been accrued for and is included in the accompanying consolidated balance sheets.

     The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate the carrying value of those assets may not be recoverable. Generally accepted accounting principles require that an impairment loss be recognized whenever the carrying amount of an asset exceeds the estimated future net cash flows (undiscounted) of the asset. The Company performs its impairment review of proved oil and natural gas properties on a depletable unit basis. For any depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is immediately recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying expected future oil and natural gas prices, as determined by management, to estimated future production of oil and natural gas reserves over the economic lives of the reserves. Impairment of proved properties of approximately $7,075,000, $239,000, and $4,463,000 was recognized in 2001, 2000, and 1999, respectively.

     Upon the sale or retirement of a complete unit of proved property, the cost and related accumulated depreciation, depletion, impairment, and amortization are eliminated from the property accounts, and the resulting gain or loss is recognized.

     ENVIRONMENTAL

     The Company is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effect of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     INCOME TAXES

     The Company accounts for income taxes under the asset and liability method, which requires that deferred tax assets and liabilities be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Total deferred tax assets are reduced by a valuation allowance to an amount that in management's judgment is more likely than not to be realized as a future tax benefit. The provision for deferred tax expense or benefit is the change during the period in the deferred tax assets, net of any valuation allowance, and liabilities.

     DEFERRED FINANCING COSTS

     Facility fees incurred in conjunction with the establishment of various debt facilities are deferred and are amortized as additional interest expense over the maturity period of the related debt (see note 5).

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional common shares that could have been outstanding assuming the conversion of Redeemable Preferred Stock (see note 8) which have a dilutive effect on earnings per share. For the years ended December 31, 2001 and 1999, the Company excluded all potentially dilutive securities, as a net loss was incurred during the periods.

     CASH EQUIVALENTS AND STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, highly liquid investments with original maturities of three months or less are considered cash equivalents. At December 31, 2001, 2000, and 1999, interest bearing cash equivalents were approximately $1,000,000, $6,300,000, and $10,700,000, respectively.

     CONCENTRATION OF CREDIT RISK

     A portion of the Company's oil and natural gas production revenues are derived from uncollateralized sales to customers in the oil and natural gas industry. The concentration of credit risk within a single industry affects the Company's overall exposure to credit risk as the industry may be similarly affected by changes in economic and other conditions. During November 2001, the Company sold natural gas production to ENA Upstream Company LLC, an indirect subsidiary of Enron Corp. ENA Upstream Company LLC filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code in January 2002. The Company recorded an allowance associated with such receivable of approximately $414,000 as of December 31, 2001.

     DERIVATIVE INSTRUMENTS

     During 2001, the Company entered into a number of commodity option contracts to reduce exposure to fluctuations in the price of natural gas. The contracts consisted of cash settled natural gas put options. The natural gas put options were settled based on the average of the reported settlement price for the last three scheduled trading days of the NYMEX Henry Hub Natural Gas Futures Contracts for the applicable settlement period. The counterparty was required to make a payment to the Company if the settlement price

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

for any settlement period was below the target price specified in the put option contract. Premiums associated with entering into such transactions were approximately $1,452,000 and the Company recognized gains from increases in the intrinsic value of the derivative instruments of approximately $3,007,000 as a result of the settlement price being below the target price specified in the applicable contract. The Company did not designate the commodity option contracts as cash flow hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities which the Company adopted January 1, 2001. The Company had no derivative instruments in 2000 or 1999.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, as well as the reported amounts of revenues and expenses and reserve information which affects the depreciation, depletion, and amortization calculation and the measurement of impairment of the carrying amount of proved oil and gas properties on total capitalized costs. Actual results could differ from those estimates.

     RECLASSIFICATIONS

     Certain reclassifications have been made to prior period amounts for comparability with current year presentation.

(3) SALES OF OIL AND NATURAL GAS PROPERTIES

     During 2001, 2000, and 1999, the Company sold its interests in certain domestic proved oil and natural gas properties in unrelated transactions with third parties. The oil and natural gas property sales had a positive impact on the Company's liquidity and capital resources and resulted in substantial gains to the Company.

     The following chronological table lists such sales for the years ended December 31, 2001, 2000, and 1999, respectively, with the corresponding gain or loss:

YEAR ENDED DECEMBER 31, 2001                                  CASH PROCEEDS   GAIN/(LOSS)
----------------------------                                  -------------   -----------
October 2001................................................   $10,601,000    $6,277,000
Net adjustments to prior year's sales.......................       216,000       180,000
                                                               -----------    ----------
                                                               $10,817,000    $6,457,000
                                                               ===========    ==========

     During 2001, the Company sold the interest it owned in East Cameron Block 76 associated with an oil and natural gas discovery that was the product of exploratory drilling activities during the year ended December 31, 2001.

YEAR ENDED DECEMBER 31, 2000                                 CASH PROCEEDS   GAIN/(LOSS)
----------------------------                                 -------------   -----------
April 2000.................................................   $    10,000    $    10,000
June 2000..................................................    56,458,000     27,663,000
Net adjustments to prior year's sales......................            --         61,000
                                                              -----------    -----------
                                                              $56,468,000    $27,734,000
                                                              ===========    ===========

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     During 2000, the Company sold the interests it owned in South Pelto Block 17, East Cameron Blocks 88 and 89 and High Island Block A-442 associated with oil and natural gas discoveries made by the Company through the closing date of the sale.

YEAR ENDED DECEMBER 31, 1999                                 CASH PROCEEDS   GAIN/(LOSS)
----------------------------                                 -------------   -----------
June 1999..................................................   $   194,000    $   194,000
November 1999..............................................    19,151,000     17,651,000
Net adjustments to prior year's sales......................     1,429,000       (363,000)
                                                              -----------    -----------
                                                              $20,774,000    $17,482,000
                                                              ===========    ===========

     The Company sold two overriding royalty interests in June of 1999 and the Company sold the interest it owned in West Cameron Block 587 in November of 1999 associated with an oil and natural gas discovery which was the product of exploratory drilling activities during the year.

     The Company has indemnified the purchasers of the oil and natural gas properties against certain title defects, environmental and property tax claims, and any other related liens accruing to the oil and natural gas properties sold through the respective sales' closing dates. Management does not believe such indemnification obligations will have a material adverse impact on the Company's financial condition.

(4) NOTES PAYABLE

     The following details the Company's short-term borrowings as of December 31, 2001:

                                                                 2001
                                                              ----------
Note payable bearing interest at 10%, due January 31, 2002,
  secured by certain interests in oil and natural gas
  properties (see note 12)..................................  $4,000,000
Note payable due in monthly installments through October
  2002, including interest at 5.77%, unsecured..............   1,365,000
Note payable to a commercial bank, bearing interest at
  2.89%, due May 21, 2002, guaranteed by related parties
  (see note 12).............................................   2,000,000
                                                              ----------
                                                              $7,365,000
                                                              ==========

     The Company had no short-term borrowings outstanding at December 31, 2000.

(5) LONG-TERM DEBT

     The following details the Company's long-term debt as of December 31, 2001 and 2000:

                                                                2001          2000
                                                             -----------   -----------
2000 Exploration and Development Facility..................  $30,600,000   $15,600,000
South Timbalier Block 185 Facility.........................   14,619,000    20,400,000
East Cameron Block 161 Facility............................   13,846,000            --
East Cameron Block 263 Facility............................   10,891,000            --
West Cameron Block 431 Facility............................   10,200,000            --
                                                             -----------   -----------
                                                             $80,156,000   $36,000,000
                                                             ===========   ===========

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     2000 EXPLORATION AND DEVELOPMENT FACILITY

     During September 2000, the Company completed a financing referred to as the "Hall-Houston 2000 Exploration and Development Facility" (2000 Facility) through the private placement of $30,600,000 of 2000 12% Senior Exploration and Development Facility Notes (2000 Notes). The 2000 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement effective September 1, 2000 which also provided for the Note Purchasers to have rights to overriding royalty interests in certain oil and natural gas properties. The 2000 Facility is intended to provide financing for oil and natural gas exploration and development costs incurred by the Company within the United States of America.

     The 2000 Facility was established with a revolving credit facility feature (2000 Revolver). The 2000 Revolver is scheduled to terminate on December 31, 2002, at which time the 2000 Revolver converts to a term loan (2000 Term Loan) maturing on December 31, 2004. Through the term of the 2000 Revolver, amounts advanced under the 2000 Notes and subsequently repaid are available to be redrawn. The obligations under the 2000 Notes represent a general corporate obligation of the Company, but no financial covenant compliance or reserve coverage ratio obligations are imposed on the Company.

     Outstanding advances under the 2000 Notes bear interest at 12% per annum payable quarterly in arrears beginning September 30, 2000. A facility fee of 2% of the amount committed by each purchaser was added to each purchaser's outstanding principal amount of the loan and the facility fee bears interest at 12% per annum payable quarterly in arrears. A commitment fee of 1/2 of 1% per annum on the undrawn commitment amount is also payable quarterly in arrears. As of December 31, 2001, amounts outstanding under the 2000 Facility totaled $30,600,000 inclusive of the $600,000 facility fee.

     During the term of the 2000 Revolver, amounts advanced under the 2000 Notes are deposited in a cash collateral account, with such funds being available only for the payment of domestic oil and natural gas exploration and development costs incurred by the Company and for the payment of principal and accrued interest outstanding thereunder. Upon conversion of the 2000 Revolver to the 2000 Term Loan, funds in the collateral account will be available to the Company only for the payment of principal and accrued interest outstanding under the 2000 Notes.

     Also during the term of the 2000 Revolver, the Company is required to deposit into the cash collateral account 50% of the net cash flow from production operations conducted on the Company's domestic oil and natural gas properties, subject to certain exclusions, and 50% of the net cash proceeds received by the Company from the sale of an interest in any such property or the sale of a production payment created out of any such interest, subject to certain exclusions, until the amount then deposited in the cash collateral account equals the outstanding balance of principal and accrued interest. Upon conversion of the 2000 Revolver to the 2000 Term Loan, the required amount to be deposited into the cash collateral account increases from 50% to 75%. During the 2000 Term Loan period, funds on deposit in the cash collateral account will be distributed not less frequently than quarterly to the holders of the 2000 Notes in payment of outstanding principal and accrued interest. The 2000 Term Loan period will continue until the earlier of the 2000 Notes having been paid in full or December 31, 2004, at which time outstanding advances, facility fees, accrued interest, and commitment fees under the 2000 Notes will be repaid and the 2000 Facility will terminate.

     The payment and other obligations under the 2000 Notes are collateralized by the funds held in the cash collateral account. Upon request of those holders of 2000 Notes representing in excess of 50% of the 2000 Facility amount, the Company will collateralize the payment and other obligations under the 2000 Facility with mortgages covering its domestic oil and natural gas properties representing not less than 85% of the value associated with the Company's interest in all of its domestic oil and natural gas properties, subject to certain exclusions. The value of the Company's domestic oil and natural gas properties is calculated from the estimated pre-tax future cash flow from all categories of proved, probable, and possible reserves, discounted at

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

a 10% per annum discount rate, attributable to the net revenue interest of the Company in those oil and natural gas properties. To the extent required, the calculation will be made by the Company as of the end of each calendar quarter and will be based on the most recent independent engineering report and internally generated engineering reports, supplements, and updates. The Company has the right to terminate the 2000 Facility and repay outstanding advances, facility fees, accrued interest, and commitment fees at any time prior to its scheduled termination date. In connection with any such termination, the balance of any funds on deposit in the cash collateral account for the 2000 Facility will be released to the Company and all mortgages and other security interests will be released.

     Generally, holders of the 2000 Notes also acquired rights to receive overriding royalty interests in the oil and natural gas properties on which funds from the cash collateral account for the 2000 Facility are spent. The right to an overriding royalty interest on any particular property is fully earned when the overriding royalty interest is created and the overriding royalty interest survives the repayment of the 2000 Notes. Overriding royalty interests are earned on a property acquisition with existing production at the time of acquisition, if the acquisition is paid for with funds from the cash collateral account for the 2000 Facility. Overriding royalty interests are earned in respect to other oil and natural gas properties when funds associated with the 2000 Facility are drawn from the cash collateral account for the payment of oil and natural gas exploration or development activities on such properties. The amount of the overriding royalty interest on each property is 2% proportionately reduced to the Company's interest in that property, subject to further reduction in certain instances.

     SOUTH TIMBALIER BLOCK 185 FACILITY

     During June 2000, the Company completed a financing referred to as the "Hall-Houston South Timbalier Block 185 Facility" (ST 185 Facility) through the private placement of $20,400,000 of South Timbalier Block 185 12% Senior Secured Facility Notes (ST 185 Notes). The ST 185 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (ST 185 Agreement) effective June 1, 2000. Amounts outstanding under the ST 185 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of South Timbalier Block 185 containing oil and natural gas reserves associated with the discovery well drilled thereon by the Company in 1999 (ST 185 Dedicated Reserves). The ST 185 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the ST 185 Dedicated Reserves proportionately reduced to the Company's interest in the property (ST 185 Nominal Overriding Royalty Interest). The proceeds from the ST 185 Facility provided general working capital to the Company.

     Within 30 days of the ST 185 Notes being repaid and the ST 185 Facility being terminated, the holders of the ST 185 Notes will be paid an amount equal to the value of the ST 185 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in South Timbalier Block 185, the value of such ST 185 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such ST 185 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to the ST 185 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates using production prices determined as of the close of business on the third business day prior to the date of repayment based on the forward 12 month New York Mercantile Exchange strip prices of oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     The ST 185 Notes mature on December 31, 2003, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum. Interest at 12% and the ST 185 Nominal Overriding Royalty Interest payment accruing through September 30, 2000 were paid November 14, 2000. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of ST 185 Dedicated Reserves plus the amount due in respect of the ST 185 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal balance. As of December 31, 2001 amounts outstanding under the ST 185 Facility totaled approximately $14,619,000 inclusive of the $400,000 facility fee.

     EAST CAMERON BLOCK 161 FACILITY

     During January 2001, the Company completed a financing referred to as the "Hall-Houston East Cameron Block 161 Facility" (EC 161 Facility) through the private placement of $15,300,000 of East Cameron Block 161 12% Senior Secured Facility Notes (EC 161 Notes). The EC 161 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (EC 161 Agreement) effective January 15, 2001. Amounts outstanding under the EC 161 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of East Cameron Block 161 containing oil and natural gas reserves associated with the discovery wells drilled thereon by the Company (EC 161 Dedicated Reserves). The EC 161 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the EC 161 Dedicated Reserves proportionately reduced to the Company's interest in the property (EC 161 Nominal Overriding Royalty Interest). The proceeds from the EC 161 Facility provided general working capital to the Company.

     Within 30 days of the EC 161 Notes being repaid and the EC 161 Facility being terminated, the holders of the EC 161 Notes will be paid an amount equal to the value of the EC 161 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in East Cameron Block 161, the value of such EC 161 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such EC 161 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to EC 161 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates and operating and capital costs and using production prices based on the first day of the calendar quarter in which such full and final payment occurs based on all the forward monthly prices on the New York Mercantile Exchange for oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The EC 161 Notes mature on December 31, 2003, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum. Interest at 12% and the EC 161 Nominal Overriding Royalty Interest payment accruing through March 31, 2001 was paid May 15, 2001. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of EC 161 Dedicated Reserves plus the amount due in respect of the EC 161 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal balance. As of December 31, 2001, amounts outstanding under the EC 161 Facility totaled approximately $13,846,000 inclusive of the $300,000 facility fee.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     EAST CAMERON BLOCK 263 FACILITY

     During April 2001, the Company completed a financing referred to as the "Hall-Houston East Cameron Block 263 Facility" (EC 263 Facility) through the private placement of $11,220,000 of East Cameron Block 263 12% Senior Secured Facility Notes (EC 263 Notes). The EC 263 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (EC 263 Agreement) effective March 1, 2001. Amounts outstanding under the EC 263 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of East Cameron Block 263 containing oil and natural gas reserves associated with the discovery wells drilled thereon by the Company (EC 263 Dedicated Reserves). The EC 263 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the EC 263 Dedicated Reserves proportionately reduced to the Company's interest in the property (EC 263 Nominal Overriding Royalty Interest). The proceeds from the EC 263 Facility provided general working capital to the Company.

     Within 30 days of the EC 263 Notes being repaid and the EC 263 Facility being terminated, the holders of the EC 263 Notes will be paid an amount equal to the value of the EC 263 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in East Cameron Block 263, the value of such EC 263 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such EC 263 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to the EC 263 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates and operating and capital costs and using production prices based on the first day of the calendar quarter in which such full and final payment occurs based on all the forward monthly prices on the New York Mercantile Exchange for oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The EC 263 Notes mature on March 31, 2004, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum. Interest at 12% and the EC 263 Nominal Overriding Royalty Interest payment accruing through April 30, 2001 was paid June 15, 2001. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of EC 263 Dedicated Reserves plus the amount due in respect of the EC 263 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal balance (the payment for the calendar quarter ending June 30, 2001 related to net revenues received in May and June of 2001). As of December 31, 2001, amounts outstanding under the EC 263 Facility totaled approximately $10,891,000 inclusive of the $220,000 facility fee.

     WEST CAMERON BLOCK 431 FACILITY

     During September 2001, the Company completed a financing referred to as the "Hall-Houston West Cameron Block 431 Facility" (WC 431 Facility) through the private placement of $10,200,000 of West Cameron Block 431 12% Senior Secured Facility Notes (WC 431 Notes). The WC 431 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (WC 431 Agreement) effective July 16, 2001. Amounts outstanding under the WC 431 Facility are secured by mortgages covering all of the Company's mortgageable leasehold and other interests and rights in that portion of West Cameron Block 431 containing oil and natural gas reserves associated with the discovery well drilled thereon by the Company (WC 431 Dedicated Reserves). The WC 431 Agreement also provides for such purchasers to be paid an amount equal to the production proceeds that would be attributable to a 2% overriding royalty interest in the WC 431 Dedicated Reserves proportionately reduced to the Company's interest in the property (WC 431

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

Nominal Overriding Royalty Interest). The proceeds from the WC 431 Facility provided general working capital to the Company.

     Within 30 days of the WC 431 Notes being repaid and the WC 431 Facility being terminated, the holders of the WC 431 Notes will be paid an amount equal to the value of the WC 431 Nominal Overriding Royalty Interest at such time. If the repayment of the loan is in connection with the sale of the Company's interest in West Cameron Block 431, the value of such WC 431 Nominal Overriding Royalty Interest will be that portion of the purchase price allocated thereto by the purchaser of such interest. If the repayment of the loan is other than in connection with the sale of such interest, the value of such WC 431 Nominal Overriding Royalty Interest will be determined based upon the future cash flow attributable to the WC 431 Dedicated Reserves discounted at 25% per annum, as determined in good faith by the Company based upon the most recent estimates of proved and probable reserves and production rates and capital costs and using production prices on the first day of the calendar quarter in which the full and final payment occurs based on all of the forward monthly prices on the New York Mercantile Exchange for oil or natural gas, as the case may be, escalated at 3% per annum thereafter, less estimated transportation and other allowable costs.

     The WC 431 Notes mature on March 31, 2004, include a facility fee equal to 2% of the amount committed by each purchaser and bear interest at 12% per annum payable in quarterly installments due and payable 45 days after the end of each calendar quarter. The first three such quarterly installments shall be in the aggregate amount of accrued and unpaid interest on the loan balance through the end of the relevant calendar quarter. Thereafter quarterly payments in an amount equal to 75% of the Company's net revenue received during the relevant calendar quarter from the sale of WC 431 Dedicated Reserves plus the amount due in respect of the WC 431 Nominal Overriding Royalty Interest are payable 45 days after the end of each calendar quarter. Payments associated with such 75% of net revenue calculation are applied first to interest and then to the principal. As of December 31, 2001, amounts outstanding under the WC 431 Facility totaled $10,200,000 inclusive of the $200,000 facility fee.

     1996 EXPLORATION AND DEVELOPMENT FACILITY

     On November 25, 1996, the Company completed a financing referred to as the "Hall-Houston 1996 Exploration and Development Facility" (1996 Facility) through the private placement of $35,000,000 of 1996 12% Senior Secured Exploration and Development Facility Notes (1996 Notes), $1,500,000 of which was subscribed for by the Hall-Houston Employee Royalty Trust (see note 11). The 1996 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (1996 Agreement) dated November 1, 1996 which also provided for such purchasers to have rights to overriding royalty interests in certain oil and natural gas properties. The 1996 Facility provided financing for oil and natural gas exploration and development costs incurred by the Company within the domestic United States of America.

     The 1996 Facility was established with a revolving credit facility feature (1996 Revolver). Under the terms of the 1996 Agreement, in December 1998, the Company received approval to extend the 1996 Revolver for a one-year period resulting in a scheduled commitment termination date of December 31, 1999 at which time the 1996 Revolver converted to a term loan (1996 Term Loan) maturing on December 31, 2001. Through the term of the 1996 Revolver, amounts advanced under the 1996 Notes and subsequently repaid were available to be redrawn. The obligations under the 1996 Notes represent a general corporate obligation of the Company, but no financial covenant compliance or reserve coverage ratio obligations are imposed on the Company. On June 8, 2000, the Company paid in full amounts outstanding under the 1996 Notes and the 1996 Facility terminated. In connection with such termination, the balance of any funds on deposit in the cash collateral account for the 1996 Facility were released to the Company and all mortgages and other security interests were released.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     Outstanding advances under the 1996 Notes bore interest at 12% per annum payable quarterly in arrears beginning January 30, 1997. A commitment fee of 1/2 of 1% per annum on the undrawn commitment amount was also payable quarterly in arrears. During the term of the 1996 Revolver, amounts advanced under the 1996 Notes were deposited in a cash collateral account with such funds being available only for the payment of domestic oil and natural gas exploration and development costs incurred by the Company and for the payment of principal and accrued interest outstanding thereunder.

     Holders of the 1996 Notes also acquired rights to receive overriding royalty interests in the oil and natural gas properties on which funds from the cash collateral account for the 1996 Facility were spent. The right to an overriding royalty interest on any particular property was fully earned when the overriding royalty interest was created and the overriding royalty interest survives the repayment of the 1996 Notes. The amount of the overriding royalty interest on each property was 4%, proportionately reduced to the Company's interest in that property.

     1999 ACQUISITION AND DEVELOPMENT FACILITY

     On September 15, 1999, the Company completed a financing referred to as the "Hall-Houston 1999 Acquisition and Development Facility" (1999 Facility) through the private placement of $15,000,000 of 1999 12% Senior Secured East Cameron Blocks 88 and 89 Acquisition and Development Facility Notes (1999 Notes). The 1999 Notes were issued by the Company pursuant to a Note Purchase and Sale Agreement (1999 Agreement) dated September 1, 1999. Quarterly payments in an amount equal to 75% of the Company's net revenue from East Cameron Blocks 88 and 89 were payable 45 days after the end of each calendar quarter and payments were applied first to interest and then to the principal balance.

     The 1999 Agreement also provided for such purchasers to have rights to a 3% overriding royalty interest in East Cameron Blocks 88 and 89. Amounts advanced under the 1999 Notes were deposited in a cash collateral account with such funds being available only for the acquisition of an additional interest in the East Cameron Blocks 88 and 89 and for further development of the East Cameron 88 and 89 Blocks. On June 8, 2000, the Company paid in full amounts outstanding under the 1999 Notes and the 1999 Facility terminated.

(6) PRODUCTION PAYMENTS

     During 2001, 2000, and 1999, the Company was subject to volumetric production payment obligations created in favor of KCS Energy Services, Inc. (KCS Services) and KCS Energy Marketing, Inc. These obligations were created and subsequently supplemented between September 1994 and August 2000 in exchange for advance payments to the Company aggregating approximately $125,628,000. Of this amount, approximately $12,219,000 was received in 1994, approximately $20,181,000 was received in 1995, approximately $6,562,000 was received in 1996, approximately $17,370,000 was received in 1997, approximately $45,821,000 was received in 1998, approximately $17,765,000 was received in 1999 and the balance of $5,710,000 was received in 2000. These proceeds were received in exchange for the obligation to deliver a specified volume of natural gas production that, in the aggregate for the production payments, totaled 73,136,351 million British thermal units (MMbtu).

     Under the terms of these production payments, the aggregate delivery obligation from the committed oil and natural gas properties commenced in December 1994, continues through December 2002 and varies from month to month during that period, with recourse for the delivery obligation associated with each production payment being limited solely to the Company's interests in the oil and natural gas properties committed to that production payment (a number of oil and natural gas properties have depleted subsequent to being committed to the production payments). In August 1998, the Company sold a number of oil and natural gas properties committed to the production payment obligation. The buyer of the oil and natural gas properties assumed

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

delivery obligations of 29,606,288 MMbtu, and the Company was released from these future delivery obligations. Natural gas volumes are to be delivered from the Company's interest in the oil and natural gas properties committed to the production payment (at December 31, 2001, these included interests in East Cameron Block 160, High Island Block A-327, South Pelto Block 18, Vermilion Block 320 and West Cameron Block 149). The Company is scheduled to deliver 2,474,741 MMbtu during 2002 in fulfillment of the Company's remaining future delivery obligations under the volumetric production payments. Deferred revenue of approximately $4,055,000 and $12,303,000 at December 31, 2001 and 2000,
respectively relates to the production payments and such amounts are amortized to natural gas revenues as production volumes are delivered to KCS Services.

     During January 2000, KCS Services filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. During February 2001, KCS Services emerged from bankruptcy. Management of the Company does not believe that this will have any adverse impact on the Company's operations.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

     For purposes of estimating the fair value of financial instruments, the Company has determined that the carrying amounts recorded on the balance sheet approximate the fair value for cash and cash equivalents, accounts receivable and current liabilities. In making this determination, the Company considered the short-term maturity of those assets and liabilities. The following table details the carrying value and approximate fair value of the Company's long-term debt at December 31, 2001 and 2000.

                                    DECEMBER 31, 2001                DECEMBER 31, 2000
                              ------------------------------   ------------------------------
                               CARRYING     APPROXIMATE FAIR    CARRYING     APPROXIMATE FAIR
                                 VALUE           VALUE            VALUE           VALUE
                              -----------   ----------------   -----------   ----------------
Long-term debt (see note
  5)........................  $80,156,000     $80,156,000      $36,000,000     $40,203,000

     The fair value of the fixed-rate long-term debt as of December 31, 2001 was estimated by assessing the consideration received by holders of such long-term debt in the Energy Partners, Ltd. merger and acquisition of the Company (see note 17) and the consideration received by holders of such long-term debt who did not elect to participate in the merger and acquisition. The fair value of the fixed-rate long-term debt as of December 31, 2000 was estimated by discounting the principal and interest payments at rates available for debt of similar terms and maturity.

(8) MANDATORILY REDEEMABLE PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of Redeemable Preferred Stock with a $0.01 par value per share and a $100 liquidation value per share. Issued and outstanding shares were 180,038 at December 31, 2001 and 2000, respectively. The Redeemable Preferred Stock has the following features:
(i) a dividend rate of $10 per share per annum, payable quarterly; (ii) dividends could, at the Company's option, be paid through September 1998 in shares of Redeemable Preferred Stock at a price of $100 per share; and (iii) dividends in arrears accrue at a rate of $12.50 per share per annum until such dividends in arrears are paid. The Company has been in arrears in payment of cash dividends on its Redeemable Preferred Stock since July 30, 2001 and as of December 31, 2001 accrued dividends in arrears total approximately $1,688,000 which are included in the accompanying 2001 consolidated balance sheet in accounts payable and accrued liabilities.

     The holders of the Redeemable Preferred Stock are entitled to elect three directors to the board of directors. The board of directors is restricted to nine members with the balance of up to six members to be elected by the holders of Series A Common Stock. Each share of Redeemable Preferred Stock is currently convertible into 15.87 shares of the Company's Series A Common Stock.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     The Company currently can, at its option, redeem on a non pro-rata basis the Redeemable Preferred Stock at a redemption price of $100 per share plus accrued and unpaid dividends. Optional redemption offers to any management shareholder (defined as Gary L. Hall, Wayne P. Hall or Bruce R. Sidner) may only be made on a pro-rata basis to all holders. At December 31, 2001 and 2000, the Redeemable Preferred Stock was subject to mandatory redemption in three equal installments on August 15, 2001, 2002, and 2003 with a redemption price of $100 per share plus accrued and unpaid dividends. The Company was statutorily unable to redeem one-third of the outstanding Redeemable Preferred Stock on August 15, 2001 as provided by its terms.

(9) STOCK WARRANTS

     Warrants to purchase 1,577,521 shares of Series B Nonvoting Common Stock expired unexercised on August 15, 2001. Such warrants had been outstanding with a predecessor of Chase Bank and had been issued in connection with a prior lending transaction. The warrants had an initial exercise price of $5.00 per share, subject to adjustment, and were exercisable during the ten-year period following their issuance.

(10) EARNINGS PER SHARE

     Presented below is a reconciliation of income and shares for purposes of computing basic and diluted earnings per share.

                                                      YEAR ENDED DECEMBER 31,
                           -----------------------------------------------------------------------------
                                     2001                      2000                       1999
                           ------------------------   -----------------------   ------------------------
                               LOSS        SHARES       INCOME       SHARES         LOSS        SHARES
                           ------------   ---------   -----------   ---------   ------------   ---------
Income (loss) per common
  share -- basic.........  $(17,362,000)  3,175,489   $20,084,000   3,175,489   $(18,426,000)  3,175,489
Convertible preferred
  stock..................            --          --     1,913,000   2,857,203             --          --
Income (loss) per common
  share -- diluted.......  $(17,362,000)  3,175,489   $21,997,000   6,032,692   $(18,426,000)  3,175,489

     For all periods presented, the stock warrants were considered to be anti-dilutive in computing diluted earnings per share.

(11) HALL-HOUSTON EMPLOYEE ROYALTY TRUST

     In 1988, the Company established a grantor trust (Employee Royalty Trust) for the purpose of providing deferred compensation for management and employees and subsequently transferred to the Employee Royalty Trust certain overriding royalty interests in unproved oil and natural gas leases. The Employee Royalty Trust is consolidated with the Company for financial statement and income tax purposes.

     During 2000, the Employee Royalty Trust sold its overriding royalty interests in certain oil and natural gas properties to an unaffiliated purchaser for approximately $136,000 and increased its deferred compensation obligation by the same amount. The gains on the sale of Employee Royalty Trust overriding royalty interests and the related employee compensation in an equal amount are eliminated for financial reporting purposes. In addition, during 2001 and 2000 the Employee Royalty Trust received distributions of approximately $48,000 and $50,000, respectively, from a trust associated with the Company's 1996 Facility (see note 5) and increased its deferred compensation obligation by the same amount. The distributions and the related employee compensation in an equal amount are eliminated for financial reporting purposes. During 2000, the Employee Royalty Trust distributed approximately $1,036,000 as compensation to management and employees in the form of cash bonuses.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     During 1996, the Employee Royalty Trust participated in the Company's 1996 Facility (see note 5) by committing to advance funds, with such borrowings to be evidenced by a $1,500,000 1996 Note issued by the Company. The Company repaid all amounts outstanding to the Employee Royalty Trust under such borrowing and interest of approximately $79,000 during 2000. In addition, during 2001 and 2000 the Employee Royalty Trust made short-term loans to the Company for $5,800,000, which bear interest at prime plus 3% per annum. On January 15, 2002, the Employee Royalty Trust sold the promissory notes totaling $5,800,000, including the right to payment of all indebtedness (both principal and interest), and overriding royalty interests it held to Energy Partners, Ltd. (see note 17). The Company paid interest of approximately $159,000 associated with such borrowings during 2000. The note receivable of the Employee Royalty Trust and the note payable of the Company to the Employee Royalty Trust have been eliminated for financial reporting purposes. As of December 31, 2001 and 2000, the Employee Royalty Trust held cash of approximately $267,000 and $56,000, respectively. In addition, as of December 31, 2000, the Employee Royalty Trust had investments of approximately $19,000 available for distribution.

(12) RELATED PARTY TRANSACTIONS

     During 2001, an entity affiliated with a director of the Company made a short-term loan to the Company of $5,000,000 (see note 4) of which $4,000,000 had been advanced and was outstanding as of December 31, 2001. The Note is due on January 31, 2002, bears interest at 10% per annum and is secured by the Company's interest in certain oil and natural gas properties.

     During 2001, Wayne P. Hall and Bruce R. Sidner (each an officer, director, and shareholder in the Company) and an entity affiliated with Gary L. Hall (an officer, director, and controlling shareholder in the Company) guaranteed a loan made to the Company by a commercial bank (see note 4), which guarantee was collateralized by assets pledged by two such persons. Such parties received no consideration for guaranteeing the Company's loan.

     During 2001, an entity affiliated with a director of the Company participated in the Company's WC 431 Facility (see note 5) by advancing $4,000,000 with such borrowings being evidenced by a $4,080,000 WC 431 Note inclusive of the $80,000 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled $4,080,000 inclusive of the facility fee. Terms of such WC 431 Note were identical to those of other participants in the Company's WC 431 Facility.

     During 2001, an entity affiliated with a director of the Company participated in the Company's EC 263 Facility (see note 5) by advancing $1,920,000 with such borrowings being evidenced by a $1,958,400 EC 263 Note inclusive of the $38,400 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled approximately $1,901,000 inclusive of the facility fee. Terms of such EC 263 Note were identical to those of other participants in the Company's EC 263 Facility.

     During 2001, various officers and directors and entities affiliated with them participated in the Company's EC 161 Facility (see note 5) by advancing $8,000,000 with such borrowings being evidenced by $8,160,000 of EC 161 Notes inclusive of the $160,000 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled approximately $7,384,000 inclusive of the facility fee. Terms of such EC 161 Notes were identical to those of other participants in the Company's EC 161 Facility.

     During 2000, various officers and directors and entities affiliated with them participated in the Company's 2000 Facility (see note 5) by committing to advance $10,500,000 with such borrowings being evidenced by $10,710,000 of 2000 Notes inclusive of the $210,000 facility fee. As of December 31, 2001, amounts outstanding thereunder totaled $10,710,000 inclusive of the facility fee. Terms of such 2000 Notes were identical to those of other participants in the Company's 2000 Facility.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     During 2000, various officers and directors and entities affiliated with them participated in the Company's ST 185 Facility (see note 5) by advancing $9,100,000 with such borrowings being evidenced by $9,282,000 of ST 185 Notes inclusive of the $182,000 facility fee. As of December 31, 2001 amounts outstanding thereunder totaled approximately $6,651,000 inclusive of the facility fee. Terms of such ST 185 Notes were identical to those of other participants in the Company's ST 185 Facility.

     During 1999, a director, entities affiliated with an officer and an entity affiliated with a director participated in the Company's 1999 Facility (see note
5) by advancing $6,350,000 with such borrowings being evidenced by $6,350,000 of 1999 Notes (which amount was repaid in full in 2000, with no amounts remaining outstanding as of December 31, 2000). The terms of such 1999 Notes were identical to those of other participants in the Company's 1999 Facility.

     During 1999, an entity consisting primarily of various officers, directors, and affiliated entities purchased for approximately $2,306,000 overriding royalty interests in a number of oil and natural gas properties from the Employee Royalty Trust (see note 11). The entity also purchased for approximately $194,000 overriding royalty interests in two oil and natural gas properties from the Company.

     During 1996, various officers, directors, and affiliated entities (other than the Employee Royalty Trust, which is discussed in note 11) participated in the Company's 1996 Facility (see note 5) by committing to advance $16,800,000 (which was subsequently increased to approximately $16,852,000 in 1998), with such borrowings being evidenced by $16,852,000 of 1996 Notes (under which $16,849,000 had been advanced and was subsequently repaid in full in 2000, with no amounts remaining outstanding as of December 31, 2000). The terms of such 1996 Notes were identical to those of other participants in the Company's 1996 Facility.

     Gary L. Hall (an officer, director, and controlling shareholder in the Company), certain of his relatives and affiliated entities, Bruce R. Sidner, Wayne P. Hall, and John H. Peper (each an officer, director, and shareholder in the Company) and entities affiliated with W.P. Dillard (a director and shareholder of the Company) have participated as working interest owners in various oil and natural gas properties in which the Company also owned and, in certain instances presently owns, an interest. Amounts due from such persons were approximately $381,000 and $358,000 as of December 31, 2001 and 2000, respectively.

     The Company has entered into master service agreements, master time charter agreements and production management agreements with certain holders of the Company's securities. In particular, the Company has such an agreement with a entity affiliated with a member of the Company's board of directors. Under these agreements, the relevant holders provide goods and services on a nonexclusive basis as requested by the Company in its drilling and production operations. In certain cases, amounts paid by the Company under these agreements are material to the Company or relevant supplier. Amounts outstanding under such agreements were approximately $3,108,000 and $471,000 as of December 31, 2001 and 2000, respectively.

(13) INCOME TAXES

     Components of income tax benefit for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                                    2001          2000         1999
                                                ------------   -----------   ---------
Current expense (benefit).....................  $   (879,000)  $ 1,049,000   $(122,000)
Deferred expense (benefit)....................    (9,656,000)   (2,791,000)         --
                                                ------------   -----------   ---------
          Total...............................  $(10,535,000)  $(1,742,000)  $(122,000)
                                                ============   ===========   =========

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     Reconciliations of the United States federal statutory rate to the Company's effective rate of income (loss) are as follows:

                                                             PERCENTAGE OF PRETAX EARNINGS
                                                             ------------------------------
                                                               2001       2000       1999
                                                             --------   --------   --------
Federal statutory rate.....................................   (35.00)%    35.00%    (35.00)%
Change in valuation allowance for deferred tax assets......    (3.52)    (43.55)     34.25
Other......................................................    (2.38)     (0.05)        --
                                                              ------     ------     ------
Effective tax rate.........................................   (40.90)%    (8.60)%    (0.75)%
                                                              ======     ======     ======

     At December 31, 2001 the Company had entered into a merger agreement (see note 17). The Company and the purchaser will make an election under IRC Section 338 to treat the sale of the Company as a sale of the Company's assets at which time the Company will recognize a gain and will use a majority of its net operating losses. Therefore, the Company recorded a benefit for a portion of its deferred tax assets as of December 31, 2001. The Company has determined that it is more likely than not that a portion of the deferred tax assets will not be realized and has recorded a valuation allowance for those amounts. During 2001 and 2000, the valuation allowance decreased by approximately $907,000 and $8,820,000, respectively.

     The components of net deferred tax assets at December 31, 2001 and 2000 are as follows:

                                                                2001          2000
                                                             -----------   -----------
Net operating loss carryforwards...........................  $ 7,964,000   $        --
Oil and natural gas property differences...................    4,744,000     3,428,000
Compensation accrual.......................................    2,304,000     1,979,000
Alternative minimum tax credits............................    1,935,000     2,791,000
                                                             -----------   -----------
                                                              16,947,000     8,198,000
Valuation allowance on deferred tax assets.................   (4,500,000)   (5,407,000)
                                                             -----------   -----------
Net deferred tax assets....................................  $12,447,000   $ 2,791,000
                                                             ===========   ===========

     Temporary differences between the financial and tax basis of the Company's deferred tax assets and liabilities are principally related to differences in the financial statement amounts and tax basis amounts for oil and natural gas properties due to differences in determining depletion, depreciation, and amortization, intangible drilling costs, abandonments, and lease impairments. The tax effect of alternative minimum tax credit carryforwards available to the Company for tax purposes have been measured as deferred tax assets.

     At December 31, 2001, the Company has approximately $22,755,000 in net operating loss carryforwards, which expire beginning in the year 2012.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

(14) LEASES

     The Company leases office space under a noncancelable operating lease which expires on April 30, 2002. The Company amended such lease agreement in 2002. Future minimum annual lease payments are as follows under such amended agreement:

                                                                 RENTAL
                                                                PAYMENTS
                                                               ----------
2002........................................................   $  611,000
2003........................................................      703,000
2004........................................................      715,000
2005........................................................      727,000
2006........................................................      738,000
Thereafter..................................................    1,767,000
                                                               ----------
                                                               $5,261,000
                                                               ==========

     The Company incurred rent expense of approximately $423,000, $391,000, and $396,000 during the years ended December 31, 2001, 2000, and 1999, respectively.

(15) EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan for the benefit of its employees. The Company's contribution to the 401(k) plan is discretionary. The Company did not elect to make a contribution for 2001 and the Company contribution committed for 2000 amounted to approximately $352,000. During 2001, the Company contributed approximately $352,000 in cash in satisfaction of the Company's 2000 401(k) contribution commitment.

(16) CONTINGENCIES

     The Company has been named as a defendant in various lawsuits incidental to the nature of its operations. There are also certain commitments and uncertainties related to its normal operations or incidental to the property sales previously made by the Company. Management believes that there are no commitments, uncertainties or contingent liabilities that will have a material adverse effect on the consolidated financial position or results of operations of the Company, although it is possible that new information or future developments could require the Company to reassess its potential exposure related to these matters.

(17) AGREEMENT AND PLAN OF MERGER

     On January 15, 2002, the Company was acquired by Energy Partners, Ltd.
(EPL) and became a wholly owned subsidiary of EPL.

     Holders of the Company's long-term debt tendered approximately $76,742,000 of such debt in exchange for a combination of approximately $38,371,000 in newly-issued EPL 11% Senior Subordinated Notes and approximately 383,707 shares of newly-issued EPL Exchangeable Convertible Preferred Stock which has a liquidation preference of $100 per share. The balance of the Company's non-tendered debt of approximately $3,414,000 was retired for cash. Holders of the Company's debt also received cash in payment of accrued interest of approximately $2,841,000. Holders of classes of debt with nominal overriding royalty interests (see note 5) also received approximately $984,000 in accordance with the terms of the applicable credit facility.

     Common shareholders exchanged their stock for $150,000 in cash and warrants to purchase 1,000,000 shares of EPL common stock.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     Redeemable Preferred shareholders exchanged their stock for $225,000 in cash and warrants to purchase 1,500,000 shares EPL common stock. Redeemable Preferred shareholders also received the right to 75% of contingent consideration, the value of which will not exceed $50,000,000, related, in general, to the before tax present value of future proved reserve additions from exploratory prospect acreage held by the Company on January 15, 2002. The Redeemable Preferred shareholders relinquished their rights to dividends in arrears and redemption obligations beyond the cash and securities received as merger consideration.

     Contemporaneously with the acquisition, the Company issued 125,000 shares of 2002 Preferred Stock in exchange for the working interests held by certain entities affiliated with Gary L. Hall (an officer, director, and controlling shareholder in the Company), and Bruce R. Sidner, Wayne P. Hall and John H. Peper (each an officer, director, and shareholder in the Company). The 2002 Preferred shareholders then exchanged their stock for warrants to purchase 500,000 shares of EPL common stock. The 2002 Preferred Stock shareholders also received the right to 25% of contingent consideration, the value of which will not exceed $50,000,000, related, in general, to the before tax present value of future proved reserve additions from exploratory prospect acreage held by the Company on January 15, 2002.

     The Employee Royalty Trust exchanged promissory notes totaling $5,800,000, including the right to payment of all indebtedness (both principal and interest), and overriding royalty interests held by it for $250,000 in cash and warrants to purchase 1,000,000 shares of EPL common stock.

     The trusts associated with the Company's 2000 Facility and 1996 Facility received approximately $1,100,000 in cash and 574,931 shares of EPL common stock in exchange for the overriding royalty interests held by such trusts.

(18) SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

     Users of this information should be aware that the process of estimating quantities of proved and proved developed natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering, and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

     Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological, and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     The following table sets forth the Company's net proved reserves, including the changes therein, and proved developed reserves:

                                                                               CRUDE
                                                             NATURAL GAS   OIL/CONDENSATE
                                                               (MMCF)        (BARRELS)
                                                             -----------   --------------
Proved developed and undeveloped reserves:
  December 31, 1998........................................     11,523         120,185
     Purchases of reserves in place........................     16,169         329,186
     Sale of reserves......................................    (29,918)             --
     Extension, discoveries, and other additions...........     61,791         703,297
     Production............................................     (1,415)        (58,509)
                                                               -------       ---------
  December 31, 1999........................................     58,150       1,094,159
     Purchases of reserves in place........................         --              --
     Sale of reserves......................................    (39,925)       (438,067)
     Extension, discoveries, and other additions...........     26,598        (175,639)
     Production............................................     (3,825)        (85,984)
                                                               -------       ---------
  December 31, 2000........................................     40,998         394,469
     Purchases of reserves in place........................         --              --
     Sale of reserves......................................     (5,273)       (302,236)
     Extension, discoveries, and other additions...........     25,319         238,028
     Production............................................     (6,170)        (33,476)
                                                               -------       ---------
  December 31, 2001........................................     54,874         296,785
                                                               =======       =========
Proved developed reserves:
  December 31, 1999........................................     40,846         644,950
  December 31, 2000........................................     23,268         351,590
  December 31, 2001........................................     38,082         296,785

     Capitalized costs for oil and natural gas producing activities consist of the following:

                                                       YEAR ENDED DECEMBER 31,
                                               ----------------------------------------
                                                   2001          2000          1999
                                               ------------   -----------   -----------
Proved properties............................  $143,744,000   $81,086,000   $77,115,000
Unproved properties..........................     5,647,000     5,289,000     6,390,000
Accumulated depreciation, depletion,
  impairment, and amortization...............   (64,762,000)  (41,242,000)  (39,282,000)
                                               ------------   -----------   -----------
          Net capitalized costs..............  $ 84,629,000   $45,133,000   $44,223,000
                                               ============   ===========   ===========

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     Costs incurred for oil and natural gas property acquisition, exploration, and development activities for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                                   2001          2000          1999
                                                -----------   -----------   -----------
Acquisition...................................  $ 3,146,000   $ 1,826,000   $ 9,174,000
Exploration...................................   53,606,000    17,189,000    29,143,000
Development...................................   23,289,000    17,209,000    15,693,000
                                                -----------   -----------   -----------
          Total costs incurred................  $80,041,000   $36,224,000   $54,010,000
                                                ===========   ===========   ===========

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO RESERVES

     The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 (SFAS No. 69), Disclosures about Oil and Natural Gas Producing Activities. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company's oil and natural gas properties.

     The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and
(4) future net revenues may be subject to different rates of income taxation.

     Under the standardized measure, future cash inflows were estimated by applying period-end oil and natural gas prices adjusted for fixed and determinable escalations to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS 69.

     Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

                   HALL-HOUSTON OIL COMPANY AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999

     The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

                                                2001            2000           1999
                                            -------------   -------------   -----------
Future cash inflows.......................  $ 148,609,000   $ 401,737,000   $156,169,000
Future production costs...................    (21,312,000)    (18,394,000)  (25,739,000)
Future development and abandonment
  costs...................................    (27,852,000)    (28,399,000)  (30,981,000)
Future income tax expense.................             --    (106,151,000)   (9,920,000)
                                            -------------   -------------   -----------
Future net cash flows after income
  taxes...................................     99,445,000     248,793,000    89,529,000
10% annual discount for estimated timing
  of cash flows...........................    (20,161,000)    (61,293,000)  (18,056,000)
                                            -------------   -------------   -----------
Standardized measure of discounted future
  net cash flows..........................  $  79,284,000   $ 187,500,000   $71,473,000
                                            =============   =============   ===========

     A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves for the years ended December 31, 2001, 2000, and 1999 are as follows:

                                               2001            2000            1999
                                           -------------   -------------   ------------
Beginning of the period..................  $ 187,500,000   $  71,473,000   $  4,830,000
Sales, net of production costs...........    (14,386,000)     (8,333,000)     2,563,000
Purchases of reserves in place...........             --              --     18,633,000
Net changes in prices and production
  costs..................................   (202,112,000)    330,809,000    (15,660,000)
Extensions, discoveries, and improved
  recovery, net of future production
  costs..................................     32,469,000     159,641,000     93,243,000
Change in estimated future development
  costs..................................     (1,321,000)    (11,076,000)       121,000
Development costs incurred...............     23,289,000      17,209,000     15,693,000
Revision in quantity estimates...........     11,904,000       4,459,000     (4,689,000)
Accretion of discount....................     26,065,000       7,167,000        483,000
Net change in income taxes...............     73,147,000     (72,950,000)      (197,000)
Sales of reserves in place...............    (16,006,000)    (62,521,000)   (51,482,000)
Changes in production rates and other....    (41,265,000)   (248,378,000)     7,935,000
                                           -------------   -------------   ------------
End of period............................  $  79,284,000   $ 187,500,000   $ 71,473,000
                                           =============   =============   ============

     The computation of the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves at December 31, 2001 was based on period-end prices which approximated $2.65 per Mcf for natural gas and $20.14 per barrel for crude oil.

ANNEX A
[MERRILL LYNCH BULL LOGO]

                                                               December 16, 2001

Board of Directors
Energy Partners, Ltd.
201 E. St. Charles Avenue
Suite 3600
New Orleans, LA 70170

Attention: Richard A. Bachmann

Members of the Board of Directors:

     Energy Partners, Ltd. (the "Company"), Newco, a wholly owned subsidiary of the Company (the "Purchaser") and Hall-Houston Oil Company (the "Subject Company") propose to enter into an agreement and plan of merger substantially in the form of the draft dated December 16, 2001 (the "Agreement") pursuant to which the Purchaser will be merged with and into the Subject Company in a transaction (the "Acquisition Transaction") in which (a) each outstanding share of the Subject Company's Series A Common Stock, par value $0.01 per share, and Series B Nonvoting Common Stock, par value $0.01 per share (the "Common Shares"), will be entitled to receive (1) $0.047237 in cash, (2) 0.2361842 warrants to purchase shares of the common stock, par value $0.01 per share, of the Company (the "Company Shares") at an exercise price of $11.00 per share (the "$11 Warrants"), and (3) 0.078728 warrants to purchase Company Shares at an exercise price of $9.00 per share (the "$9 Warrants") and (b) each outstanding share of the Subject Company's Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Shares"), will be entitled to receive (1) $1.249736 in cash, (2) its pro rata share of 75% of the earnout (as described in the Agreement), (3) 6.248681 $11 Warrants, and (4) 2.082894 $9 Warrants. Pursuant to certain other documents to be entered into among the parties (together with the Agreement, the "Transaction Documents"), the Company will also acquire (a) from certain third party affiliates of the Subject Company all of their working and net revenue interests and other rights relating to exploitation, production and operation of oil and gas leases, contracts and wells owned, leased or operated by the Subject Company and its subsidiaries for aggregate consideration of (1) 125,000 $9 Warrants, (2) 375,000 $11 Warrants, and (3) 25% of the earnout, and
(b) from other third party affiliates of the Subject Company all of their overriding royalty interests and other rights relating to exploitation, production and operation of oil and gas leases, contracts and wells owned, leased or operated by the Subject Company and its subsidiaries for aggregate consideration of (1) $1,100,002.41 in cash and (2) 574,931 Company Shares. In addition, the Company will acquire certain promissory notes and overriding royalty interests from a Subject Company employee royalty trust in exchange for aggregate consideration of (1) $250,000 in cash, (2) 250,000 $9 Warrants, (3) 750,000 $11 Warrants. Finally, holders of the outstanding debt of the Subject Company will consent to receive (1) five (5) shares of the Company's Series D Exchangeable Convertible Preferred Stock ("Convertible Preferred Stock") and (2) $500 aggregate principal amount of the Company's 11% Senior Subordinated Notes due 2008 ("Senior Subordinated Notes") per $1,000 principal amount of Subject Company debt, plus cash in full payment for nominal overriding royalty interests associated with certain of such Subject Company debt and cash equal to accrued and unpaid interest on such debt. It is a condition to the completion of the Acquisition Transaction that the holders of at least 80% of the Subject Company's outstanding debt be tendered for exchange by January 14, 2002. The merger and other consideration referred to in the preceding three sentences is referred to herein as the "Consideration". The terms and conditions of the Acquisition Transaction are more fully set forth in the Transaction Documents.

     You have asked us whether, in our opinion, the Consideration to be paid by the Company pursuant to the Acquisition Transaction is fair to the Company from a financial point of view.

[MERRILL LYNCH BULL LOGO]

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Subject Company's audited financial information for the two fiscal years ended December 31, 2000 and the Subject Company's unaudited financial information for the ten months ended October 31, 2001 provided to us by the Subject Company;

          (2) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Subject Company and the Company furnished to us by the Subject Company and the Company;

          (4) Reviewed the report prepared by Ryder Scott Company, L.P. and furnished to us by the Company in connection with certain proved reserve data of the Subject Company as well as information relating to potential future drilling sites and the probable, possible and potential exploration reserves therefrom;

          (5) Conducted discussions with members of senior management and representatives of the Subject Company and the Company concerning the matters described in clauses 1, 2, 3 and 4 above, as well as the businesses and prospects of both the Subject Company and the Company before and after giving effect to the Acquisition Transaction;

          (6) Reviewed the results of operations of the Company and the Subject Company and compared them with those of certain companies which we deemed to be relevant;

          (7) Compared the proposed financial terms of the Acquisition Transaction with the financial terms of certain other transactions which we deemed to be relevant;

          (8) Participated in certain discussions and negotiations among representatives of the Company and the subject Company and their financial and legal advisors;

          (9) Considered the pro forma effect of the Acquisition Transaction() on the Company's capitalization ratios and earnings, cash flow and book value per share;

          (10) Reviewed the Transaction Documents;

          (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information that was supplied or otherwise made available to us by the Subject Company or the Company, or discussed with or reviewed by or for us, or that is publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Subject Company or the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Subject Company or the Company. With respect to the financial forecast information furnished to or discussed with us by the Subject Company or the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be. In addition, we have assumed that the reserve reports and other reserve information of the Subject Company which we reviewed have been reasonably prepared and reflect the best currently available estimates of management of the Subject Company and the Company as to the Subject Company's reserves, future production and associated costs. We have made no independent investigation of any legal matters or accounting advice given to the Subject

[MERRILL LYNCH BULL LOGO]

Company or the Company and their respective boards of directors, including, without limitation, advice as to the accounting and tax consequences of the Acquisition Transaction.

     In rendering this opinion, we have also assumed, with your permission: (1) that the terms and provisions contained in the final form of the Agreement and the other Transaction Documents will not differ from those contained in the drafts of those documents we have heretofore reviewed with respect to any matter material to our opinion expressed herein; (2) that the conditions to the consummation of the Acquisition Transaction will be satisfied without material expense; and (3) the veracity of the representations and warranties of the parties contained in the Agreement and the other Transaction Documents.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Acquisition Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition Transaction.

     This opinion is for the use and benefit of the Board of Directors of the Company and shall not be used for any other purpose. It does not address the merits of the underlying decision by the Company to engage in the Acquisition Transaction. This opinion is not intended to be relied upon or confer any rights or remedies upon any employee, creditor, shareholder or other equity holder of the Company, or any other party. This opinion may not be reproduced, disseminated, quoted, summarized or referred to at any time or in any manner, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates be made by the Company or any of its affiliates without our prior written consent.

     We are not expressing any opinion herein as to the prices at which the Company Shares or any other securities of the Company will trade following the announcement or consummation of the Acquisition Transaction.

     We are acting as financial advisor to the Company in connection with the Acquisition Transaction and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Acquisition Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Acquisition Transaction is fair from a financial point of view to the Company.

                                  Very truly yours,
                                  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                              INCORPORATED

                                  FORM OF PROXY

                              ENERGY PARTNERS, LTD.
                                    PROXY FOR
                         SPECIAL MEETING OF STOCKHOLDERS


                                 JUNE 25, 2002




THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of Energy Partners, Ltd., a Delaware corporation ("EPL" or "the Company"), hereby appoints Richard A. Bachmann and Gary L. Hall, or either of them, as proxies, each with power to act without the other and with full power of substitution, on behalf of the undersigned to vote the number of shares of Common Stock of EPL that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Energy Partners, Ltd. to be held on Tuesday, June 25, 2002 at 9:00 A.M., Central Daylight Saving Time, at the Company's Principal Executive Offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 and at any adjournment or postponement thereof, on the following matters:


                 (Continued and to be signed on the other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. Receipt of the proxy statement, dated May 23, 2002, is hereby acknowledged.


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the board of directors' recommendation. The proxies cannot vote your shares unless you sign and return this card.

(1) Proposal to approve the merger of a subsidiary of the Company with Hall-Houston Oil Company, the exchange or repayment of Hall-Houston's outstanding long-term debt and the purchase of overriding royalty interests owned by Hall-Houston affiliates in specified oil and gas properties.

               [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

(2) To consider and take action upon any other matter which may properly come before the meeting and any adjournment or postponement thereof.

               [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.


--------------------------------------------------------------------------------
                           Signature of Stockholder(s)


--------------------------------------------------------------------------------
                           Signature of Stockholder(s)

                               Date ________, 2002

PLEASE MARK, SIGN, DATE AND RETURN USING THE ENCLOSED ENVELOPE.